    As filed with the Securities and Exchange Commission on October 10, 1997.
                                                     Registration No. 333-32459

 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 2
                                       to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
             (Exact name of registrant as specified in its charter)


      South Carolina                             6711                     57-0824914
(State or other jurisdiction          (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)       Identification No.)

                              102 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-7900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                William S. Hummers, III, Executive Vice President
                           Carolina First Corporation
                              102 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-7913
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         William P. Crawford, Jr., Esq.
                     Wyche, Burgess, Freeman & Parham, P.A.
                               Post Office Box 728
                      Greenville, South Carolina 29602-0728
                           (864) 242-8200 (telephone)
                           (864) 235-8900 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                                         _
Instruction G, check the following box. |_|



                                                 CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                         Proposed Maximum        Proposed Maximum                  Amount
Title of Each Class                    Amount to         Offering Price          Aggregate                   of Registration
of Securities to be Registered         be Registered     Per Unit (1)            Offering Price(1)                Fee (2)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock                             5,265,885             $14.81              $77,987,756.85                $23,632.62(3)
(par value $1.00 per share)
=============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(1), the Proposed Maximum Aggregate Offering Price has been determined based upon the market value of the First Southeast Financial Corporation common stock to be received by Carolina First Corporation in the Merger. The market value of the First Southeast Financial Corporation common stock to be received by Carolina First Corporation in the Merger has been calculated based upon the average of the high and low sales prices of the First Southeast Financial Corporation common stock as reported on the Nasdaq National Market on July 23, 1997.

(2)     Calculated pursuant to Rule 457(f).


(3)     Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      FIRST SOUTHEAST FINANCIAL CORPORATION
                              201 North Main Street
                         Anderson, South Carolina 29621


                                                              October 15, 1997

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of First Southeast Financial Corporation ("First Southeast Special Meeting") to be held at the main office of First Southeast Financial Corporation ("First Southeast") located at 201 North Main Street, Anderson, South Carolina 29621, on Tuesday, November 18, 1997, at 10:00 a.m., local time.

      At the First Southeast Special Meeting you will be asked to consider and vote upon the Reorganization Agreement ("Reorganization Agreement") by and among First Southeast, First Federal Savings and Loan Association of Anderson ("First Federal"), Carolina First Corporation and Carolina First Bank, dated as of July 1, 1997. If the Reorganization Agreement is approved by holders of a majority of the outstanding shares of common stock of First Southeast (and certain other conditions are met), First Southeast will be merged with and into a subsidiary of Carolina First Corporation ("Merger"), which will then be merged into Carolina First Corporation. As soon as practicable thereafter, First Federal will be merged into Carolina First Bank, with Carolina First Bank as the surviving bank. In connection with the Merger, First Southeast shareholders will receive 1.00 share of Carolina First Corporation common stock for each share of First Southeast common stock held by them, subject to possible adjustments under certain circumstances depending on the average closing prices of Carolina First Corporation common stock during a ten trading-day period immediately prior to the closing date. Neither First Southeast nor Carolina First Corporation can predict the movement in the closing price of Carolina First Corporation common stock prior to closing. On October 8, 1997, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $23.31 per share. Had the Merger closed on October 8, 1997, First Southeast shareholders would have received 0.758 shares of Carolina First Corporation common stock in exchange for each of their shares of First Southeast common stock. As a result of the significant increase in the price of Carolina First Corporation's common stock since the date of the Reorganization Agreement and the impact on the Conversion Ratio, First Southeast strongly attempted to renegotiate the calculation of the Conversion Ratio. These efforts were rejected by Carolina First Corporation. For further discussion, see "The Proposed Transaction-Background and Reasons for the Reorganization Agreement". You are invited to call Carolina First Corporation at 1-800-951-2699, extension 5-1200 to get a voice mail recording stating the current Conversion Ratio (as hereinafter defined) at the close of the most recent business day, which would determine the number of shares of Carolina First Corporation common stock that First Southeast shareholders would have received in exchange for each share of their First Southeast common stock had the Merger been consummated on that day. Neither Carolina First Corporation nor First Southeast can predict what the actual Conversion Ratio on the Closing Date will be. In connection with the Reorganization Agreement, the current operations of First Federal (First Southeast's wholly-owned thrift subsidiary) would become part of the banking operations of Carolina First Bank (Carolina First Corporation's wholly-owned commercial bank subsidiary). The Reorganization Agreement is described in detail in the accompanying Joint Proxy Statement/Prospectus and is attached as Exhibit A thereto. Enclosed herewith are the Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus and a Proxy for use in connection with the First Southeast Special Meeting. The Joint Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank, First Southeast and First Federal, and other information. You are urged to consider carefully the entire Joint Proxy Statement/Prospectus, including the exhibits thereto.


      THE BOARD OF DIRECTORS OF FIRST SOUTHEAST BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF FIRST SOUTHEAST AND ITS SHAREHOLDERS AND

UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT.


      Because the affirmative vote of holders of at least a majority of the issued and outstanding shares of First Southeast common stock is required to approve the Reorganization Agreement, it is important that your shares of First Southeast common stock be represented at the First Southeast Special Meeting, whether or not you are personally able to attend. A failure to vote, either by not returning the enclosed Proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against the Reorganization Agreement. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the First Southeast Special Meeting, you may vote shares of which you are the record owner in person, even if you have already returned your Proxy.

                                 Sincerely,


                                 David C. Wakefield, III
                                 President and Chief Executive Officer

                      FIRST SOUTHEAST FINANCIAL CORPORATION
                              201 North Main Street
                         Anderson, South Carolina 29621



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 18, 1997





TO THE SHAREHOLDERS OF FIRST SOUTHEAST FINANCIAL CORPORATION:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First Southeast Financial Corporation ("First Southeast Special Meeting") to be held at the main office of First Southeast Financial Corporation ("First Southeast") located at 201 North Main Street, Anderson, South Carolina 29621, on Tuesday, November 18, 1997, at 10:00 a.m., local time, for the following purposes:


      1. Consideration of the Reorganization Agreement. To consider and vote upon a proposal to adopt the Reorganization Agreement ("Reorganization Agreement") dated as of July 1, 1997, between Carolina First Corporation, Carolina First Bank, First Southeast and First Federal Savings and Loan Association of Anderson ("First Federal"), pursuant to which First Southeast will be merged into a subsidiary of Carolina First Corporation and First Southeast shareholders will receive Carolina First Corporation common stock in exchange for their shares of First Southeast common stock ("Merger"), all on and subject to the terms and conditions contained therein.

      2. Other Business. To transact such other business as may properly come before the First Southeast Special Meeting or any adjournments thereof.


      Only shareholders of record at the close of business on September 22, 1997, are entitled to notice of and to vote at the First Southeast Special Meeting or any adjournments thereof. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of First Southeast common stock is required to approve the Reorganization Agreement. All shareholders, whether or not they expect to attend the First Southeast Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder
(i) by giving written notice to the Secretary of First Southeast at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the First Southeast Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

                                         By Order of the Board of Directors,




October 15, 1997                          David C. Wakefield, III
                                         President and Chief Executive Officer




     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE FIRST SOUTHEAST SPECIAL MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                           CAROLINA FIRST CORPORATION
                              102 South Main Street
                        Greenville, South Carolina 29601


                                                              October 9, 1997

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of Carolina First Corporation ("CFC Special Meeting") to be held at the offices of Carolina First Corporation located at 200 East Camperdown Way, Greenville, South Carolina 29601, on Monday, November 18, 1997 at 4:00 p.m., local time.

      At the CFC Special Meeting you will be asked to consider and vote upon the Reorganization Agreement ("Reorganization Agreement") between Carolina First Corporation, Carolina First Bank, First Southeast Financial Corporation ("First Southeast"), and First Federal Savings and Loan Association of Anderson ("First Federal"), dated as of July 1, 1997. If the Reorganization Agreement is approved by holders of a majority of the shares of Carolina First Corporation common stock present at the CFC Special Meeting (and certain other conditions are met), First Southeast will be merged with and into a subsidiary of Carolina First Corporation ("Merger"), and in connection therewith, First Southeast shareholders would become entitled to receive 1.00 share of Carolina First Corporation common stock for each share of First Southeast common stock held by them, subject to possible adjustments under certain circumstances depending on the average closing prices of Carolina First Corporation common stock during a ten trading-day period immediately prior to the closing date. On October 8, 1997, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $23.31 per share. Had the Merger closed on October 8, 1997, First Southeast shareholders would have received 0.758 shares of Carolina First Corporation common stock in exchange for each of their shares of First Southeast common stock. You are invited to call Carolina First Corporation at 1-800-951-2699, extension 5-1200 to get a voice mail recording stating the current Conversion Ratio (as hereinafter defined) at the close of the most recent business day, which would determine the number of shares of Carolina First Corporation common stock that First Southeast shareholders would have received in exchange for each share of their First Southeast common stock had the Merger been consummated on that day. Neither Carolina First Corporation nor First Southeast can predict what the actual Conversion Ratio on the Closing Date will be. As a result of the Reorganization Agreement, the First Southeast common stock will be canceled and Carolina
First Corporation will be the surviving parent corporation. In connection with the Reorganization Agreement, the current operations of First Federal (First Southeast's wholly-owned thrift subsidiary) would become part of the banking operations of Carolina First Bank (Carolina First Corporation's wholly-owned commercial bank subsidiary). The Reorganization Agreement is described in detail in the accompanying Joint Proxy Statement/Prospectus, and is attached as Exhibit A thereto.

      At the CFC Special Meeting, you will also be asked to vote to set the Carolina First Corporation Board of Directors at 13 persons and elect three current First Southeast board members to the Board of Directors of Carolina First Corporation. You will also be asked to vote upon amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan increasing to 1,500,000 and 500,000, respectively, the number of shares of common stock authorized to be issued pursuant to such plans.

      Enclosed herewith are the Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus and a Proxy for use in connection with the CFC Special Meeting. The Joint Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank, First Southeast and First Federal, and other information. You are urged to consider carefully the entire Joint Proxy Statement/Prospectus, including the exhibits thereto.

      THE BOARD OF DIRECTORS OF CAROLINA FIRST CORPORATION BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF CAROLINA FIRST CORPORATION

AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE

REORGANIZATION AGREEMENT, FOR SETTING THE CAROLINA FIRST CORPORATION BOARD OF DIRECTORS AT 13 PERSONS AND FOR THE THREE NOMINEES, AND FOR THE PROPOSED AMENDMENTS TO CAROLINA FIRST CORPORATION'S STOCK OPTION PLAN AND RESTRICTED STOCK AGREEMENT PLAN.

      It is important that your shares of Carolina First Corporation common stock be represented at the CFC Special Meeting, whether or not you are personally able to attend. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the CFC Special Meeting, you may vote shares of which you are the record owner in person, even if you have already returned your Proxy.

                                    Sincerely,


                                    Mack I. Whittle, Jr.
                                    President and Chief Executive Officer

                           CAROLINA FIRST CORPORATION
                              102 South Main Street
                        Greenville, South Carolina 29601


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 18, 1997



TO THE SHAREHOLDERS OF CAROLINA FIRST CORPORATION:


      NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Carolina First Corporation ("Carolina First Corporation") ("CFC Special Meeting") will be held at the offices of Carolina First Corporation located at 200 East Camperdown Way, Greenville, South Carolina 29601, on Tuesday, November 18, 1997 at 4:00 p.m., local time, for the following purposes:

      1. Consideration of the Reorganization Agreement. To consider and vote upon a proposal to adopt the Reorganization Agreement ("Reorganization Agreement") dated as of July 1, 1997, between Carolina First Corporation, Carolina First Bank ("Carolina First Bank"), First Southeast Financial Corporation ("First Southeast") and First Federal Savings and Loan Association of Anderson ("First Federal"), pursuant to which First Southeast will be merged into a subsidiary of Carolina First Corporation and First Southeast shareholders will receive Carolina First Corporation common stock in exchange for their shares of First Southeast common stock ("Merger"), all on and subject to the terms and conditions contained therein.

      2. Expansion of Board of Directors; Election of Three Directors. To consider and vote upon a proposal to set the number of the Carolina First Corporation Board of Directors at 13 and to elect three persons (currently members of the First Southeast Board of Directors) to the Carolina First Corporation Board of Directors.

      3. Amendments to Stock Option Plan and Restricted Stock Agreement Plan. To consider and vote upon amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan increasing to 1,500,000 and 500,000, respectively, the number of shares of common stock authorized to be issued pursuant to such plans.

      4. Other Business. To transact such other business as may properly come before the CFC Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on September 22, 1997 are entitled to notice of and to vote at the CFC Special Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the CFC Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Carolina First Corporation at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the CFC Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.


                                   By Order of the Board of Directors,


October 15, 1997                    Mack I. Whittle, Jr.
                                   President and Chief Executive Officer

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
           WHETHER OR NOT YOU PLAN TO ATTEND THE CFC SPECIAL MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

Joint Proxy Statement/Prospectus

                           CAROLINA FIRST CORPORATION
         Prospectus for 5,265,885 Shares of Common Stock $1.00 Par Value
               Proxy Statement for Special Meeting of Shareholders

                      FIRST SOUTHEAST FINANCIAL CORPORATION
               Proxy Statement for Special Meeting of Shareholders

       This Joint Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 5,265,885 shares ("Carolina First Corporation Shares") of its $1.00 par value common stock ("Carolina First Corporation common stock") in connection with the proposed merger ("Merger") of First Southeast Financial Corporation ("First Southeast") with and into a wholly-owned subsidiary of Carolina First Corporation formed solely to effect the Merger ("CFC Acquisition Company"). Upon consummation of the Merger, each outstanding share of First Southeast common stock will be converted into 1.00 share of Carolina First Corporation common stock, subject to possible adjustments under certain circumstances depending on the average closing prices of Carolina First Corporation common stock during a ten trading-day period immediately prior to the consummation of the Merger ("Closing Date"). On October 8, 1997, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $23.31 per share. Had the Merger closed on October 8, 1997, First Southeast shareholders would have received 0.758 shares of Carolina First Corporation common stock in exchange for each of their shares of First Southeast common stock. You are invited to call Carolina First Corporation at 1-800-951-2699, extension 5-1200 to get a voice mail recording stating the current Conversion Ratio (as hereinafter defined) at the close of the most recent business day, which would determine the number of shares of Carolina First Corporation common stock that First Southeast shareholders would have received in exchange for each share of their First Southeast common stock had the Merger been consummated on that day. Neither Carolina First Corporation nor First Southeast can predict what the actual Conversion Ratio on the Closing Date will be. The Carolina First Corporation Shares are offered to the First Southeast shareholders subject to the terms and conditions specified in the Reorganization Agreement, dated as of July 1, 1997 ("Reorganization Agreement") and entered into by and among Carolina First Corporation, Carolina First Bank, First Southeast and First Federal Savings and Loan Association of Anderson ("First Federal"), a wholly-owned thrift subsidiary of First Southeast. The Reorganization Agreement provides that as a result of the transactions specified in the Reorganization Agreement, the First Southeast common stock will be canceled and Carolina First Corporation will be the surviving parent corporation. Upon consummation of the transactions specified in the Reorganization Agreement, the current operations of First Federal (First Southeast's wholly-owned thrift subsidiary) would become part of the banking operations of Carolina First Bank (Carolina First Corporation's wholly-owned commercial bank subsidiary). Cash will be paid in lieu of fractional shares to which a First Southeast shareholder becomes entitled. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization
Agreement" and "--Background of and Reasons for the Reorganization Agreement ---Recent Discussions Regarding Increases in Carolina First Corporation Common Stock Price."



   This Joint Proxy Statement/Prospectus serves as the Proxy Statement of First Southeast in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of First Southeast ("First Southeast Special Meeting") to be held on November 18, 1997 for the purposes described herein. This Joint Proxy Statement/Prospectus is first being sent to First Southeast shareholders on or about October 17, 1997.

       This Joint Proxy Statement/Prospectus serves as the Proxy Statement of Carolina First Corporation in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Carolina First Corporation ("CFC Special Meeting," and together with the First Southeast Special Meeting, the "Special Meetings") to be held on November 18, 1997 for the purposes described herein. This Joint Proxy Statement/Prospectus is first being sent to Carolina First Corporation shareholders on or about October 17, 1997.

       Consummation of the transactions contemplated in the Reorganization Agreement is subject to certain conditions, including, among others, approval by the respective shareholders of First Southeast and Carolina First Corporation at the Special Meetings and approval by applicable regulatory authorities.

       See "RISK FACTORS" for a discussion of certain factors that should be considered by shareholders of First Southeast.


FIRST SOUTHEAST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT. CAROLINA FIRST CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE REORGANIZATION AGREEMENT, FOR THE PROPOSAL SETTING THE CAROLINA FIRST CORPORATION BOARD OF DIRECTORS AT 13 PERSONS AND FOR THE THREE NOMINEES, AND FOR THE PROPOSED AMENDMENTS TO CAROLINA FIRST CORPORATION'S STOCK OPTION PLAN AND RESTRICTED STOCK AGREEMENT PLAN.




       The Carolina First Corporation common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On June 30, 1997 (the last business day prior to the announcement of the execution of the Reorganization Agreement), the closing bid price of the Carolina First Corporation common stock, as reported by Nasdaq, was $14.75 per share. The First Southeast common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "FSFC." On June 30, 1997 (the last business day prior to the announcement of the execution of the Reorganization Agreement), the closing bid price of the First Southeast common stock, as reported by Nasdaq, was $10.00 per share. Following the Merger (and assuming no adjustment of the Conversion Ratio), it is anticipated that the First Southeast shareholders will hold approximately 26.5% of Carolina First Corporation's outstanding common stock.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE CAROLINA FIRST CORPORATION SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.


     The date of this Joint Proxy Statement/Prospectus is October 15, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION...............................................................................................11

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...................................................................11

OTHER INFORMATION...................................................................................................12

SUMMARY.............................................................................................................13
   Introduction.....................................................................................................13
   Time, Place and Purposes of the Special Meetings.................................................................13
   Parties to the Reorganization Agreement..........................................................................13
   General Terms of the Proposed Transaction........................................................................14
   Vote Required and Record Date....................................................................................14
   Recommendation of Board of Directors.............................................................................15
   Rights of Dissenting Shareholders................................................................................15
   Certain Differences in Shareholders' Rights......................................................................15
   Conditions and Regulatory Approvals..............................................................................15
   Termination of the Reorganization Agreement......................................................................15
   Effective Time of the Merger.....................................................................................16
   Opinion of Financial Adviser.....................................................................................16
   Certain Federal Income Tax Consequences..........................................................................16
   Interests of Certain Persons.....................................................................................16
   Restrictions on Resales by Affiliates............................................................................17
   Accounting Treatment.............................................................................................17
   Market Prices and Dividends......................................................................................17
   Selected Consolidated Financial Data.............................................................................18
   Comparative Per Share Data.......................................................................................22

RISK FACTORS........................................................................................................24
   Profitable Deployment of Funds...................................................................................24
   Size of Acquisition..............................................................................................24
   Dependence on Senior Management..................................................................................24
   Litigation.......................................................................................................24
   Growth Through Acquisitions......................................................................................25
   Antitakeover Measures............................................................................................25

INFORMATION CONCERNING THE SPECIAL MEETINGS.........................................................................26
   First Southeast Special Meeting..................................................................................26
           Purpose of the First Southeast Special Meeting...........................................................26
           First Southeast Record Date and Voting Rights............................................................26
           Proxies..................................................................................................26
           Recommendation...........................................................................................27
   CFC Special Meeting..............................................................................................27
           Purpose of the CFC Special Meeting.......................................................................27
           Carolina First Corporation Record Date and Voting Rights.................................................28
           Proxies..................................................................................................28
           Recommendation...........................................................................................29

THE PROPOSED TRANSACTION............................................................................................30
   General Description of the Terms of the Reorganization Agreement.................................................30
   Background of and Reasons for the Reorganization Agreement.......................................................31
           First Southeast Reasons..................................................................................31
           Carolina First Corporation Reasons.......................................................................34
           Recent Discussions Regarding Increases in Carolina First Corporation
           Common Stock Price.......................................................................................34
   Opinion of First Southeast's Financial Adviser...................................................................35
           Prospective Acquirors....................................................................................39
   Opinion of Carolina First Corporation's Financial Adviser........................................................40

                                        2




   Exchange of First Southeast Stock Certificates...................................................................44
   Conditions to Consummation of the Merger.........................................................................45
   Termination......................................................................................................45
   Amendment........................................................................................................46
   Conduct of First Southeast's and Carolina First Corporation's Business Prior to the Effective Time...............46
   Required Regulatory Approvals....................................................................................46
   Operations After the Merger......................................................................................47
   Interests of Certain Persons in the Merger.......................................................................47
           Directors................................................................................................47
           Indemnification; Advancement of Expenses; Directors' and Officers' Insurance.............................48
           Employment Agreements....................................................................................48
           Other Matters Related to Employees and Employee Benefit Plans............................................48
   Accounting Treatment.............................................................................................49
   Certain Federal Income Tax Consequences..........................................................................49
           Fractional Share Interests...............................................................................50
   Restrictions on Resales by Affiliates............................................................................50
   No Appraisal/Dissenters' Rights..................................................................................50
   Recommendations of Boards of Directors...........................................................................51

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..................................................................52

INFORMATION ABOUT CAROLINA FIRST CORPORATION........................................................................57
   General .........................................................................................................57
   Capital Adequacy.................................................................................................58
   Recent Developments..............................................................................................60

EXPANSION OF THE CAROLINA FIRST CORPORATION BOARD OF DIRECTORS;
   ELECTION OF THREE DIRECTORS......................................................................................61
   Conditioned Approval.............................................................................................61

CAROLINA FIRST CORPORATION MANAGEMENT...............................................................................62
   Business Experience of Directors and Nominees....................................................................62
   Meetings and Committees of the Board of Directors................................................................62
   Security Ownership of Certain Beneficial Owners and Management...................................................64
   Certain Relationships and Related Transactions...................................................................65
   Compensation of Directors and Executive Officers.................................................................65
   Board Compensation Committee Report on Executive Compensation....................................................67
   Stock Options and Long-Term Incentive Plan Awards................................................................69
   Employment Contracts.............................................................................................69
   Performance Graph................................................................................................71
   Independent Public Accountants...................................................................................71



APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN
AND RESTRICTED STOCK AGREEMENT PLAN.................................................................................72
   Reasons for Approval.............................................................................................72
   Material Features of the Option Plan.............................................................................72
   Material Features of the Restricted Stock Plan...................................................................73
   Plan Benefits....................................................................................................75

INFORMATION ABOUT FIRST SOUTHEAST...................................................................................77
   General .........................................................................................................77
   History and Business.............................................................................................77
   Management and Principal Shareholders of First Southeast.........................................................78
   Certain Transactions.............................................................................................78

COMPARATIVE RIGHTS OF SHAREHOLDERS..................................................................................79

                                        3




   General .........................................................................................................79
   Authorized Capital...............................................................................................79
   Amendment of Articles/Certificate of Incorporation or Bylaws.....................................................79
   Size and Classification of Board of Directors....................................................................80
   Shareholder Nomination of Directors..............................................................................80
   Removal of Directors by Shareholders.............................................................................81
   Director Exculpation.............................................................................................81
   Director and Officer Indemnification.............................................................................81
   Related Party Transactions and Director Conflict of Interest Transactions........................................83
   Shareholder Meetings.............................................................................................83
   Shareholder Voting in General....................................................................................84
   Shareholder Voting in Certain Business Combinations..............................................................84
   Change in Control, Business Combinations and Anti-Takeover Provisions............................................85
   Action by Shareholders Without a Meeting.........................................................................87
   Dissenters' or Appraisal Rights..................................................................................87
   Shareholder Inspection Rights....................................................................................88
   Dividends........................................................................................................88
   Dissolution......................................................................................................89

CAROLINA FIRST CORPORATION CAPITAL STOCK............................................................................90
   Common Stock.....................................................................................................90
   Preferred Stock..................................................................................................90
   Certain Matters..................................................................................................90
           Shareholders' Rights Agreement...........................................................................90
           Management Contracts.....................................................................................91
           Board of Directors.......................................................................................92
           Voting...................................................................................................92
           Control Share Acquisition/Business Combination Statutes..................................................93
           Transfer Agent...........................................................................................93
           Dividend Reinvestment Plan...............................................................................93

LEGAL MATTERS.......................................................................................................94

EXPERTS.............................................................................................................94

OTHER MATTERS.......................................................................................................94

EXHIBITS............................................................................................................95
 Reorganization Agreement....................................................................................Exhibit A
 Opinion of Trident Financial Corporation....................................................................Exhibit B
 Opinion of Interstate/Johnson Lane Corporation..............................................................Exhibit C
 Financial Statement of CFC Acquisition Company..............................................................Exhibit D

                              AVAILABLE INFORMATION

        Carolina First Corporation and First Southeast are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First Corporation and First Southeast) that file electronically with the Commission.

        Carolina First Corporation has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First Corporation Shares offered hereby. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First Corporation, First Southeast and the Carolina First Corporation Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto.

        All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Carolina First Corporation has been supplied by Carolina First Corporation, and all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to First Southeast has been supplied by First Southeast.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


        This Joint Proxy Statement/Prospectus incorporates documents by reference with respect to Carolina First Corporation and First Southeast which are not presented herein or delivered herewith. Copies of any such documents (other than exhibits to such a document unless such exhibit is specifically incorporated by reference into such documents) are available without charge to any person to whom this Joint Proxy Statement/Prospectus is delivered upon oral or written request to: with respect to Carolina First Corporation, William S. Hummers III, Executive Vice President, Carolina First Corporation, 102 South Main Street, Greenville, SC 29601, telephone number (864) 255-7900; with respect to First Southeast, John L. Biediger, Executive Vice President, First Southeast, 201 North Main Street, Anderson, SC 29621, telephone number (864) 260-6257. In order to ensure timely delivery of the documents, any request should be made by November 11, 1997.


        The following documents filed with the Commission by Carolina First Corporation and First Southeast pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

Carolina First Corporation documents:

        (i) Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December

                  31, 1996;

        (ii) Carolina First Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

        (iii) Carolina First Corporation's Current Reports on Form 8-K dated December 18, 1996 and July 11, 1997; and

        (iv) The description of the Carolina First Corporation common stock which is contained in Carolina First Corporation's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

First Southeast documents:
        (i) First Southeast's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

       (ii)      First Southeast's Current Report on Form 8-K dated July 8,
                  1997; and

        All documents filed by Carolina First Corporation or First Southeast pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


                                OTHER INFORMATION

        This Joint Proxy Statement/Prospectus does not cover any resales of the Carolina First Corporation common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First Corporation or First Southeast upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those shareholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or First Southeast.

        No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Carolina First Corporation or First Southeast. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First Corporation or First Southeast since such date.

                                     SUMMARY

        The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This Summary is not intended to be a complete statement and is qualified in its entirety by reference to more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying exhibits, and the documents incorporated herein by reference and included herewith. A copy of the Reorganization Agreement (excluding the schedules attached thereto) is attached hereto as Exhibit A and is incorporated herein by reference. As used herein, the terms "Carolina First Corporation" and "First Southeast" refer to Carolina First Corporation and First Southeast Financial Corporation, respectively, and unless the context otherwise requires, to their respective consolidated subsidiaries.


        Introduction. This Joint Proxy Statement/Prospectus is furnished in connection with (i) the issuance by Carolina First Corporation of the Carolina First Corporation Shares, (ii) the solicitation of proxies by the Carolina First Corporation Board of Directors with respect to the CFC Special Meeting to be held on November 18, 1997 and at any adjournment thereof and (iii) the solicitation of proxies by the First Southeast Board of Directors with respect to the First Southeast Special Meeting to be held on November 18, 1997 and at any adjournment thereof. The Special Meetings are being held for the purpose of considering and voting upon the Reorganization Agreement. This Joint Proxy Statement/Prospectus is first being mailed to Carolina First Corporation and First Southeast shareholders on or about October 17, 1997.

        Time, Place and Purposes of the Special Meetings. The First Southeast Special Meeting will be held on November 18, 1997 at 10:00 a.m., local time, at First Southeast's main office, 201 North Main Street, Anderson, South Carolina. At the First Southeast Special Meeting, shareholders of First Southeast will consider and vote on the proposal to approve the Reorganization Agreement, which provides for the Merger of First Southeast into CFC Acquisition Company (a subsidiary of Carolina First Corporation formed to effect the Merger) and the exchange of First Southeast common stock for Carolina First Corporation common stock. See "INFORMATION CONCERNING THE SPECIAL MEETINGS."



        The CFC Special Meeting will be held on November 18, 1997 at 4:00 p.m., local time, at Carolina First Corporation's offices located at 200 East Camperdown Way, Greenville, South Carolina. At the CFC Special Meeting, shareholders of Carolina First Corporation will consider and vote on (i) the proposal to approve the Reorganization Agreement, (ii) the expansion of the Carolina First Corporation Board of Directors to 13 persons and the election of three additional persons (current First Southeast Board members) to the Board of Directors of Carolina First Corporation and (iii) proposed amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan, increasing to 1,500,000 and 500,000, respectively, the number of shares of common stock authorized to be issued pursuant thereto. See "INFORMATION CONCERNING THE SPECIAL MEETINGS."

        Parties to the Reorganization Agreement. Carolina First Corporation. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its three operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina,
(2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina and (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina. Carolina First Corporation is a South Carolina corporation which was organized in 1986. At June 30, 1997, it had total consolidated assets of approximately $1.70 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is
(864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

        CFC Acquisition Company. CFC Acquisition Company is a wholly-owned subsidiary of Carolina First Corporation, into which First Southeast will be merged. CFC Acquisition Company was formed solely for the purpose of effecting the Merger.

        Carolina First Bank. Carolina First Bank is a South Carolina-chartered bank, which is a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 51 locations which are located throughout South Carolina. It began its operations in December 1986 and at June 30, 1997 had total assets of approximately $1.68 billion, total loans net of unearned income of approximately $1.2 billion and total deposits of approximately $1.3 billion. Carolina First Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

        First Southeast. First Southeast is a savings and loan holding company headquartered in Anderson, South Carolina which conducts business primarily through its sole direct subsidiary, First Federal. First Southeast is a Delaware corporation organized in 1993 upon the conversion of First Federal from a federal mutual to a federal stock savings and loan association. At June 30, 1997, First Southeast had total assets of approximately $348 million. Its principal executive offices are located at 201 North Main Street, Anderson, South Carolina 29621, and its telephone number is (864) 224-3401. See "INFORMATION ABOUT FIRST SOUTHEAST" and the documents that accompany this Joint Proxy Statement/Prospectus.

        First Federal. First Federal is a federal savings and loan association, the deposit accounts of which are insured by the FDIC through the Savings Association Insurance Fund ("SAIF"). It conducts its business through 12 offices located in Anderson, Greenville, Abbeyville and Greenwood Counties, South Carolina. It began its operations in 1922 as a South Carolina mutual savings and loan association and as of June 30, 1997, First Federal had total assets of approximately $348 million, total loans of approximately $274 million, and total deposits of approximately $285 million. See "INFORMATION ABOUT
FIRST SOUTHEAST."

        General Terms of the Proposed Transaction. Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of First Southeast's common stock will be entitled to receive 1.00 share of Carolina First Corporation common stock for each outstanding share of First Southeast common stock held by them ("Conversion Ratio"). The Conversion Ratio will remain fixed at 1.00 so long as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the ten days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date ("Ending Price") is equal to or greater than $13.6913 and equal to or less than $16.7338. If the Ending Price is below $13.6913, the Conversion Ratio shall equal $13.6913 divided by the Ending Price and if the Ending Price is above $16.7338, the Conversion Ratio shall equal $16.7338 divided by the Ending Price. If the Ending Price exceeds $19.0156, or is less than $11.4094, then either First Southeast or Carolina First Corporation can terminate the transaction. Had the Merger closed on October 8, 1997, when the closing price of Carolina First Corporation common stock on the Nasdaq National Market was $23.31 per share, First Southeast Shareholders would have received
0.758 shares of Carolina First common stock in exchange for each share of First Southeast common stock. Neither First Southeast nor Carolina First Corporation can predict the movement in the price of Carolina First Corporation common stock prior to closing. See "THE PROPOSED TRANSACTION---Background of and Reasons for the Reorganization Agreement---Recent Discussions Regarding Increases in Carolina First Corporation Common Stock Price."

        Also, in the event that on the Closing Date, (i) Carolina First Corporation has executed a letter of intent or entered into a definitive agreement providing for a "change of control transaction" or (ii) a bona fide offer to acquire a majority of the outstanding shares of Carolina First Corporation common stock is outstanding from a financial institution having the ability and intention to consummate such offer, then the Conversion Ratio shall not be less than 1.00. A "change of control transaction" shall mean, with respect to Carolina First Corporation, a transaction in which a majority of the surviving entity of such transaction (or a majority of the entity holding substantially all of the assets of Carolina First Corporation) is not owned by persons holding Carolina First Corporation common stock immediately prior to such transaction. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

        Vote Required and Record Date. Only First Southeast shareholders of record at the close of business on September 22, 1997 ("Record Date") will be entitled to notice of and to vote at the First Southeast Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Southeast common stock eligible to vote at the First Southeast Special Meeting. As of the Record Date, there were 4,388,231 shares of First Southeast's common stock entitled to vote. As of the date hereof, the directors and executive officers of First Southeast and their affiliates beneficially owned 592,791 shares, or approximately 13.5% of First Southeast's common stock. Upon consummation of the transactions contemplated hereby (and assuming no adjustment of the Conversion Ratio), such persons will beneficially own 592,791 shares of Carolina First Corporation common stock, or approximately 3.6% of the outstanding Carolina First Corporation common stock. First Southeast and Carolina First Corporation are unaware of any First Southeast directors, executive officers or affiliates of such persons who do not intend to vote in favor of any proposal in this Joint Proxy Statement/Prospectus.

        Only Carolina First Corporation shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the CFC Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least a majority of the shares of Carolina First Corporation common stock present in person or by proxy at the CFC Special Meeting. As of the Record Date, there were 12,147,156 shares of Carolina
First Corporation's common stock entitled to vote. As of the Record Date the existing directors and executive officers of Carolina First Corporation and their affiliates (13 persons) beneficially owned 877,975 shares, or approximately 7.2%, of Carolina First Corporation's common stock. Upon consummation of the transactions contemplated hereby, such persons, including director nominees, (16 persons) will beneficially own 6.4% of the outstanding Carolina First Corporation common stock. Carolina First Corporation and First Southeast are unaware of any Carolina First Corporation directors, executive officers or affiliates of such persons who do not intend to vote in favor of any proposal in this Joint Proxy Statement/Prospectus. See "THE PROPOSED TRANSACTION."

        Recommendation of Board of Directors.

        The Board of Directors of First Southeast has approved the Reorganization Agreement and believes that the Reorganization Agreement is in the best interests of First Southeast and its shareholders. It unanimously recommends that First Southeast's shareholders vote FOR the Reorganization Agreement. See "THE PROPOSED TRANSACTION -- Recommendation of Board of Directors."

        The Board of Directors of Carolina First Corporation has approved the Reorganization Agreement and believes that the Reorganization Agreement is in the best interests of Carolina First Corporation and its shareholders.
It unanimously recommends that Carolina First Corporation's shareholders vote FOR the Reorganization Agreement, FOR the increase in the number of Carolina First Corporation Board of Directors to 13 and the three nominees named herein, and FOR the proposed amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan. See "THE PROPOSED TRANSACTION -- Recommendation of Boards of Directors."

        Rights of Dissenting Shareholders. Neither Carolina First Corporation shareholders nor First Southeast shareholders have dissenters' rights or appraisal rights with respect to the Merger.

        Certain Differences in Shareholders' Rights. Upon effectiveness of the Merger, the former First Southeast shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation differ from the rights of shareholders of First Southeast in several important respects, including, among other things, with respect to required shareholder votes on certain matters and the existence of certain antitakeover provisions, as well as other differences resulting from Carolina First Corporation being a South Carolina corporation instead of a Delaware corporation (like First Southeast). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

        Conditions and Regulatory Approvals. Consummation of the transactions contemplated by the Reorganization Agreement is subject to various conditions, including receipt of the necessary regulatory approvals (including, without limitation, the approval by the FDIC and the South Carolina State Board of Financial Institutions ("State Board")), and the requisite shareholder approvals of Carolina First Corporation and First Southeast. Applications to the necessary regulatory authorities seeking approval of the proposed transaction have been filed. The parties expect that such applications will be approved. Carolina First Corporation and First Southeast may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "-- Required Regulatory Approvals."

        Termination of the Reorganization Agreement. The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or First Southeast, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Carolina First Corporation and First Southeast shareholder approvals are not received at the Special Meetings;
(c) by either Carolina First Corporation or First Southeast if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement (except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure);
(d) by either Carolina First Corporation or First Southeast in the event that closing has not occurred by March 31, 1998; (e) by either Carolina First Corporation or First Southeast if the Ending Price is above $19.0156 or below $11.4094 (as such price shall be subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items). The Reorganization Agreement may be amended by mutual written consent of all the parties.


        Effective Time of the Merger. The effective time of the Merger will be the time and date specified in the Articles of Merger ("Effective Time") that are delivered for filing to the Secretary of State of South Carolina. The Effective Time will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived, on such date as Carolina First Corporation shall notify First Southeast in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing. The Effective Time currently is anticipated to be approximately November 21, 1997, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."


        Opinion of Financial Adviser. Trident Financial Corporation ("Trident") has served as financial adviser to First Southeast in connection with the Reorganization Agreement and has rendered an opinion to the First Southeast Board of Directors that the consideration to be received by shareholders of First Southeast is fair from a financial point of view to the First Southeast shareholders. For additional information concerning Trident and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of First Southeast's Financial Adviser" and the opinion of Trident attached as Exhibit B to this Joint Proxy Statement/Prospectus.

        Interstate/Johnson Lane Corporation ("Interstate") has rendered an opinion to the Carolina First Corporation Board of Directors that the terms of the Merger are fair from a financial point of view to the Carolina First Corporation shareholders. See "THE PROPOSED TRANSACTION -- Opinion of Carolina First Corporation's Financial Adviser," and the opinion of Interstate attached as Exhibit C to this Joint Proxy Statement/Prospectus.

        Certain Federal Income Tax Consequences. First Southeast will receive an opinion of counsel to Carolina First Corporation stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by First Southeast shareholders upon the exchange of First Southeast common stock solely for Carolina First Corporation common stock. To the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such First Southeast common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of First Southeast consult his or her tax adviser concerning the federal (and any applicable state, local or other) tax consequences of the Merger.

        Interests of Certain Persons. In accordance with the Reorganization agreement, Carolina First Corporation will seek shareholder approval to expand the number of directors on its Board of Directors from ten to 13 and nominate three current First Southeast directors to fill the new seats on the Board. Carolina First Corporation has also agreed under the Reorganization Agreement to nominate one of these First Southeast directors for reelection at the next Carolina First Corporation annual shareholders meeting. The Reorganization Agreement provides that Carolina First Corporation will indemnify First Southeast directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $50,000. David C. Wakefield, III, the Chief Executive Officer of First Southeast, and John L. Biediger, the Executive Vice President of First Southeast will receive certain payments and benefits provided for in their employment agreements with First Southeast because the Merger constitutes a change of control giving rise to a right to those payments and benefits under those employment contracts. The payments and benefits to be paid or provided to Mr. Wakefield and Mr. Biediger under the employment contracts shall have an aggregate present value, determined as of the Effective Time of the Merger, of not less than $537,933 and $350,504 respectively. Following the merger, Carolina First Corporation and Mr. Wakefield are expected to enter into an agreement lasting for a period of time which is expected to be six months, and which is not expected to be more than one year, under which Mr. Wakefield is expected to receive compensation not in excess of his present compensation of approximately $175,000 per year. Carolina First Corporation and Mr. Biediger are expected to enter into an agreement which is expected to last for one year under which Mr. Biediger will receive approximately his present compensation of approximately $90,000 per year. Pursuant to the Reorganization Agreement, Carolina First Corporation and First Southeast will cooperate to develop staffing plans which will result in the retention of as many First Southeast and First Federal managers and employees as is practical. Carolina First Corporation has also specifically agreed to honor or assume (as applicable) First Southeast's obligations under its various existing benefit plans.

See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Merger."

        Restrictions on Resales by Affiliates. First Southeast has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of First Southeast to deliver written agreements to Carolina First Corporation that they will not dispose of any shares of Carolina First Corporation common stock received upon consummation of the Merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

        Accounting Treatment. The Merger will be accounted for as a "purchase" of First Southeast by Carolina First Corporation under generally accepted accounting principles ("GAAP"). See "THE PROPOSED TRANSACTION -- Accounting Treatment."

        Market Prices and Dividends. Carolina First Corporation common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.07 per share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the Carolina First Corporation common stock, there can be no assurance that Carolina First Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on Carolina First Corporation common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.

        First Southeast common stock is traded on the Nasdaq National Market. First Southeast currently pays a regular quarterly dividend of $.06 per share.

        The information presented in the following table reflects the last reported sales prices for Carolina First Corporation common stock on June 30, 1997, the last trading day prior to the public announcement of the proposed Merger, and the First Southeast common stock on an equivalent per share basis, calculated by multiplying the closing price of the Carolina First Corporation common stock on such date by the Conversion Ratio (1.00). As noted above, the Conversion Ratio is subject to adjustment if the Ending Price is greater than $16.7338 or less than $13.6913. The table also reflects the last reported sales price for Carolina First Corporation common stock on October 8, 1997:


                                                                 Market Values Per Share
                                         Carolina First Corporation         First Southeast
                                         Historical                            Historical          Equivalent
       June 30, 1997                     $14.75                                 $10.00               $14.75
       Oct. 8, 1997                      $23.31                                 $16.44               $17.67(1)

(1) Using a Conversion Ratio of 0.758, based on adjustment using the ten-day average closing prices of Carolina First Corporation common stock preceding October 8, 1997.


First Southeast shareholders are advised to obtain current market quotations for the Carolina First Corporation common stock. The market price of Carolina First Corporation common stock at the Effective Time may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Joint Proxy
Statement/Prospectus, or at the time of the Special Meeting.


       First Southeast paid cash dividends of $0.1875 per share in 1994, $0.38 per share in 1995 and $10.33 per share in 1996. Such dividends were paid on a calendar year rather than on a fiscal year basis. Of the dividends paid 1996, $10.00 resulted from a one-time, special cash dividend paid on June 27, 1996. Delaware law and federal banking regulations restrict the amount of dividends that First Southeast can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS-- Dividends."

       Selected Consolidated Financial Data. The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First Corporation (consolidated) and First Southeast (consolidated). This information is derived from the historical financial statements of Carolina First Corporation (consolidated) and First Southeast (consolidated), and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Joint Proxy Statement/Prospectus, the documents that accompany this Joint Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data is presented using the purchase method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation (consolidated) and First Southeast (consolidated) is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION."

                           Carolina First Corporation


                                                                                                        Six Months
                                            Years Ended December 31,                                   Ended June 30,
                                        1992          1993        1994        1995        1996       1996         1997
                                                      (Dollars in thousands, except per share data and footnotes)
Statement of Income Data
Net interest income                 $ 20,749      $ 29,358    $ 43,260    $ 50,772    $ 57,070    $ 27,340    $ 31,313
Provision for loan losses              2,318         1,106       1,197       6,846      10,263       3,275       5,993
Noninterest income, excluding
   securities transactions             3,483         6,085       8,151      16,557      20,955       7,207       8,814
Securities transactions                  633           680          75         769         386         706         882
Noninterest income                     4,116         6,765       8,226      17,326      21,341       7,913       9,696
Noninterest expenses (1)              18,897        27,294      51,839      46,882      51,675      24,356      25,105
Net income (loss) (1)                  2,466         5,418      (1,740)      9,414      10,474       4,900       6,378
Dividends on preferred stock             625         1,930       2,433       2,752          63          32          --
Net income (loss) applicable
   to common shareholders (1)          1,841         3,488      (4,173)      6,662      10,411       4,868       6,378

Balance Sheet Data (Period End)
Total assets                        $616,288      $904,474  $1,204,350  $1,414,922  $1,574,204  $1,523,012  $1,705,777
Securities and temporary
      investments                    100,221       190,683     137,091     187,029     271,396     234,310     261,691
Loans, net of unearned income        455,650       623,646     923,068   1,062,660   1,124,775   1,112,570   1,255,691
Allowance for loan losses              5,276         6,679       6,002       8,661      11,290       9,070      12,175
Nonperforming assets                   5,631         5,366       4,722       4,868       5,880       4,433       4,487
Total earning assets                 555,871       814,579   1,059,455   1,249,689   1,396,171   1,362,666   1,545,783
Total deposits                       555,624       804,549   1,001,748   1,095,491   1,281,050   1,166,216   1,332,551
Borrowed funds                         2,591        16,779     106,074     186,789     145,189     215,694     216,042
Long-term debt                         1,492         1,274       1,162      26,347      26,442      25,301      26,507
Preferred stock                       10,319        15,662      37,014      32,909         943         983          --

Shareholders' equity                  51,288        70,415      86,482      94,967     104,964      98,649     110,441


Per Share Data (1)(2)
Net income (loss) per common share:
  Primary                           $   0.34      $   0.63   $   (0.59)   $   0.87    $   0.96    $   0.47    $   0.56
  Fully diluted                         0.34          0.63       (0.59)       0.85        0.92        0.43        0.56
Cash dividends declared                  --           0.04        0.17        0.21        0.25        0.12        0.14
Book value per common
 share (period end)                     7.27          7.70        6.61        7.61        9.26        8.78        9.71
Common shares outstanding:
   Weighted average - primary      5,453,681     5,505,461   7,004,214   7,676,206  10,839,708  10,387,608  11,439,179
   Weighted average - fully
     diluted                       6,401,692     8,208,935  10,114,812  11,129,623  11,371,547  11,335,164  11,456,636
  Period end                       5,472,979     6,969,484   7,079,866   7,820,839  11,225,568  11,117,039  11,379,286

Financial Ratios
Return on average assets                0.44%         0.69%      (0.16)%      0.74%       0.71%       0.68%       0.80%
Return on average equity                5.22          8.27       (1.99)      10.43       10.56       10.14       11.93
Net interest margin                     4.01          4.16        4.65        4.54        4.35        4.29        4.45

---------------------------
(1)  Includes fourth quarter 1994 restructuring charges of $12,214,000
     (pre-tax).

(2) Adjusted for stock dividends and the six-for-five stock split effected in the form of a dividend declared December 18, 1996.

                      First Southeast Financial Corporation



                                                                               Years Ended June 30,
                                                    1992             1993        1994        1995        1996        1997
                                                                   (Dollars in thousands, except per share data)
Statement of Income Data
Net interest income                                $9,046      $ 10,751    $ 11,447    $ 11,985    $ 11,420     $10,521
Provision for loan losses                             175           805         225         180         180         180
Noninterest income                                  1,150         1,145       1,018       1,056         110       1,181
Noninterest expenses                                6,003         6,136       7,756       7,376       9,390       7,873
Net income                                          2,676         2,863       2,901       3,577         939       2,325

Balance Sheet Data (period end)
Total assets                                     $321,600       317,168    $341,853    $352,288    $331,852    $348,530
Securities and temporary investments                4,557        98,984     145,907     128,625      78,046      62,089
Loans, net of unearned income                     224,972       204,714     182,402     209,710     239,570     273,771
Allowance for loan losses                             270           843         914       1,062       1,233       1,370
Total earning assets                              311,735       305,480     330,086     339,964     319,074     337,181
Total deposits                                    291,503       284,704     271,734     278,231     288,217     284,783
Borrowed funds                                      2,571         2,239       1,915       1,597       5,000      25,000
Total equity                                       24,696        27,559      66,133      68,924      33,503      35,046

Per Share Data
Net income per common share:
   Primary                                            n/a           n/a         n/a        0.91        0.23        0.53
   Fully diluted                                      n/a           n/a         n/a        0.91        0.23        0.53
Cash dividends declared                               n/a           n/a        0.06        0.27       10.48        0.20
   Book value per common share
      (period end)                                    n/a           n/a       15.83       16.82        7.69        7.99
Common shares outstanding:
   Weighted average-primary                           n/a           n/a         n/a   3,946,000   4,061,234   4,388,231
   Weighted average-fully diluted                     n/a           n/a         n/a   3,946,000   4,061,234   4,388,231
   Period end                                         n/a           n/a   4,176,900   4,096,645   4,388,231   4,388,231

              Unaudited Pro Forma Combined Selected Financial Data of Carolina First Corporation and First Southeast Financial Corporation



                                                           Year Ended                       Six Months Ended
                                                       December 31, 1996                       June 30, 1997
                                                            (Dollars in thousands, except per share data)

Statement of Income Data
Net interest income                                       $      68,450                      $       36,911
Provision for loan losses                                        10,443                               6,083
Noninterest income                                               21,567                              10,273
Noninterest expenses                                             64,493                              29,234
Net income                                                        8,789                               7,380
Dividends on preferred stock                                         63                                 ---
Net income applicable to common shareholders                      8,726                               7,380


Per Share Data (1)
Net income per common share:
  Primary                                                $         0.58                      $         0.47
  Fully diluted                                                    0.56                                0.47
Cash dividends declared                                            0.25                                0.14
Book value per common share (period end)                          10.87                               11.13
Common shares outstanding:
   Weighted average - primary                                15,103,438                          15,827,410
   Weighted average - fully diluted                          15,635,277                          15,844,867
   Period end                                                15,613,799                          15,767,517


Balance Sheet Data                                                                            June 30, 1997
Total assets                                                                                     $2,088,719
Securities and temporary investments                                                                354,456
Loans, net of unearned income                                                                     1,527,128
Allowance for loan losses                                                                            13,545
Total earning assets                                                                              1,881,584
Total deposits                                                                                    1,617,334

Borrowed funds                                                                                      241,042

Long-term debt                                                                                       26,507
Shareholders' equity                                                                                175,514

---------------------------

(1) Adjusted for the six-for-five stock split effected in the form of a dividend declared December 18, 1996.

      Comparative Per Share Data. The following tables present at the dates and for the periods indicated (i) certain consolidated historical and pro forma combined per share data for the Carolina First Corporation common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the First Southeast common stock. The pro forma financial data is presented using the purchase method of accounting, and two sample Conversion Ratios: (i) a Conversion Ratio of 1.00 share of Carolina First Corporation common stock for each share of First Southeast common stock, and
(ii) a Conversion Ratio of 0.758 share of Carolina First Corporation common stock for each share of First Southeast common stock which is what the Conversion Ratio would have been had the Merger closed on October 8, 1997. Neither Carolina First Corporation nor First Southeast can predict what the actual Conversion Ratio on the Closing Date will be. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.


                                                     Conversion Ratio = 1.00


                                         Carolina First
                                          Corporation            First Southeast
                                        Six Months Ended        Six Months Ended           Pro Forma        First Southeast
                                         June 30, 1997            June 30, 1997             Combined           Equivalent
Fully diluted earnings per
       common share                        $ 0.56                  $ 0.42                  $ 0.47            $ 0.47
Cash dividends declared per
       common share                          0.14                    0.11                    0.14              0.14
Book value per common
       share (6/30/97)                       9.71                    7.99                   11.13             11.13

------------------------

                                                          Conversion Ratio = 0.758
                                         Carolina First
                                          Corporation            First Southeast
                                        Six Months Ended        Six Months Ended           Pro Forma        First Southeast
                                         June 30, 1997            June 30, 1997             Combined          Equivalent
Fully diluted earnings per
       common share                        $ 0.56                  $ 0.42                  $ 0.49            $ 0.37
Cash dividends declared per
       common share                          0.14                    0.11                    0.14              0.11
Book value per common
       share (6/30/97)                       9.71                    7.99                   12.45              9.44


                                                          Conversion Ratio = 1.00
                                      Carolina First
                                      Corporation           First Southeast
                                       Year Ended             Year Ended             Pro Forma       First Southeast
                                   December 31, 1996      December 31, 1996(1)        Combined        Equivalent(2)
Fully diluted earnings (loss) per
       common share                        $ 0.92               $ (0.01)                $ 0.56          $ 0.56
Cash dividends declared per
       common share                          0.25                 10.33(2)                0.25            0.25
Book value per common
       share (year end)                      9.26                  7.69                  10.87           10.87

------------------------

(1) Historical earnings per share for First Southeast, which has a June 30 fiscal year end, have been adjusted to reflect a December 31 fiscal year end by adding the subsequent six month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1996.

(2) Includes one-time special cash dividend of $10.00 per share paid on June 27, 1996.

                                                     Conversion Ratio = 0.758

                                        Carolina First
                                          Corporation            First Southeast
                                          Year Ended                Year Ended           Pro Forma        First Southeast
                                       December 31, 1996       December 31, 1996(1)      Combined           Equivalent
Fully diluted earnings (loss) per
       common share                        $ 0.92                 $ (0.01)                 $ 0.58            $ 0.44
Cash dividends declared per
       common share                          0.25                   10.33(2)                 0.25              0.19
Book value per common
       share (year end)                      9.26                    7.69                   12.14              9.20

------------------------
(1) Historical earnings per share for First Southeast, which has a June 30 fiscal year end, have been adjusted to reflect a December 31 fiscal year end by adding the subsequent six month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1996.

(2) Includes one-time special cash dividend of $10.00 per share paid on June 27, 1996.



                                  RISK FACTORS

      In addition to the other information contained in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully when evaluating Carolina First Corporation and the Carolina First Corporation common stock.


      Profitable Deployment of Funds. After the Closing Date, Carolina First Corporation intends to sell into the secondary market approximately $150,000,000 of First Southeast's mortgage loans and redeploy the proceeds into higher-yielding loans. The new portfolio of higher-yielding loans should more closely resemble a commercial bank loan portfolio. Carolina First Corporation's earnings may be materially affected by the timing of such redeployment as well as by the rate earned and the charge-offs on the redeployed proceeds.


      Size of Acquisition. The acquisition of First Southeast will represent Carolina First Corporation's largest acquisition to date. Problems encountered by Carolina First Corporation in assimilating First Southeast and its operations into Carolina First Corporation's banking operations could have a material adverse effect on Carolina First Corporation, its operations and earnings. These could include, among others, problems related to the conversion of First Southeast's data processing systems to Carolina First Corporation's, an inability to profitably deploy and redeploy First Southeast's assets (including the mortgage loans as discussed above), an inability to retain deposits and depositor relationships, an inability to retain loan customers, and the inability to retain key First Southeast and First Federal employees.

      Dependence on Senior Management. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.


      Litigation. On November 4, 1996, a derivative shareholder action was filed in Greenville County Court of Common Pleas against Carolina First Corporation, Mack I. Whittle, Jr., William S. Hummers III, Steve Powell and Edward J. Sebastian. The complaint, as most recently amended, names as additional defendants the majority of the directors of Carolina First Corporation and Carolina First Bank and certain other officers. The named plaintiffs in the amended complaint are Carolina First Corporation, by and through certain minority shareholders, Emory Lester, Beatrice Hutchinson and John Wesley Purdie, Jr. Plaintiffs allege as causes of action the following: conversion of corporate opportunity; fraud and constructive fraud; breach of fiduciary duty and constructive fiduciary fraud; civil conspiracy and mutual mistake. The factual basis upon which these claims are made generally involves the payment to Messrs. Whittle, Hummers and Powell of a bonus in stock in Affinity Technology Group, Inc. ("Affinity") held by Carolina First Corporation, allegedly excessive compensation to Carolina First Corporation's executive officers, alleged inappropriate transactions between Carolina First Corporation and entities affiliated with Mr. Sebastian, a former director, alleged concealment of financial problems, and certain alleged mismanagement by Messrs. Whittle and Hummers management involving miscellaneous financial matters and employee matters. The complaint seeks damages for the benefit of Carolina First Corporation aggregating $41 million and rescission of the Affinity bonuses. A motion to dismiss this action is pending.

        The Affinity bonus resulted from Carolina First Corporation's ownership position in Affinity, a technology company which went public in April 1996. In December 1995, Carolina First Corporation obtained the right to receive 62,890 shares of Affinity common stock (before a 106-for-1 stock split) in connection with its financial and technical assistance to Affinity during Affinity's start-up phase. On January 24, 1996, the Carolina First Corporation Board of Directors awarded 6,289 shares (before a 106-for-1 stock split) of Affinity common stock to Messrs. Whittle, Hummers and Powell, who were deemed to be most responsible for Carolina First Corporation's investment in Affinity. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant, for an aggregate award of approximately $587,000. The Board determined that the Affinity stock awards were appropriate to reward entrepreneurial behavior, to keep quality officers from leaving Carolina First Corporation for greater personal reward when presented with entrepreneurial opportunities like the Affinity investment, and to encourage officers to continue to locate Affinity-type investments.

      In an action instituted by the same attorneys bringing the above-described derivative action, on December 31, 1996, Dan Beckman, Onida Beckman and Dale Epting filed a class action lawsuit against Carolina First Corporation, Carolina First Bank, and a number of their officers and directors. In this action, plaintiffs allege that they are former shareholders of Midlands National Bank, Prosperity, South Carolina ("Midlands") and seek to represent a class of all Midlands shareholders involved in the merger of Midlands into Carolina First Bank, asserting that the defendants committed fraud, constructive fraud, and breach of fiduciary duty against the defendants by overstating earnings and thereby adversely affecting the consideration received by the Midlands shareholders in connection with the merger of Midlands into Carolina First Bank. The complaint seeks compensatory damages of approximately $1.8 million and punitive damages in an amount to be determined by a jury, attorneys' fees and other costs. Carolina First Corporation and the other named defendants have filed a motion to dismiss all claims asserted in the lawsuit, which is pending.

      Carolina First Corporation and Carolina First Bank (and related parties) are contesting the foregoing litigation vigorously and believe that they will prevail. However, should such not be the case, any damages awarded in such litigation could have a material adverse effect on Carolina First Corporation.

      Growth Through Acquisitions. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. Growth through future acquisitions could be very significant. As a result, Carolina First Corporation believes that its total assets could exceed $3 billion or more in the next several years. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Board of Governors of the Federal Reserve System ("Federal Reserve"). In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Although Carolina First Corporation is engaged from time to time in discussions relating to possible acquisitions, Carolina First Corporation presently has no agreements or understandings relating to any acquisitions.


        Antitakeover Measures. Carolina First Corporation has certain antitakeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First Corporation common stock holdings of certain shareholders who acquire 20% or more of the Carolina First Corporation common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First Corporation common stock. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."

                   INFORMATION CONCERNING THE SPECIAL MEETINGS


First Southeast Special Meeting

        This Joint Proxy Statement/Prospectus is being furnished to shareholders of First Southeast as of the Record Date in connection with the solicitation of proxies by the Board of Directors of First Southeast for use at the First Southeast Special Meeting and at any adjournments thereof. The First Southeast Special Meeting is to be held on October 31, 1997 at 10:00 a.m., local time, at the main office of First Southeast, 201 North Main Street, Anderson, South Carolina. Holders of First Southeast common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to First Southeast in the enclosed postage-paid envelope.

        As a result of having entered into the Reorganization Agreement, First Southeast has not scheduled its annual meeting of shareholders, which usually is held in late October. In the event that the Merger is not approved by shareholders at the First Southeast Special Meeting, First Southeast expects that it would hold its 1997 Annual Meeting as soon as practicable thereafter.


        Purpose of the First Southeast Special Meeting. The purpose of the
First Southeast Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by Delaware law, approval of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of First Southeast common stock entitled to vote on the Reorganization Agreement. See "--First Southeast Record Date and Voting Rights." This Joint Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of First Southeast on or about October 17, 1997.


        First Southeast Record Date and Voting Rights. Only the holders of First Southeast common stock on the Record Date are entitled to receive notice of and to vote at the First Southeast Special Meeting and at any adjournments thereof. On the Record Date, there were 4,388,231 shares of First Southeast common stock outstanding, which were held by approximately 860 holders of record. Each share of First Southeast common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the First Southeast Special Meeting.

        A majority of the shares entitled to be voted at the First Southeast Special Meeting constitutes a quorum. If a share is represented for any purpose at the First Southeast Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the First Southeast Special Meeting.

        The Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Southeast common stock eligible to vote at the First Southeast Special Meeting. Accordingly, proxies marked "Abstain" and shares that are not voted (including broker non-votes) will have the same effect as votes against the Reorganization Agreement.


        On September 22, 1997, the directors and executive officers of First Southeast and their affiliates owned a total of 592,791 shares, or approximately 13.5% of First Southeast's common stock.


        Proxies. The accompanying Proxy is for use at the First Southeast Special Meeting. A record shareholder may use this Proxy if he is unable to attend the First Southeast Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the First Southeast Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of First Southeast is not aware of any other matters that may be presented for action at the First Southeast Special Meeting, but if other matters do properly come before the First Southeast Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

        If a quorum is not obtained, or if fewer shares of First Southeast common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the First Southeast Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the First Southeast Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

        The presence of a record shareholder at the First Southeast Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of First Southeast at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the First Southeast Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.


        Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of First Southeast, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. First Southeast will bear the costs associated with the solicitation of proxies and other expenses associated with the First Southeast Special Meeting. First Southeast has engaged Regan & Associates, Inc. ("Regan") as proxy solicitors to assist
First Southeast in the procurement of its proxies. The agreement with Regan provides for the payment to Regan of a fee of $3,750, plus expenses, which shall not exceed $1,875. Regan also agrees to pay all broker/bank invoices for a $4.00 per check charge, plus mailing costs. Regan makes undertakings typical of engagements of this type, such as consulting with First Southeast as to procurement of proxies, providing assistance in identifying beneficial holders and delivering proxy materials by various means to every broker and bank which is a record holder of shares. First Southeast will bear the costs of this engagement.


        No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by First Southeast, Carolina First Corporation or any other person. The delivery of this Joint Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of First Southeast or Carolina First Corporation since the date of this Joint Proxy Statement/Prospectus.

        Recommendation. The First Southeast Board of Directors has approved the Reorganization Agreement and believes that the proposed transaction is fair to and in the best interests of First Southeast and its shareholders. The First Southeast Board of Directors unanimously recommends that First Southeast's shareholders vote FOR approval of the Reorganization Agreement.


CFC Special Meeting

        This Joint Proxy Statement/Prospectus is being furnished to shareholders of Carolina First Corporation as of the Record Date in connection with the solicitation of proxies by the Carolina First Corporation Board of Directors for use at the CFC Special Meeting and at any adjournments thereof. The CFC Special Meeting is to be held on October 31, 1997 at 4:00 p.m., local time, at the offices of Carolina First Corporation located at 200 East Camperdown Way, Greenville, South Carolina. Holders of Carolina First Corporation common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Carolina First Corporation in the enclosed postage-paid envelope.

        Purpose of the CFC Special Meeting. The purposes of the CFC Special Meeting are as follows:

            (1) to consider and take action with respect to approval of the Reorganization Agreement;

            (2) to consider and vote upon a proposal to set the number of directors on the Carolina First Corporation Board of Directors at 13 and to elect the three persons set forth below (current First Southeast Board members) to the Carolina First Corporation Board of Directors; and

            (3) to vote upon amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan increasing to 1,500,000 and 500,000, respectively, the number of shares of common stock authorized to be issued pursuant to such plans.

        Director Nominees      1. David C. Wakefield, III (Class of 1995;
                                  term expiring in 1998)
                               2. William R. Phillips (Class of 1996; term
                                  expiring in 1999)
                               3. Vernon E. Merchant, Jr. (Class of 1997;
                                  term expiring in 2000)

Carolina First Corporation has also agreed in the Reorganization Agreement to nominate David C. Wakefield, III for director for the Class of 1998 for a term expiring in 2001.


        As required by the Bylaws of the Nasdaq Stock Market and by South Carolina law, both the approval of the Reorganization Agreement and the setting of the number of the Carolina First Corporation Board of Directors at 13 will require the affirmative vote of a majority of the shares of Carolina First Corporation common stock present at the CFC Special Meeting. As required by South Carolina law, directors will be elected by a plurality of votes cast at the CFC Special Meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. As required by the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD"), the amendments to the Stock Option Plan and Restricted Stock Agreement Plan will require the approval of majority of the total votes cast on the proposal. Abstentions and broker non-votes are not considered to be either affirmative or negative votes. See "--Carolina First Corporation Record Date and Voting Rights." This Joint Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Carolina First Corporation on or about October 17, 1997.

        Carolina First Corporation Record Date and Voting Rights. Only the holders of Carolina First Corporation common stock on the Record Date are entitled to receive notice of and to vote at the CFC Special Meeting and at any adjournments thereof. On the Record Date, there were 12,147,156 shares of Carolina First Corporation common stock outstanding, which were held by approximately 3,390 holders of record. Each share of Carolina First Corporation common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the CFC Special Meeting.


        A majority of the shares entitled to be voted at the CFC Special Meeting constitutes a quorum. If a share is represented for any purpose at the CFC Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the CFC Special Meeting.


        At September 22, 1997, the directors and executive officers of Carolina First Corporation and their affiliates owned a total of 877,975 shares, or approximately 7.2% of Carolina First Corporation common stock.


        Proxies. The accompanying Proxy is for use at the CFC Special Meeting. A record shareholder may use this Proxy if he is unable to attend the CFC Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the CFC Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement, FOR setting the Carolina First Corporation Board of Directors at 13 persons and the director-nominees stated herein and FOR the amendment of Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan. The Board of Directors of Carolina First Corporation is not aware of any other matters that may be presented for action at the CFC Special Meeting, but if other matters do properly come before the CFC Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

        If a quorum is not obtained, it is expected that the CFC Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the CFC Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

        The presence of a record shareholder at the CFC Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Carolina First Corporation at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the CFC Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.


        Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means by directors, officers and regular employees of Carolina First Corporation, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Carolina First Corporation will bear the costs associated with the solicitation of proxies and other expenses associated with the CFC Special Meeting. Carolina First Corporation has engaged Shareholder Communications Corporation ("SCC") as proxy solicitors to assist Carolina First Corporation in the procurement of its proxies. The agreeement with SCC provides for the payment to SCC of a fee of $6,000, plus expenses, which are expected to be approximately $3,500. SCC also agrees to pay all broker/bank invoices for a $4.00 per check charge, plus mailing costs. SCC makes undertakings typical of engagements of this type, such as consulting with Carolina First Corporation as to procurement of proxies, providing assistance in identifying beneficial holders and contacting record and beneficial holders as necessary and delivering proxy materials by various means. Carolina First Corporation will bear the costs of this engagement.


        No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Carolina First Corporation, First Southeast or any other person. The delivery of this Joint Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Carolina First Corporation or First Southeast since the date of this Joint Proxy Statement/Prospectus.

        Recommendation. The Carolina First Corporation Board of Directors has approved the Reorganization Agreement and believes that the proposed transaction is fair to and in the best interests of Carolina First Corporation and its shareholders. The Carolina First Corporation Board of Directors unanimously recommends that Carolina First Corporation's shareholders vote FOR approval of the Reorganization Agreement, FOR setting the Carolina First Corporation Board of Directors at 13 persons and the director- nominees stated herein, and FOR the amendments to Carolina First Corporation's Stock Option Plan and Restricted Stock Agreement Plan.

                            THE PROPOSED TRANSACTION

        The following description of the terms and provisions of the Reorganization Agreement is qualified in its entirety by reference to the Reorganization Agreement, which is set forth in full as Exhibit A to this Joint Proxy Statement/Prospectus and incorporated herein by reference.


General Description of the Terms of the Reorganization Agreement

        The Reorganization Agreement provides for the merger of First Southeast with and into CFC Acquisition Company, a wholly-owned subsidiary of Carolina First Corporation formed solely for the purpose of effecting the acquisition. Immediately following the Effective Time of the merger of First Southeast into CFC Acquisition Company, CFC Acquisition Company will be liquidated. As a result of the Merger, the separate corporate existence of First Southeast will cease and Carolina First Corporation, as the surviving entity, will possess all rights, franchises and interests of First Southeast. As of the Effective Time of the Merger, certificates of First Southeast common stock will represent only the right to receive the requisite number of shares of Carolina First Corporation common stock and cash for any fractional shares. The Reorganization Agreement also provides for the merger of First Federal with and into Carolina First Bank (in which case, the separate corporate existence of First Federal will cease and Carolina First Bank, as the surviving entity, will possess all rights, franchises and interests of First Federal). The Reorganization
Agreement provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of First Southeast common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to First Southeast's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or (v) materially delay the closing.


        Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of First Southeast's common stock will be entitled to receive (as the Conversion Ratio) 1.00 share of Carolina First Corporation common stock for each outstanding share of First Southeast common stock held by them, which Conversion Ratio shall be subject to adjustment as follows:

1. In the event that the Ending Price is above $16.7338, then the Conversion Ratio shall be reduced so that each holder of the First Southeast common stock shall receive the number of shares of Carolina First Corporation common stock equal to $16.7338 divided by the Ending Price, for each share of First Southeast common stock.

2. In the event that the Ending Price is below $13.6913, then the Conversation Ratio shall be increased so each holder of First Southeast common stock shall receive the number of shares of Carolina First Corporation common stock equal to $13.6913 divided by the Ending Price, for each share of First Southeast common stock.

3. In the event that on the Closing Date, (i) Carolina First Corporation has executed a letter of intent or entered into a definitive agreement providing for a "change of control transaction" or (ii) a bona fide offer to acquire a majority of the outstanding shares of Carolina First Corporation common stock is outstanding from a financial institution having the ability and intention to consummate such offer, then the Conversion Ratio shall not be less than 1.00. A "change of control transaction" shall mean, with respect to Carolina First Corporation, a transaction in which a majority of the surviving entity of such transaction (or a majority of the entity holding substantially all of the assets of Carolina First Corporation) is not owned by persons holding Carolina First Corporation common stock immediately prior to such transaction.

The Ending Price is the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the ten days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

        Because the number of shares of Carolina First Corporation common stock to be received by First Southeast shareholders will depend on the market price of Carolina First Corporation common stock, the exact number of shares to be received by First Southeast shareholders will not be known until the Effective Date. On September 22, 1997, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Joint Proxy Statement, the closing price per share of Carolina First Corporation common stock, as reported on the Nasdaq National Market, was $20.50. First Southeast shareholders should note, however, that the market price of the Carolina First Corporation common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First Corporation, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First Corporation common stock certificates.


        From July 1, 1997 to October 8, 1997 the closing price of Carolina
First Corporation common stock fluctuated from a low of $15.00 per share to a high of $24.13 per share. Correspondingly, the Conversion Ratio for this period fluctuated from 1.0000 down to 0.758. The Conversion Ratio was a number different from 1.0000 on 36 days out of this 69 business day period. Had the Merger closed on October 8, 1997, First Southeast shareholders would have received 0.758 shares of Carolina First Corporation common stock in exchange for each share of First Southeast common stock. If the Ending Price exceeds $19.0156 or falls below $11.4049, corresponding to a minimum Conversion Ratio of 0.8800 and a maximum Conversion Ratio of 1.2005, then either Carolina First Corporation or First Southeast may terminate the Merger. The Ending Price is the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the ten days in which such stock was traded immediately prior to the Closing Date and cannot be determined until just prior to a scheduled closing date. See "--Termination". Neither Carolina First Corporation nor First Southeast has made any decision regarding whether or not it will terminate the transaction if termination rights are triggered. Such a determination would involve an assessment of the facts and circumstances at the time, including among other things, an assessment of why the Carolina First Corporation stock price has moved so as to trigger termination rights. As of October 8, 1997, neither First Southeast nor
Carolina First Corporation had decided to seek to terminate the transaction, though the price of Carolina First Corporation common stock had exceeded $19.0156. Both parties retain the right to exercise their termination rights in the future. If First Southeast determines not to exercise its right to terminate the Merger because the Ending Price exceeds $19.0156 or falls below $11.4049, First Southeast may resolicit the approval of shareholders depending on the circumstances as they exist at such time, including the amount of the Ending Price and the resulting Conversion Ratio.
Shareholders can call Carolina First Corporation at 1-800-951-2699,
Extension 5-1200 to get a voice mail recording stating the Conversion
Ratio at the close of the most recent past business day.

        No fractional shares of Carolina First Corporation common stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash will be paid to the holders of the First Southeast common stock in respect of any fractional share that would otherwise be issuable based on the Ending Price.

        The Reorganization Agreement generally provides that Carolina First Corporation and First Southeast will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First Corporation will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

        The Merger will become effective at the Effective Time, which will be specified in the Articles of Merger to be filed with the South Carolina Secretary of State. At the Effective Time, by operation of law, First Southeast shareholders will no longer be owners of First Southeast common stock and (to the extent that they receive Carolina First Corporation common stock as consideration) will automatically become owners of Carolina First Corporation common stock. After the Effective Time, each outstanding certificate representing shares of First Southeast common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by First Southeast to which the former shareholders of First Southeast common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.


Background of and Reasons for the Reorganization Agreement

        First Southeast Reasons. First Southeast is headquartered in Anderson, South Carolina and conducts its business through its 11 office facilities in Anderson County and the nearby Counties of Abbeville and Greenwood. First Southeast's principal business consists of attracting deposits from the general public through a variety of deposit programs and originating loans secured by owner-occupied residential properties as well as consumer loans.

        On October 7, 1993, First Southeast converted from the mutual to the stock form of ownership (the "Conversion") and issued 4,326,400 shares of First Southeast common stock at a price of $10.00 per share. As a direct result of the Conversion, First Southeast's capital level rose to approximately 20%, far exceeding regulatory requirements. This high capital level made it difficult for First Southeast to earn a competitive rate of return on equity.

        In connection with its normal strategic planning process, First Southeast continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in South Carolina. In the recent years, competition in the local banking and financial services industries has intensified. In efforts to increase First Southeast's ability to remain competitive in this environment, the management of First Southeast has periodically analyzed various potential strategic options, including possible acquisitions of or business combinations with other smaller financial institutions with market areas proximate to the market area served by First Southeast, as well as de novo branching.

        In the Fall of 1995, the Board of Directors and management of First Southeast believed that its prospects for making an acquisition of or business combination with other smaller financial institutions were becoming limited. At this time, the Board of Directors and management felt it would be in the best interests of its shareholders to analyze First Southeast's strategic alternatives to maximize returns to shareholders. As a result, First Southeast began discussions with Trident regarding its future prospects. In January 1996, First Southeast retained Trident to serve as its financial adviser. Trident made a detailed examination of First Southeast and its prospects and presented a report to the Board of Directors on March 6, 1996. Based on the results of its study, Trident advised the Board of Directors that if First Southeast continued to operate under its existing business plan, shareholder values were projected to decline on a present value basis. Also at that meeting, Trident assessed the value of First Southeast's shares in a sale of control transaction and advised the Board of Directors of the valuation range. Trident estimated the acquisition value of First Southeast at that time to be in the range of $19.00 to $22.00 per share (prior to the Restructuring discussed below).

        In light of the information and analyses prepared by Trident, the Board of Directors evaluated the options available to First Southeast and concluded that it would be appropriate to consider alternatives to remaining independent, and also determined to solicit proposals for a possible affiliation with First Southeast. Trident identified certain financial institutions it believed most likely to be interested in acquiring First Southeast. After reviewing the list of potential acquirors, and their anticipated interest in First Southeast, the Board of Directors, with advice from Trident, selected five potential acquirors from which to solicit preliminary indications of interest. Trident prepared a confidential information memorandum ("Information Memorandum") for distribution to the prospective acquirors. In the Information Memorandum, First Southeast stated that one of its goals was to receive merger consideration in the form of 100% marketable common stock which would qualify as a tax-free exchange for its stockholders.

        During March and April 1996, Trident submitted the Information Memorandum to the five potential acquirors and solicited preliminary indications of interest from them. Only one verbal indication of interest was received, as four of the five potential acquirors declined to submit a proposal. A concern stated by several of the potential acquirors, after a detailed review of the Information Memorandum, was First Southeast's high level of capital and relatively low return on equity.


        On May 9, 1996 the Board of Directors held a special meeting in which Trident reviewed the results of the solicitations and the terms of the verbal indication of interest received, as well as background information on the potential acquiror. The verbal indication of interest contemplated a stock for stock exchange based on a range of values for First Southeast between $17.00 and $19.00 per share (equivalent to $7.00 to $9.00 adjusted to reflect the payment of the special dividend in June of 1996), which was subject to further due diligence and negotiation of other terms. The Board of Directors discussed the proposal and determined that it was not acceptable because the merger consideration was below the valuation range established by Trident.


        Also at this meeting, the Board of Directors considered the process it had undertaken and assessed alternative strategies. The Board considered whether or not it was in the best interests of shareholders to continue to solicit proposals in a sale of control of First Southeast, or to stop the process and continue as an independent company. In assessing whether to continue the sales strategy, First Southeast considered attempting to negotiate a higher price with the one potential acquiror who submitted a proposal, contacting additional potential acquirors, or changing the preference for common stock in a merger transaction. In assessing the independence strategy, the Board of Directors considered capital management techniques such as share repurchases, including modified dutch auctions, or the payment of a large special dividend, as well as implementing a business plan which emphasizes increased growth and profitability.

        Upon review of the alternative strategies, the Board of Directors instructed Trident to contact the potential acquiror to indicate that the proposed price was considered too low to be acceptable and to inquire as to whether the potential acquiror was willing to improve its price. The potential acquiror did not change its proposal. The Board elected not to approach additional potential acquirors as it believed it had identified and approached those acquirors most likely to be interested in First Southeast and which would value First Southeast the highest. Further, the Board of Directors did not believe that changing the preference for stock as the merger consideration to be in best interests of its shareholders.

        In consideration of the above, the Board of Directors elected to cease any further solicitations. The Board believed that, among other things, the high level of capital was a significant impediment to providing adequate returns to shareholders as an independent company and in the sale of control of First Southeast. In June 1996, the Board of Directors undertook a restructuring of First Southeast (the "Restructuring") to reduce its capital to a more appropriate level. On June 27, 1996, First Southeast paid a $10.00 special dividend ($44.4 million total payment). The Restructuring reduced First Southeast's capital level approximately 50% (to 10.3% of assets) and improved its interest rate spread as lower yielding investments were sold to fund the dividend payment. Additional improvements in profitability were achieved as the loan payable by the Employee Stock Purchase Plan (the "ESOP") was paid off with the dividends received on the ESOP shares. This eliminated any future obligations of First Southeast in funding the ESOP.

        During the second half of 1996, First Southeast did have occasional discussions with one of the potential acquirors who originally did not submit a proposal (the "Prospect"). The Prospect renewed its interest in First Southeast after the Restructuring given that fewer shares would now have to be issued in a potential merger with First Southeast. Discussions with the Prospect continued into early 1997. However, before discussions advanced to a pricing stage, the Prospect announced in February 1997 that it had entered into an agreement to be acquired by a regional financial institution. The Prospect indicated to First Southeast that, despite its impending merger, it was still interested in continuing discussions. However, the Prospect indicated that the process would have to slow down so that its commercial bank acquiror could be made aware of the status of such discussions and to allow its acquiror to have input into the negotiations.

        On February 20, 1997, the Board of Directors of First Southeast met to discuss the implications of the merger announcement by the Prospect and the uncertainties created by such an event on the status of negotiations. The Board of Directors was concerned about the introduction of a new party into the discussions and the additional time necessary to perform an analysis and formulate an opinion about the potential acquisition of First Southeast.

        Given the Board of Directors' concerns and the uncertainties surrounding the status of the discussions with the Prospect, the Board of Directors instructed Trident to approach other potential acquirors while at the same time continue working with the Prospect and its acquiror to finalize its proposal. Trident identified certain financial institutions it believed most likely to be interested in acquiring First Southeast. After reviewing the list of potential acquirors, and their anticipated interest in First Southeast, the Board of Directors, with advice from Trident, selected four other potential acquirors from which to solicit proposals. Of the four additional potential acquirors, two had been contacted during the previous round of solicitations. At the direction of the Board of Directors, Trident updated and distributed the Information Memorandum to the new potential acquirors and met with each potential acquiror to present the merits of a combination with First Southeast and to discuss First Southeast's goals and objectives in a merger transaction.


        On April 15, 1997, the Board of Directors held a meeting to review the results of the second round of solicitations and to discuss alternative strategies. The Prospect and its acquiror proposed an all stock transaction valued at $8.70 per share which was below the then current trading price of First Southeast's shares and below Trident's previous valuation range (as adjusted for the $10.00 special dividend). None of the other four potential acquirors chose to make a proposal, citing various reasons. After consideration of the results to date, the Board of Directors, along with Trident, reviewed a list of additional potential acquirors which had not been contacted. Upon review of this list, the Board of Directors instructed Trident to contact Carolina First Corporation and inquire as to whether or not Carolina First Corporation would be interested in discussing a potential acquisition of First Southeast. Up to this point, the Board of Directors, with advice from Trident, believed Carolina First Corporation would have limited interest in First Southeast given the required use of the purchase method of accounting for any acquisition of First Southeast due to the Restructuring. Upon contact by Trident, Carolina First Corporation indicated an interest in a potential acquisition of First Southeast and signed a confidentiality agreement on April 21, 1997.

        On April 25, 1997, Trident met with the management of Carolina First Corporation. At that meeting, Trident provided Carolina First Corporation with background information on First Southeast and discussed First Southeast's goals and objectives in a possible merger with Carolina First Corporation. Carolina First Corporation expressed an interest in continuing discussions regarding the acquisition of First Southeast. Trident, with the assistance of First Southeast management, provided Carolina First Corporation with additional information about First Southeast on April 30, 1997.

        On May 9, 1997, Carolina First Corporation contacted Trident and verbally outlined the terms of a possible combination. At that time, Carolina First Corporation indicated that it would be willing to offer between $14.75 and $15.25 of Carolina First Corporation common stock, or 0.9375 shares of Carolina First Corporation common stock for every share of First Southeast common stock. Carolina First Corporation also offered two seats on Carolina First Bank's Board of Directors. Later that afternoon, Trident met telephonically with First Southeast's Board of Directors to review Carolina First Corporation's preliminary proposal.

        On May 13, 1997, First Southeast's Board of Directors again met telephonically with Trident and First Southeast's legal counsel to discuss Carolina First Corporation's preliminary proposal. At that meeting, First Southeast's Board of Directors directed Trident to ask Carolina First Corporation for a fixed rate of exchange (without a range), and seats on Carolina First Corporation's Board of Directors, in addition to seats on Carolina First Bank's Board, as well as a commitment by Carolina First Corporation to honor First Southeast's employee and other benefit plans.

        On May 14, 1997, Trident contacted Carolina First Corporation to discuss First Southeast's proposal. At that time, Carolina First Corporation verbally offered a one-for-one exchange ratio and agreed in principle to honor First Southeast's benefit plans. Carolina First Corporation also agreed to consider offering seats on Carolina First Corporation's Board of Directors.

        On May 28, 1997, Carolina First Corporation submitted a preliminary term sheet that outlined the proposed terms of a possible merger. Based on a review of the terms contained in the preliminary term sheet, the Board of Directors authorized management, Trident and First Southeast's legal counsel to continue negotiations on all terms of a proposed merger.


        On June 30, and July 1, 1997, the Board of Directors met to review the terms of the Reorganization Agreement as summarized by Trident and First Southeast's legal counsel. On July 1, 1997, the Board of Directors voted to recommend to the First Southeast shareholders that they approve the Reorganization Agreement. Trident reported that it had completed its due diligence review of Carolina First Corporation and rendered to the First Southeast Board of Directors its Opinion as to the fairness, from a financial point of view, of the Conversion Ratio, as of the date of such Opinion.


        Carolina First Corporation Reasons. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for strengthening its presence in the Anderson area. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a strong market presence in First Southeast's market areas is an important step in achieving this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of expanding in First Southeast's markets, as compared to branching de novo, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that First Southeast has valuable community relationships which it will be able to use to expand its banking operations in First Southeast's market areas. Carolina First Corporation also believes that terms of the proposed Merger are fair from its point of view and from a financial perspective. Carolina First Corporation has received a fairness opinion from Interstate that the Merger is fair, from a financial point of view, to the shareholders of Carolina First Corporation.

        Recent Discussions Regarding Increases in Carolina First Corporation Common Stock Price. On September 30, 1997, First Southeast sent a letter to Carolina First Corporation which noted that the Carolina First Corporation stock price had been trading above the $19.0156 price for a significant period of time and proposed that the parties agree to a minimum Conversion Ratio of 0.88 shares of Carolina First Corporation common stock for each share of First Southeast common stock. First Southeast also offered to waive its termination right (which arises if the Ending Price is above $19.0156) if the minimum Coversion Ratio was accepted. In such letter, First Southeast noted that a 47% increase in Carolina First Corporation's stock price had occurred since June 30, 1997 and that such increase had significantly outpaced the S&P 500 and the SNL Securities Bank Index during that same time period. First Southeast also expressed concern that the increased Carolina First Corporation common stock price was not reflective of an increase in the underlying value of Carolina First Corporation, but rather the result of takeover speculation involving financial institutions generally in the southeastern United States, and perhaps, specifically, Carolina First Corporation. First Southeast also noted that on September 5th, Interstate/Johnson Lane issued a report indicating that Carolina First Corporation could soon be engaged in takeover discussions and that between September 3rd and September 5th, the price of Carolina First Corporation common stock increased 22%. In addition, First Southeast noted that another southeastern investment banking firm issued a report stating its belief that once the takeover speculation surrounding Carolina First
Corporation passes, it expects Carolina First Corporation's common stock to trade in the $16 to $17 range.

        Carolina First Corporation responded to such letter, declining to agree to a minimum Conversion Ratio. In its response, Carolina First Corporation stated its belief that, prior to its stock price increase, the Carolina First Corporation stock was undervalued, and that the recent increase represented a movement of the Carolina First Corporation stock price to become more in line with valuations of other similar southeastern financial institutions. Carolina First Corporation also noted that by structuring the transaction so as to have a fluctuating Conversion Ratio, the parties had removed market risk to a large extent. Accordingly, it believed it inappropriate to agree to a proposal which limited its upside, but which did not provide anything to its shareholders, even though the market price of the Carolina First Corporation common stock had moved in their favor. Finally, Carolina First Corporation also noted that, even under current valuations of Carolina First Corporation stock, it was paying a significant premium over previous third party offers to First Southeast.

        The parties, having been unable to renegotiate the transaction, have determined to proceed with the Shareholder Meetings. As noted elsewhere herein, if the Ending Price of the Carolina First Corporation common stock is either greater than $19.0156, or less than $11.4094, then either party may terminate the transaction without liability to the other.

        First Southeast has not made any decision regarding whether or not it will terminate the transaction if the price of Carolina First Corporation's common stock remains at current levels and First Southeast's termination right is triggered. Such a determination would involve an assessment of the factors contributing to the increase in Carolina First Corporation's stock price. If First Southeast determines not to exercise its right to terminate the Merger, First Southeast may resolicit the approval of shareholders depending on the circumstances as they exist at such time, including the amount of the Ending Price and the resulting Conversion Ratio. In the event the transaction is renegotiated in any manner materially adverse to First Southeast's shareholders, First Southeast would resolicit the approval of its shareholders.

        Assuming that all conditions to Closing are met, Carolina First Corporation expects to proceed with the Merger under the terms set forth in the Reorganization Agreement and not exercise any right of termination that it may have. In the event that the transaction is renegotiated in any manner materially adverse to its shareholders, Carolina First Corporation would resolicit its shareholders.


Opinion of First Southeast's Financial Adviser

        First Southeast retained Trident in January 1996 to act as its financial adviser and to render a fairness Opinion in connection with the Merger. As part of its engagement, Trident performed a valuation analysis of First Southeast in an acquisition context. On March 6, 1996, Trident presented its valuation report ("Valuation Report") to First Southeast's Board of Directors.

        On July 1, 1997, Trident met with First Southeast's Board of Directors to review the proposed terms of the Reorganization Agreement. At that time, Trident presented a report ("Analysis of Merger Proposal and Report of Due Diligence") to First Southeast's Board of Directors summarizing the financial terms of the Merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the Merger from a financial point of view. In addition, Trident updated its valuation since March 1996 and rendered its written opinion to First Southeast's Board of Directors to the effect that, as of that date, the consideration to be received by First Southeast's stockholders pursuant to the Reorganization Agreement was fair to them from a financial point of view (the "Opinion"). The financial fairness standard employed by Trident in rendering its Opinion was whether such consideration was within the range of the economic values of consideration that companies having the characteristics of First Southeast and Carolina First Corporation might negotiate in comparable circumstances, not whether the consideration proposed in the Reorganization Agreement is at or approaching the higher end of such range.

        Trident confirmed and delivered its Opinion to First Southeast's Board of Directors as of the date of this Joint Proxy Statement/Prospectus that the consideration to be received by the shareholders of First Southeast in the Merger is fair from a financial point of view, as of such date. A copy of the Opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this Joint Proxy Statement/Prospectus as Exhibit B. Trident has consented to the inclusion of such Opinion and summaries of the Valuation Report and Proposal Analysis in the Joint Proxy Statement/Prospectus, which will be circulated to First Southeast's stockholders.

        TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF FIRST SOUTHEAST AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY FIRST SOUTHEAST'S SHAREHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST SOUTHEAST SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS EXHIBIT B. SHAREHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

        In connection with rendering its Opinion, Trident reviewed and analyzed, among other things, the following: (i) the Reorganization Agreement; (ii) this Joint Proxy Statement/Prospectus; (iii) certain publicly available information concerning First Southeast, including the audited financial statements of First Southeast for each of the years in the three-year period ended June 30, 1996 and the unaudited financial statements of First Southeast for the nine months ended March 31, 1997; (iv) certain publicly available information concerning Carolina First Corporation, including the audited financial statements of Carolina First Corporation for each of the years in the three-year period ended December 31, 1996 and the unaudited financial statements of Carolina First Corporation for the three months ended March 31, 1997; (v) certain other internal information, primarily financial in nature, concerning the business and operations of First Southeast and Carolina First Corporation furnished to Trident by First Southeast and Carolina First Corporation for purposes of Trident's analysis; (vi) information with respect to the trading market for First Southeast common stock and Carolina First Corporation common stock; (vii) certain publicly available information with respect to other companies that Trident believed to be comparable to First Southeast and Carolina First Corporation and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of First Southeast and Carolina First Corporation to discuss the foregoing, as well as other matters which it believed relevant to its inquiry such as: (i) the current business operations, financial condition and future prospects of First Southeast and Carolina First Corporation; (ii) the results of Trident's due diligence examination of Carolina First Corporation; and (iii) the cost savings expected to result from the Merger. No limitations were imposed by either First Southeast or its Board or management with respect to the investigation made or procedures followed by Trident.

        In its review and analysis and in arriving at its Opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by First Southeast and Carolina First Corporation, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of First Southeast and Carolina First Corporation with whom Trident held discussions, and the accuracy of the representations and warranties of First Southeast and Carolina First Corporation in the Reorganization Agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the Reorganization Agreement that will have a material adverse effect upon the contemplated economic benefits of the Merger. The financial information provided to Trident by First Southeast was of the type normally produced by the management of First Southeast and reviewed by First Southeast's Board of Directors at its regular meetings and the Board and management of First Southeast have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. First Southeast's Board, however, did not specifically review the information, assumptions and other information provided by management to Trident for accuracy and completeness. Trident did not conduct a physical inspection of the properties or facilities of First Southeast, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

        In conducting its analyses and arriving at its Opinion as expressed herein, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of First Southeast and Carolina First Corporation, including interest income, interest expenses, net interest income, net interest margin, interest sensitivity, noninterest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of nonperforming assets and the reserve for loan losses; (ii) the business prospects of First Southeast and Carolina First Corporation; (iii) the economies in First Southeast's and Carolina First Corporation's market areas; (iv) the historical and current market for First Southeast common stock and for Carolina First Corporation's common stock and for the equity securities of certain other companies that Trident believed to be comparable to First Southeast and Carolina First Corporation; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's Opinion necessarily was based upon conditions in existence and subject to evaluation on the respective dates of its Opinion. Trident's Opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of First Southeast common stock in the Merger and does not address First Southeast's underlying business decision to effect the Merger.

        The summaries set forth below reflect all the material analyses, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its Opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its Opinion. Therefore, the ranges of valuations resulting from any single analysis described below should not be taken to be Trident's view of the actual value of First Southeast or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Southeast or Carolina First Corporation. The results of the specific analyses performed by Trident may differ from First Southeast's or Carolina First Corporation's actual values or actual future results as a result of changing economic conditions or changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to First Southeast's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's Opinion and presentations to First Southeast's Board of Directors were among the many factors taken into consideration by First Southeast's Board of Directors in making its determination to approve the Reorganization Agreement.

        Trident met or engaged in discussions with the Board of Directors of First Southeast at various times between March 1996 and July 1997 to present analyses contained in a series of reports which serve as the basis for Trident's Opinion. Two key reports presented by Trident were the Valuation Report dated March 6, 1996 and the Analysis of Merger Proposal and Report of Due Diligence dated June 30, 1997. The following is a brief summary of the Valuation Report presented by Trident to the Board of Directors of First Southeast on March 6, 1996:

        Financial Analysis of First Southeast. Trident examined First Southeast's financial performance for the period June 30, 1992 through December 31, 1995 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for First Southeast. Trident also studied the trading market for First Southeast's common stock and the composition of its shareholder base.

        Peer Group Analysis. Trident evaluated First Southeast's strengths and weaknesses by comparing the financial performance of First Federal to that of the following groups of SAIF-insured, Office of Thrift Supervision ("OTS") regulated thrift institutions based on financial information as of September 30, 1995 (unless otherwise noted): (i) all United States institutions; (ii) all institutions in the Southeast;
        (iii) all South Carolina institutions; (iv) all United States institutions with total assets between $250 million and $500 million; and (v) Southeast institutions with total assets between $250 million and $500 million (the "Aggregates"). This analysis compared a number of First Southeast's historical financial ratios to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total; (ii) the loan portfolio as a percentage of total assets; (iii) the investment portfolio as a percentage of total assets; and (iv) asset quality. Trident also compared First Southeast's growth rates between December 31, 1992 and September 30, 1995, its yields on assets and costs of liabilities and its income and expense data for 1994 and for the nine months ended September 30, 1995 to those of the Aggregates.

        Comparison to Actively-Traded Thrifts. Trident compared First Southeast to the following groups of actively-traded thrifts as of February 29, 1996: (i) all United States thrifts; (ii) United States thrifts with assets between $250 million and $500 million; (iii) all South Carolina thrifts; (iv) thrifts with tangible capital between 18% and 22%; (v) thrifts with a return on assets during the trailing four quarters between 0.90% and 1.10%; (vi) thrifts with a return on equity during the trailing four quarters between 4% and 6%; (vii) thrifts with a market capitalization between $50 million and $100 million; and (viii) 12 actively-traded thrifts Trident believed were most similar to First Southeast in terms of size, capital structure, profitability and asset quality. Trident compared First Southeast to the aforementioned groups of actively-traded thrifts on the basis of its balance sheet, GAAP capital, regulatory capital, asset quality, loan loss reserves, asset and deposit growth, return on average assets, return on average equity, and the components of earnings during the trailing four quarters.

        Financial Projections. With input from First Southeast's management, Trident prepared six-year financial projections for First Southeast beginning December 31, 1995. The projections were prepared assuming a declining interest rate environment and a gradually increasing spread. Over the projection period, loans were projected to achieve a 5.2% compound annual growth rate, while overall assets were projected to grow at a 2.9% compound annual rate. Deposits were projected to experience 3.0% annual growth. Shareholders' equity as a percentage of assets was projected to remain relatively constant while dividends were projected to increase $.04 annually. Profitability exhibited a modest improvement as return on equity remained in the 6.0% to 6.3% range throughout the later years of the projection period.

        State of the Market. Trident briefly reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to First Southeast, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region.

        Control Valuation for First Southeast's Common Stock. Trident estimated the fair market value of First Southeast in an acquisition context. In valuing First Southeast, Trident utilized the asset approach, the income approach and the market approach, and then reconciled the values derived therefrom. The reference ranges, as well as the final reconciliation of value, contained in the Valuation Report were estimated before First Southeast paid a $10.00 per share special dividend as part of the Restructuring.

            The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated First Southeast's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values. In addition, Trident increased First Southeast's net asset value for the assumed exercise of outstanding options to purchase First Southeast common stock, and reduced its net asset value for the cost of terminating certain long-term contracts and benefit plans, the expected one time charge to recapitalize the SAIF and other merger expenses. Based on the adjustments discussed above, Trident estimated First Southeast's fully-diluted net asset value to be approximately $73.4 million, or $16.72 per share. After determining First Southeast's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. Based on a branch purchase methodology and intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of First Southeast, Trident applied premiums equal to 5% and 9% of core deposits to First Southeast's estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $19.50 to $22.00 per share of First Southeast common stock.

        Trident also used an income approach in its valuation of First Southeast by discounting First Southeast's projected future earnings plus merger cost savings of 15% to 50% of First Southeast's operating expenses, resulting from an assumed acquisition of First Southeast. The projected earnings were discounted to the present rates of 13%, 15% and 17%. The discount rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to First Southeast, based on a number of factors including prevailing interest rates, the pricing ratios of publicly traded financial institutions, and the financial condition and operating results of First Southeast, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Trident adjusted the resulting values to reflect the cost of certain merger-related expenses. Using the income approach, Trident established a reference range of $9.00 to $13.00 per share of First Southeast common stock.

        In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (52 transactions); (ii) all pending thrift mergers announced during the 90 days prior to February 26, 1996 (the date of the market data) (17 transactions);
(iii) all pending thrift mergers involving thrifts located in the Southeast (11 transactions); (iv) all pending thrift mergers involving actively-traded thrifts (26 transactions); (v) all pending thrift mergers in which the aggregate consideration was between $50 million and $120 million (seven transactions);
(vi) all pending thrift mergers in which the target thrift had assets between $250 million and $500 million (nine transactions); (vii) all pending thrift mergers in which the target thrift had a return on assets of between 0.80% and 1.00% (11 transactions); (viii) all pending thrift mergers in which the target thrift had a return on equity of between 3% and 6% (18 transactions); and (ix) all pending thrift mergers in which the target thrift had a tangible equity ratio of between 15% and 25% of assets (nine transactions). Trident also considered the pricing ratios for 11 pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as First Southeast, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for First Southeast to those of the target thrift institutions. Based on First Southeast's financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to First Southeast. Trident chose price to book value ratios of 115% to 135%, resulting in per share values of $19.75 to $23.25; price to tangible book value ratios of 115% to 135%, also resulting in per share values of $19.75 to $23.25; price to earnings ratios of 24 to 28 times trailing four quarter earnings, resulting in per share values of $19.25 to $22.50; price to assets ratios of 22% to 26%, resulting in per share values of $19.00 to $22.50; and premiums over tangible book value as a percentage of core deposits of 5.0% to 8.0%, resulting in per share values of $20.25 to $22.00. Based on these derived ranges of value, Trident established a reference range of $19.50 to $22.50 per share using the market approach. See "--Prospective Acquirors."

        Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, determined a final range of $19.00 to $22.00 (the "Initial Valuation Range") per share for the acquisition value of First Southeast. This range of value was later updated to reflect the $10.00 per share special dividend paid as part of the Restructuring, as well as changes in First Southeast's financial condition, operating results and changes in market conditions. (See "-- Updated Valuation" below.) Trident did not apply specific weights to the three individual approaches, but Trident gave greater consideration to the asset and market approaches in its final range of value for First Southeast.

        Prospective Acquirors. Trident presented First Southeast with a list of other financial institutions with operations in the Southeast which it believed to be prospective acquirors (a total of 18 companies). These prospective acquirors were categorized based on Trident's perceived level of interest from the acquiror and "fit" with First Southeast. Trident also presented summary financial statements and merger and acquisition histories for each of the companies which were considered the best prospects to acquire First Southeast (13 companies).

        The following is a summary of the Analysis of Merger Proposal and Report of Due Diligence presented to the Board of Directors of First Southeast on June 30, 1997:


        Summary of Proposed Transaction. Trident presented a summary of the financial terms of the Merger. Trident also compared the pricing ratios for the Merger with the median pricing ratios for selected groups of pending thrift mergers and acquisitions. Trident discussed the advantages and disadvantages of the Merger from a financial point of view. In Trident's view, the advantages of the proposed transaction to First Southeast's shareholders included, among other things, a price above the range of value previously established (as adjusted) by Trident, the receipt of a more liquid security, a higher dividend, a tax-free exchange of stock and the addition of three First Southeast Directors onto the Board of Directors of Carolina First Corporation. The disadvantages included, among other things, expected reductions in personnel and the loss of the corporate identity of First Southeast.

        Updated Valuation. Trident updated the Initial Valuation Range to reflect the Restructuring, which occurred in June 1996, and to "roll forward" the Initial Valuation Range to reflect the financial condition of First Southeast based on financial statements as of and for the nine months ended March 31, 1997 (the "Final Valuation Range"). To determine the Final Valuation Range, Trident made the following adjustments to the Initial Valuation Range: (i) $10.00 was deducted to reflect the payment of the $10.00 per share special dividend received by First Southeast's shareholders as part of the Restructuring, (ii) $1.11 was added to reflect the increase in book value per share of First Southeast (after accounting for the Restructuring) from December 31, 1995 to March 31, 1997, and (iii) $1.00 per share was added to reflect the improved market conditions and financial performance of First Southeast since December 31, 1995. After adjusting the Initial Valuation Range, Trident established the Final Valuation Range of between $11.00 and $14.00 per share. Trident's estimate of fair market value is based on a reasonable range of assumed cost savings and synergies achievable in an acquisition of First Southeast as estimated by Trident, with input from management. Therefore, the range of estimated fair market values established by Trident does not include all possible values of First Southeast to all potential acquirors. As such, the value to each buyer can be greater or less than the range of fair market values established by Trident due to the specific factors and other considerations unique to that buyer.

        Review of Due Diligence Examination of Carolina First Corporation (dated June 25, 1997). Trident presented a summary of its on-site due diligence examination of Carolina First Corporation. Carolina First Corporation's historical balance sheets and income statements were presented, along with a variety of financial ratios that analyzed Carolina First Corporation's financial condition and operating results through March 31, 1997. Trident discussed Carolina First Corporation's business strategy, strengths and weaknesses, peer group comparisons, profitability, dividends, financial condition, loan portfolio composition, asset quality, loan loss reserve coverage, asset classifications, pending litigation, past financial performance, current and previous acquisitions and its subsidiary activities, as well as recent bank analysts' reports on Carolina First Corporation, and other issues.

        Carolina First Corporation's Stock Pricing. Trident examined the pricing of Carolina First Corporation's common stock as of June 19, 1997 in relation to other regional commercial banks, commercial banks of a similar size and all actively-traded commercial banks. Additionally, as part of the evaluation, Trident adjusted Carolina First Corporation's book value and tangible book value to reflect Carolina First Corporation's investment in Affinity Technology as well as Carolina First Corporation's interest in Net.B@nk, Inc. ("NetB@nk") upon the completion of its upcoming initial public offering (the "Adjusted Book Values"). Trident then compared Carolina First Corporation's stock price to the Adjusted Book Values and compared these pricing ratios to other regional commercial banks, commercial banks of a similar size and all actively-traded commercial banks.

        Trident reported that during its investigation, it did not discover any conditions that would prevent it from rendering its fairness opinion to First Southeast's Board of Directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Carolina First Corporation.

        Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. First Southeast's Board of Directors selected Trident as its financial adviser because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with either First Southeast or Carolina First Corporation.

        For its services as financial adviser, First Southeast paid Trident a retainer of $5,000, a fee of $10,000 upon the delivery of the Valuation Report, and a fee of $25,000 upon execution of the Reorganization Agreement. An additional fee equal to 0.50% of the aggregate merger consideration, less the amounts First Southeast previously paid Trident as discussed above, will be payable to Trident upon consummation of the Merger (a balance due of approximately $289,117 based on a $15.00 per share price for Carolina First Corporation common stock). First Southeast has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

Opinion of Carolina First Corporation's Financial Adviser

        Interstate has been engaged by Carolina First Corporation to render an opinion with respect to the fairness from a financial point of view to the holders of Carolina First Corporation common stock of the consideration proposed to be paid by Carolina First Corporation in the Merger with First Southeast. Interstate is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Carolina First
Corporation selected Interstate to render its opinion on the basis of its experience and expertise in merger transactions, and its reputation in the banking and investment communities. In the ordinary course of its business, Interstate trades the equity securities of Carolina First Corporation and First Southeast for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

        In connection with its engagement, an oral opinion was delivered by Interstate to the Carolina First Corporation Board of Directors on July 10, 1997 (as used in this section, "the Board") to the effect that, as of such date and based upon and subject to certain matters, the consideration to be paid by Carolina First Corporation in the Merger to the holders of the First Southeast common stock was fair to Carolina First Corporation from a financial point of view. Interstate has confirmed its oral opinion, by delivery of a written opinion contained herein in Exhibit C. Interstate updated certain of its analyses, as necessary, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

        THE FULL TEXT OF INTERSTATE'S WRITTEN OPINION TO THE BOARD DATED JULY 23, 1997 AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY INTERSTATE, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF INTERSTATE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. INTERSTATE'S OPINION, WHICH IS ADDRESSED TO THE CAROLINA FIRST CORPORATION BOARD, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF CAROLINA FIRST CORPORATION COMMON STOCK OF THE CONSIDERATION TO BE PAID BY CAROLINA FIRST CORPORATION IN THE MERGER AND
DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS
TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE CAROLINA FIRST CORPORATION
SPECIAL MEETING.

        In connection with its opinion, Interstate, among other things: (i) reviewed certain publicly available financial and other data with respect to Carolina First Corporation and First Southeast, including the consolidated financial statements of Carolina First Corporation and First Southeast for recent fiscal years and interim periods to March 31, 1997, and certain other relevant financial and operating data relating to Carolina First Corporation and First Southeast made available to Interstate from published sources and from the internal records of Carolina First Corporation and First Southeast; (ii) reviewed the Reorganization Agreement and certain related documents provided to Interstate by Carolina First Corporation; (iii) reviewed the Current Reports on Form 8-K, filed by First Southeast and Carolina First Corporation on July 8 and July 11, 1997, respectively, with respect to the Merger; (iv) reviewed a draft of this Joint Proxy Statement/Prospectus; (v) reviewed certain historical market prices and trading volumes of Carolina First Corporation and First Southeast as reported by The Nasdaq Stock Market; (vi) compared First Southeast from a financial point of view with certain other public companies which Interstate deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected business combinations in the thrift industry; (viii) reviewed and discussed with representatives of management of Carolina First Corporation and First Southeast certain information regarding the business and financial issues of the Merger, including financial forecasts relating to cost savings and other potential synergies anticipated to result from the Merger and related assumptions; (ix) made inquiries regarding and discussed the due diligence review of First Southeast conducted by Carolina First Corporation with senior executives of First Southeast; (x) made inquiries regarding and discussed the Merger, the Reorganization Agreement and other matters related thereto with Carolina First Corporation's counsel; and (xi) performed such other analyses and examinations as Interstate deemed appropriate.

        In connection with its review, Interstate did not assume any obligation to verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts for Carolina First Corporation and First Southeast prepared by their respective managements, Interstate assumed, with Carolina First Corporation's consent, for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective managements, as to the cost savings, revenue enhancements and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and that such forecasts provided a reasonable basis upon which Interstate could form its opinion. Interstate also assumed, with Carolina First Corporation's consent, that there were no material changes in Carolina First Corporation's or First Southeast's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by Interstate and that off-balance-sheet activities of Carolina First Corporation and First Southeast will not materially and adversely affect the future financial position or results of operations of Carolina First Corporation or First Southeast. Interstate further assumed, with Carolina First Corporation's consent, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. Interstate further assumed, with Carolina First Corporation's consent, that the Merger will be consummated in accordance with the terms and provisions of the Reorganization Agreement, without any amendments to, and without any waiver by Carolina First Corporation of, any of the material conditions to its obligations thereunder. Interstate noted that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and Interstate assumed, with Carolina First Corporation's consent, that such allowances for each of Carolina First Corporation and First Southeast are in the aggregate adequate to cover such losses. In addition, Interstate did not assume responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Carolina First Corporation or First Southeast, nor was Interstate furnished with any such evaluations or appraisals. Finally, Interstate's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Interstate as of, the date thereof. Although Interstate evaluated the consideration to be paid by Carolina First Corporation in the Merger to the holders of the First Southeast common stock from a financial point of view, Interstate was not requested to, and did not, recommend the specific consideration payable in the proposed Merger. No other limitations were imposed by Carolina First Corporation on Interstate with respect to the investigations made or procedures followed by Interstate in rendering its opinion.

        Set forth below is a summary of the material analyses performed by Interstate in connection with its opinion delivered to the Carolina First Corporation Board on July 23, 1997.

        Pro Forma Dilution Analysis. Using Interstate's estimates for Carolina First Corporation of $1.13 in 1997 and $1.25 in 1998 and using estimates from management of First Southeast of $0.73 in 1997 and $0.91 in 1998 and estimates as to the cost savings and other potential synergies anticipated to result from the Merger prepared by Carolina First Corporation's management with respect to amortization of goodwill and the core deposit premium created in the Merger and the future sale of the mortgage portfolio of First Southeast and its discretionary investment securities portfolio, Interstate compared estimated earnings per share ("EPS") for Carolina First Corporation on a stand-alone basis to the estimated EPS for Carolina First Corporation on a pro forma combined basis for calendar years 1997 and 1998. In addition, Interstate prepared pro forma balance sheets assuming the Merger will be consummated in November 1997 and for calendar years 1997 and 1998.
                                       34

Comparable Company Analysis. Based on publicly available information and earnings estimates, Interstate reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of First Southeast and a group of five thrifts consisting of American Federal Bank; Coastal Financial Corporation; First Financial Holdings Inc.; Palfed, Inc.; and Perpetual Bank, MHC (the "Comparable Thrifts").

Interstate noted for Carolina First Corporation's Board that, among other things: (i) First Southeast had a common equity to total assets ratio of 10.2% at March 31, 1997, as compared to the average for the Comparable Thrifts of 7.7%; (ii) First Southeast had a return on average assets and a return on average equity for the quarter ended March 31, 1997 of 1.08% and 10.6% respectively, as compared to the average for the Comparable Thrifts of .94% and 13.2% respectively; (iii) First Southeast had an efficiency ratio
(defined as noninterest expenses divided by net interest income plus noninterest income, before taking into account any goodwill amortization) of 50.2% for the quarter ended March 31, 1997, as compared to the average for the Comparable Thrifts of 61.3%; (iv) First Southeast had a price to book ratio and a price to tangible book ratio of 1.89%, as of July 23, 1997 based on the balance sheet at March 31, 1997, as compared to the average for the selected thrift of 2.38x and 2.46x, respectively; and (v) First
Southeast had a price to earnings ratio of 22.69x at July 23, 1997 based on the EPS for the latest 12 months ended March 31, 1997, as compared to the average for the selected thrifts of 28.61x.

        Analysis of Selected Comparable Bank Merger Transactions. Interstate reviewed the consideration paid in the following 17 transactions announced since 1996 with transaction values less than $500 million: First Financial Holdings Inc./Investors Savings Bank of SC, Inc.; Regions Financial Corporation/GF Bancshares, Inc.; FNB Corp./Home Savings Bank, SSB; Horizon Bancorp Inc./Beckley Bancorp Inc.; 1st United Bancorp/Seaboard Savings Bank, FSB; SouthFirst Bancshares, Inc./First Federal Savings and Loan-Chilton; Resource Bank/Eastern American Bank, FSB; First Citizens Bancshares, Inc./First Savings Financial Corporation; Republic Bancshares, Inc./FFO Financial Group, Inc.; P.C.B. Bancorp, Inc./Anchor Savings Bank; Carolina First Corporation/Lowcountry Savings Bank, Inc.; Republic Bancshares, Inc./Firstate Financial, FA; SouthTrust Corporation/Charter Bank; BB&T Corporation/Fidelity Financial Bankshares Corp.; Colonial BancGroup, Inc./First Family Financial Corp.; SouthTrust Corporation/Preferred Bank, FSB and BankUnited Financial Corp./Suncoast Savings and Loan Association (collectively, the "Comparable Transactions"). For each company merged or to be merged in such transactions, Interstate compiled figures illustrating, among other things, transaction price to latest 12 months earnings per share, transaction price to book value, transaction price to tangible book value, and the ratio of premium over tangible book value to core deposits.


        The figures for the Comparable Transactions represent announced deals in the Southeast (defined as Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) from June 30, 1995 through June 30, 1997. The ratios are as follows: (i) an average excluding high and low of transaction price to latest 12 months' earnings per share of 25.0x; (ii) an average excluding high and low of transaction price to book value of 1.55x; (iii) an average excluding high and low of transaction price to tangible book value of 1.55x; and (iv) an average excluding high and low premium over tangible book value to core deposits of 7.1%. In addition to the Comparable Transactions, Interstate reviewed a pending thrift transaction in South Carolina, the acquisition of American Federal Bank, FSB by CCB Financial Corporation, which resulted in a transaction price to latest 12 months' earnings per share of 20.9x, a transaction price to book value of 2.93x, a transaction price to tangible book value of 3.03x and a premium over tangible book value to core deposits of 23.5%. In comparison, based upon an assumed Exchange Ratio of 1.000 of a share of Carolina First Corporation for each share of First Southeast, representing shares of Carolina First Corporation with a value of $15.00 per share as of July 1, 1997, (the date that the Reorganization Agreement was signed), the consideration to be paid to the holders of First Southeast represented a ratio of transaction price to latest
12 months' earnings per share, adjusted for certain nonrecurring items, of 23.5x, a ratio of transaction price to book value of 1.95x, a ratio of transaction price to tangible book value of 1.95x and a ratio of tangible premium to core deposits of 13.0%.


        No other company or transaction used in the above analysis as a comparison is identical to Carolina First Corporation, First Southeast or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which Carolina First Corporation, First Southeast and the proposed Merger are being compared.

        Other Analysis. Interstate also reviewed selected investment research reports on First Southeast and Carolina First Corporation. In addition, Interstate prepared an overview of the historical financial performance of First Southeast and analyzed its deposit market share, its loan portfolio and a break-down by industry classification of its commercial lending, as well as a history of its nonperforming assets.

        The foregoing is a summary of the material analyses performed by Interstate in connection with its oral opinion delivered to the Carolina First Corporation Board on July 10, 1997 and its written opinion dated July 23,
1997. The summary set forth above does not purport to be a complete description of the analyses performed by Interstate. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Interstate believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, Interstate may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Interstate's view of the actual values of Carolina First Corporation, First Southeast or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Interstate made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of Carolina First Corporation and First Southeast. The analyses performed by Interstate are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Interstate's analysis of the fairness of the consideration to be paid by Carolina First Corporation from a financial point of view in connection with the delivery of Interstate's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Interstate used in its analyses estimates by Interstate for Carolina First Corporation and estimates by management of First Southeast for First Southeast and projections prepared by Carolina First Corporation and First Southeast management as to the cost savings and other potential synergies anticipated to result from the Merger. Such projections and estimates are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

        Pursuant to the terms of Interstate's engagement, Carolina First Corporation has agreed to pay Interstate a fee equal to $100,000, of which $25,000 was payable upon the signing of the Reorganization Agreement, $25,000 was payable upon delivery of the oral opinion and $50,000 is payable upon delivery of the written opinion. Carolina First Corporation also has agreed to reimburse Interstate for its reasonable out-of-pocket expenses, including the fees and expenses of Interstate's legal counsel. Carolina First Corporation has agreed to indemnify Interstate, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

        Interstate has performed various financial advisory and investment banking services for Carolina First Corporation in the past, for which Interstate has received compensation, and may provide such services to Carolina First Corporation in the future.

Exchange of First Southeast Stock Certificates

        As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First Corporation or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of First Southeast common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of First Southeast common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

        FIRST SOUTHEAST SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

        Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, to the Exchange Agent, whereupon the holder shall promptly receive the Carolina First Corporation common stock issuable to him in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the

Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First Corporation that no such tax is applicable.

        Carolina First Corporation is not obligated to deliver the Carolina First Corporation common stock to which any former holder of First Southeast common stock is entitled as a result of the Merger until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First Corporation or First Southeast. In addition, no dividend or other distribution payable to the holders of record of Carolina First Corporation common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of First Southeast Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First Corporation common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificates.

        After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of First Southeast common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First Corporation common stock in exchange therefor (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.

Conditions to Consummation of the Merger


        The obligations of Carolina First Corporation and Carolina First Bank to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by First Southeast and First Federal with their respective covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of First Southeast and First Federal set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by Carolina First Corporation of an opinion of counsel of First Southeast and First Federal in form and substance reasonably satisfactory to Carolina First Corporation and its counsel covering typical matters, including corporate and legal authority, the absence of violation of laws and charter documents and other matters referenced in Section 7.2 of the Reorganization Agreement; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to First Southeast or First Federal through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approvals of Carolina First Corporation and First Southeast; and (vi) that immediately prior to Closing, the First Southeast allowance for loan losses meets certain requirements.



        The obligations of First Southeast and First Federal to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing
Date: (i) the compliance by Carolina First Corporation and Carolina First Bank with their respective covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First Corporation and Carolina First Bank set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by First Southeast of an opinion of counsel of Carolina First Corporation and Carolina First Bank in form and substance reasonably satisfactory to First Southeast and its counsel covering typical matters including corporate and legal authority, the absence of violation of laws and charter documents and other matters referenced in Section 8.2 of the Reorganization Agreement; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Carolina First Corporation or Carolina First Bank through the Closing Date;
(iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approvals of Carolina First Corporation and First Southeast; and (vi) the receipt of a tax opinion from Wyche, Burgess, Freeman
& Parham, P.A., reasonably satisfactory to First Southeast, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
                                       37

        Carolina First Corporation and First Southeast may waive certain of the conditions not required by law which are imposed with respect to their respective obligations to consummate the Reorganization Agreement. In the event that portions of the opinions referenced in the two preceding paragraphs are not rendered, the parties do not expect to resolicit proxies from shareholders, unless the parties determine that absence of such opinions is a material matter requiring resolicitation of shareholders. However, in all cases, if the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. is not provided as referenced above, then shareholders will be resolicited and provided with updated information on the material federal income tax consequences of the transaction.


Termination

        The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or First Southeast, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Carolina First Corporation and First Southeast shareholder approvals are not received at the Special Meetings; (c) by either Carolina First Corporation or First Southeast if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; (d) by either Carolina First Corporation or First Southeast in the event that closing has not occurred by March 31, 1998; (e) by either Carolina First Corporation or First Southeast if the Ending Price is above $19.0156 or below $11.4094 (as such price shall be subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items).




        Neither Carolina First Corporation nor First Southeast has made any decision regarding whether or not it will terminate the Merger if termination rights are triggered as a result of the Ending Price being above $19.0156 or below $11.4094. Such a determination would involve an assessment of the facts and circumstances at that time, including among other things, an assessment of why the Carolina First Corporation common stock price moved so as to trigger termination rights.


Amendment

        The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation, Carolina First Bank, First Southeast and First Federal.


Conduct of First Southeast's and Carolina First Corporation's Business Prior to the Effective Time

        Under the terms of the Reorganization Agreement, First Southeast and First Federal each has agreed with respect to the conduct of its respective businesses pending closing, among other things: (a) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings; (b) not to amend its charter or bylaws; (c) not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure (except that it may pay its customary $0.06 per share quarterly cash dividend prior to closing); (d) to promptly advise Carolina First Corporation of any material adverse change in the business of First Southeast or First Federal; (e) not to breach the Reorganization Agreement or cause any of the representations of First Southeast or First Federal contained in the Reorganization Agreement to become untrue; (f) not to incur any indebtedness other than in the ordinary course of business; (g) except for Merger-related expenses and current contractual obligations, not to incur any expense in excess of $100,000; (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement; (i) not to engage in acquisitions, mergers or other reorganizations; (j) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; or (k) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets, including its shares of capital stock of First Federal.

        Under the terms of the Reorganization Agreement, Carolina First Corporation has agreed, with respect to the conduct of its business pending closing, among other things: (i) to carry on its business in substantially the same manner as heretofore conducted; (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the First Southeast shareholders in any material respect; (iii) to promptly advise First Southeast of any material adverse change in its business; and (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First Corporation's representations in the Reorganization Agreement to become untrue in any material respect.


Required Regulatory Approvals

        The Merger is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.



        The acquisition of First Southeast and First Federal as contemplated herein is subject to approval of the Federal Reserve under Section 4 of the Bank Holding Company Act of 1956 and as provided in 12 C.F.R.
(section mark)225.24(a)(2). The Federal Reserve will take into account, among other factors, the financial and managerial resources and future prospects of the institutions and any anti-competitive effects associated with the Merger. Applicable regulations require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. The Merger may not be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First Corporation filed an application with the Federal Reserve requesting approval of this acquisition, which application was approved on September 19, 1997.


        The acquisition of First Southeast and First Federal as contemplated herein is subject to approval of the FDIC pursuant to both the Bank Merger Act (12 U.S.C. (section mark)1828 et seq.) ("BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act ("FDI Act"). The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Carolina First Corporation has submitted an application to the FDIC for approval to consummate this acquisition.


        The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under
Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making its determination, the State Board will wait until after the FDIC makes its determination and will deny the application only if the State Board finds that the FDIC's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the FDIC. Carolina First Corporation submitted an application to the State Board for approval to consummate the Merger, which application was approved on October 1, 1997.

        First Southeast is required to provide prior notice of the Merger to the OTS under various OTS regulations. This notice has been provided to and accepted by the OTS.


        Carolina First Corporation and First Southeast are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.


Operations After the Merger

        After consummation of the Merger, it is expected that a substantial majority of the former First Federal banking locations will be operated as branch locations of Carolina First Bank and such locations are expected to conduct their business in generally the same manner as prior to the Merger. It is generally expected that the retained First Federal officers and employees will continue in similar positions of Carolina First Bank in an at-will employment capacity. In general, retained First Southeast and First Federal officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "--Interests of Certain Persons in the Merger."


Interests of Certain Persons in the Merger

        Directors. In accordance with the Reorganization Agreement, Carolina First Corporation is nominating the three existing First Southeast directors listed below to Carolina First Corporation's board of directors and unanimously recommends their election to the Carolina First Corporation shareholders:

            1. David C. Wakefield, III (Class of 1995; term expiring in 1998)
            2. William R. Phillips (Class of 1996; term expiring in 1999)
            3. Vernon E. Merchant, Jr. (Class of 1997; term expiring in 2000)

Carolina First Corporation has also agreed that at its 1998 annual meeting of shareholders, Carolina First Corporation will nominate David C. Wakefield, III to a three-year term beginning in 1998.

        Indemnification; Advancement of Expenses; Directors' and Officers' Insurance. The Reorganization Agreement provides that Carolina First Corporation will indemnify the First Southeast directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of the State of Delaware and the First Southeast Certificate of Incorporation and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, First Southeast shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $50,000) and after closing, Carolina First Corporation shall take no action to terminate prematurely such policy.

        Employment Agreements. David C. Wakefield, III, the Chief Executive Officer of First Southeast, and John L. Biediger, the Executive Vice President of First Southeast (the "Officers"), have employment contracts with First Southeast which provide for certain payments, among other things, in connection with the termination of their employment after a change in control (as defined in such agreements). In the Reorganization Agreement, Carolina First Corporation acknowledges the transactions contemplated therein constitute a change in control for purposes of the employment agreements and further acknowledges that the Officers are entitled to receive the certain payments and benefits provided for therein upon a change in control of First Southeast or First Federal.

In the Reorganization Agreement, First Southeast has agreed, on or before the Effective Time, to cause such employment contracts to be amended so that at the election of the Officers (i) the payments and benefits to be provided under such employment agreements shall be payable or provided to the Officer over a period sufficient to reduce the present value of such payments or benefits to an amount which is one dollar less than three times the Officers' "base amount" under
Section 280G(b)(3) of the Code or (ii) the payments or benefits to be provided to the Officers shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits and the period over which such payments and benefits are to be provided to be determined by the Officers. The parties agree that the payments and benefits to be paid or provided to each of the Officers under the employment contracts shall have an aggregate present value, determined as of the Effective Time, of not less than $537,933 (in the case of Mr. Wakefield) and $350,504 (in the case of Mr. Biediger).

        It is currently contemplated that Carolina First Corporation and David
C. Wakefield, III will enter into a consulting agreement that will be effective upon consummation of the Merger, whereby Mr. Wakefield, as an independent contractor, will assist Carolina First Corporation in the assimilation of First Southeast. Compensation under such agreement is expected to be at a rate approximately equal to his current total compensation of $175,000 per year and will include the provision of health and other employee benefits to Mr. Wakefield and his family. The duration of the consulting agreement is expected to be approximately 6 months, and at most one year.


        Carolina First Corporation and John L. Biediger are expected to enter into an employment agreement that will be effective upon consummation of the Merger which will have a term of one year, will provide that Mr. Biediger will work in an officer's capacity and will earn compensation approximately equal to that earned by him prior to the Merger of $90,000 per year.


        Other Matters Related to Employees and Employee Benefit Plans. In the Reorganization Agreement, Carolina First Corporation, First Southeast and First Federal agreed to cooperate to develop staffing plans which will result in retention of as many First Southeast and First Federal managers and employees as is practical (as determined by Carolina First Corporation). Carolina First Corporation agreed that First Southeast and First Federal employees shall also be eligible for consideration for any other available positions for which they are qualified at Carolina First Corporation and its subsidiaries. Carolina First Corporation agreed that those former First Southeast or First Federal employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current Carolina First Corporation employees, for all Carolina First Corporation Benefit Plans (as defined in the Reorganization Agreement); and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Corporation Benefit Plans for years of service with First Southeast and First Federal as if such service had been with Carolina First Corporation or its subsidiaries. Carolina First Corporation agreed that First Southeast may elect to fully vest its employees under some or all First Southeast Benefit Plans prior to consummation of the Merger. Any First Southeast Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of First Southeast or First Federal prior to the Effective Time. Carolina First Corporation agreed to assume all of First Southeast's obligations under its Post-Retirement Health Benefit Plan with respect to First Federal employees eligible to receive benefits under such Plan at the Effective Time based on their age and years of service with First Federal. Carolina First Corporation further agrees that those former First Southeast or First Federal employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First Corporation's medical Benefit Plans. Carolina First Corporation agrees that, upon the Mergers, it will assume or honor (as appropriate) First Southeast's and First Federal's Director Emeritus Plan, Deferred Compensation Plan for Key Employees and Non-employee Directors, Employee Severance Compensation Plan and Pay to Stay program and the obligations to pay benefits in accordance with the terms of such plans and any elections by participants thereunder; provided that Carolina First Corporation's total obligations under the pay to stay program shall not exceed $75,000.

Accounting Treatment

        Carolina First Corporation will account for the acquisition of First Southeast as a "purchase" under GAAP. Under the purchase method of accounting, the assets and liabilities of First Southeast will be adjusted to their estimated market values and combined with the assets and liabilities of Carolina First Bank. Stockholders' equity and cash will be adjusted to reflect common stock and cash issued for the purchase price. The excess of the purchase price over the estimated market value of the net assets acquired will be recorded as intangible assets, which will be amortized over ten to 25 years using accelerated and straight-line methods. Prior period statements will not be restated.


Certain Federal Income Tax Consequences

        The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the First Southeast common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to First Southeast shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to First Southeast shareholders who acquired their shares of First Southeast's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

        Pursuant to the terms of the Reorganization Agreement, First Southeast will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the Merger occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by First Southeast and Carolina First Corporation, for federal income tax purposes:

         1. The Merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, provided that substantially all of the assets of First Southeast are acquired in such a Merger.

         2. No gain or loss will be recognized either to Carolina First Corporation or First Southeast as a result of the Merger.

         3. No gain or loss will be recognized to the shareholders of First Southeast upon their receipt of shares of Carolina First Corporation common stock in the Merger (disregarding for this purpose any cash received for whole or fractional shares or otherwise in connection with the Merger).

         4. The receipt of cash by First Southeast shareholders in the Merger in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

         5. The tax basis of the Carolina First Corporation common stock so received by First Southeast shareholders in connection with the Merger will be the same as the basis in the First Southeast common stock surrendered in exchange for such Carolina First Corporation common stock as set forth above.

         6. The holding period of the Carolina First Corporation common stock received by a First Southeast shareholder will include the holding period of the shares of First Southeast surrendered therefor provided that the First Southeast shares are capital assets in the hand of the shareholder at the time of the Merger.

       If Wyche, Burgess, Freeman & Parham, P.A. is unable to provide a tax opinion as described above, FSFC shareholders will be resolicited and provided with updated information on the material federal income tax consequences of the transaction.

         Fractional Share Interests. A First Southeast shareholder who receives cash in lieu of a fractional share interest in Carolina First Corporation common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the First Southeast common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First Corporation common stock received, determined as set forth above, is longer than one year.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.


Restrictions on Resales by Affiliates

         The issuance of the Carolina First Corporation Shares has been registered under the Securities Act. Accordingly, resales of the Carolina First Corporation Shares by non-affiliates of First Southeast will not require registration. However, under existing law, any person who is an "affiliate" of First Southeast (as defined below) at the time the proposed exchange is submitted to a vote of the First Southeast shareholders who wishes to sell Carolina First Corporation Shares will be required either to (a) register the sale of the Carolina First Corporation Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be First Southeast affiliates resell their Carolina First Corporation Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First Corporation Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former First Southeast affiliate may freely sell the Carolina First Corporation Shares without limitation. After two years from the issuance of the Carolina First Corporation Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First Corporation Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings. First Southeast has agreed that it will use its best efforts to cause affiliates of First Southeast to agree in writing that they will not sell the Carolina First Corporation common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First Corporation to the Exchange Agent with respect to the Carolina First Corporation common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of First Southeast, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First Southeast at the time of consummation of the Merger. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of First Southeast common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

No Appraisal/Dissenters' Rights

         Neither Carolina First Corporation shareholders nor First Southeast shareholders have dissenters' rights or appraisal rights as a result of the Merger.


Recommendations of Boards of Directors

         The Board of Directors of First Southeast has concluded that the Merger is in the best interests of First Southeast and has authorized consummation thereof, subject to approval of the First Southeast shareholders, receipt of all requisite regulatory approvals, and satisfaction of certain other conditions. The Board of Directors of First Southeast unanimously recommends that shareholders vote FOR approval of the Reorganization Agreement.

         The Board of Directors of Carolina First Corporation has concluded that the Merger is in the best interests of Carolina First Corporation and has authorized consummation thereof, subject to approval of the Carolina First Corporation shareholders, receipt of all requisite regulatory approvals, and satisfaction of certain other conditions. The Board of Directors of Carolina First Corporation unanimously recommends that shareholders vote
FOR approval of the Reorganization Agreement.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


         The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First Corporation at June 30, 1997 with the historical consolidated balance sheet of First Southeast at June 30, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Recent Developments."

         The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at June 30, 1997 with the historical consolidated capitalization of First Southeast at June 30, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger.

         The unaudited Pro Forma Combined Condensed Statement of Income is based on combining the historical consolidated statements of income of Carolina First Corporation for the year ended December 31, 1996 with the historical consolidated statements of income of First Southeast for the twelve months ended December 31, 1996, and the historical consolidated statements of income of Carolina First Corporation for the six months ended June 30, 1997 with the historical consolidated statements of income of First Southeast for the six months ended June 30, 1997. Historical earnings for First Southeast, which has a June 30 fiscal year, have been adjusted to reflect a December 31 fiscal year-end by adding the subsequent six-month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1996.

         The Merger is expected to be accounted for under the purchase method of accounting, and pro forma data are derived in accordance with such method.

         The pro forma data do not, given the operational and market overlap between Carolina First Corporation and First Southeast, reflect any potential benefits from potential cost savings or synergies expected to be achieved following the Merger. The pro forma balance sheet data also reflect merger costs as a deduction from June 30, 1997 retained earnings.

         Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

        The information set forth below was calculated using a Conversion Ratio of 1.0 where applicable. Had the Merger closed on October 8, 1997 (the most recent date for which it was practicable to obtain information prior to the printing of this Joint Proxy Statement/Prospectus), the Conversion Ratio would have been 0.758. Based on unaudited internal estimates, Carolina First Corporation does not believe that the use of a 0.758 Conversion Ratio would result in a material difference in the pro forma combined figures stated below except that 3,326,279 shares of Carolina First Corporation common stock with a total value $73,444,000 (calculated using the 0.758 Conversion Ratio) would have been issued in the transaction rather than 4,388,231 shares valued at $65,823,000 (calculated using a 1.0 Conversion Ratio). This increase in the total value of the transaction would result in a corresponding increase to goodwill. Unaudited internal estimates of Carolina First Corporation show that if the Conversion Ratio of 1.0 is replaced with 0.758, the Pro Forma Combined Net Income Applicable to Common Shareholders on the Unaudited Pro Forma
Combined Condensed Statement of Income for the Six Months Ended June 30, 1997 changes from $7,380,000 to $7,227,000, approximately a 2.1% change. Similarly, on the Unaudited Pro Forma Combined Statement of Earnings for the Year Ended December 31, 1996, the Pro Forma Combined Net Income Applicable to Common Shareholders changes from $8,726,000 to $8,465,000, approximately a 3.0% change. Changes to net income per common share on the Unaudited Pro Forma Combined Condensed Statement of Income for the Six Months Ended June 30, 1997 and for the Year Ended December 31, 1996 increase $0.02 on a fully diluted share. Neither Carolina First Corporation nor First Southeast can give any assurance as to what the actual Conversion Ratio at the time of Closing will be.

                   Unaudited Pro Forma Combined Capitalization
                                At June 30, 1997




                                                              June 30, 1997                 Purchase
                                                       Carolina First      First           Accounting      Pro Forma
                                                       Corporation        Southeast        Adjustments      Combined
                                                                                 (Dollars in thousands)
Long-term debt:
    Subordinated notes                                  $ 25,425         $     --         $     --           $ 25,425
    Mortgage debt                                          1,082               --               --              1,082
                                                       ---------           -------          -------          --------
       Total long-term debt                               26,507               --               --             26,507
                                                       ---------           -------          -------          --------
Shareholders' equity:
    Common stock                                          11,379                44            4,344  (a)       15,767
    Surplus                                               85,029            19,137           42,180  (a)      146,346
    Retained earnings                                     14,201            15,747          (15,747) (a)       13,451
    Nonvested restricted stock and
             guarantee of ESOP debt                         (588)               --             (750)  (b)         (588)
    Unrealized loss on securities
             available for sale                              420               118               --               538
                                                       ---------           -------          -------          --------
      Total shareholders' equity                         110,441            35,046           30,027           175,514
                                                       ---------           -------          -------          --------
        Total capitalization                            $136,948           $35,046          $30,027          $202,021
                                                       =========           =======          =======          ========

------------------------

(a) To reflect the effect of issuing 4,388,231 shares of Carolina First Corporation common stock based on an assumed market price of $15.00 per share of Carolina First Corporation common stock.

(b)     To record estimated costs related to the Merger.




              Unaudited Pro Forma Combined Condensed Balance Sheet

                                                               June 30, 1997              Purchase
                                                     Carolina First       First          Accounting        Pro Forma
                                                       Corporation      Southeast        Adjustments       Combined
                                                          (Dollars in thousands, except share data and footnotes)
Assets:
    Cash and due from banks                            $    69,191      $    3,274      $    (329)(a)     $    72,136
    Interest-earning deposits                               28,401          10,377             --              38,778
    Investment securities                                  261,691          54,403           (416)(b)         315,678
    Loans                                                1,270,205         282,074         (2,334)(c)       1,549,945
      Less unearned income                                 (14,514)         (8,303)            --             (22,817)
      Less allowance for loan losses                       (12,175)         (1,370)            --             (13,545)
                                                         ---------         -------          ---------       ---------
      Net loans                                          1,243,516         272,401         (2,334)          1,513,583
    Premises and equipment                                  30,298           4,282            438 (d)          35,018
    Intangible assets                                       15,621              --         36,553 (e)          52,174
    Other assets                                            57,059           3,793            500 (d)          61,352
                                                         ---------         -------          ---------       ---------
        Total assets                                    $1,705,777        $348,530       $ 34,412          $2,088,719
                                                        ==========        ========       ============      ==========

Liabilities and shareholders' equity:
    Liabilities
      Deposits
           Noninterest-bearing                          $  228,933       $   2,782      $      --          $  231,715
           Interest-bearing                              1,103,618         282,001             --           1,385,619
                                                         ---------         -------          ---------       ---------
           Total deposits                                1,332,551         284,783             --           1,617,334
    Borrowed funds                                         242,549          25,000             --             267,549
    Other liabilities                                       20,236           3,701          1,033 (f)          28,322
                                                         ---------         -------                          ---------
                                                                                            1,164 (g)
                                                                                            1,438 (h)
                                                                                              750 (i)
                                                                                            ---------
      Total liabilities                                  1,595,336         313,484          4,385           1,913,205
                                                         ---------         -------          ---------       ---------

Total shareholders' equity                                 110,441          35,046           (750)(i)         175,514
                                                         ---------         -------                          ---------
                                                                                           30,777 (j)
                                                                                           -----------
Total liabilities and shareholders' equity              $1,705,777        $348,530        $34,412          $2,088,719
                                                         =========        ========        ============     ==========

-----------------------------------
(a)      To record the payment of transaction fees.
(b) To adjust the investment securities of First Southeast to estimated market value.
(c) To adjust the loan portfolio of First Southeast to estimated market value.
(d) To adjust the fixed assets and property of First Southeast to estimated market value.
(e) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill of $30,857,000) and the core deposit premium ($5,696,000).
(f) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First Corporation's statutory tax rate of 38%.
(g) To record the liability for a benefit plan for First Southeast's directors.
(h)      To record the buyout of employment contracts and severance payments.
(i)      To record estimated costs related to the Merger.
(j) To give effect to the acquisition of First Southeast, assuming the issuance of 4,388,231 shares of Carolina First Corporation common stock, $1.00 par value per share, based on an assumed market price of $15.00 per share of Carolina First Corporation common stock and an Conversion Ratio of 1.00 share of Carolina First Corporation common stock for each share of First Southeast common stock. The total value of Carolina First Corporation common stock exchanged would be $65,823,000.

           Unaudited Pro Forma Combined Condensed Statement of Income





                                                         Six Months Ended
                                                           June 30, 1997                       Purchase
                                                  Carolina First            First             Accounting         Pro Forma
                                                   Corporation             Southeast         Adjustments         Combined
                                                                (Dollars in thousands, except share data)

Interest income                                       $62,342              $ 12,607          $   196  (a)       $ 75,145
Interest expenses                                      31,029                 7,205               --              38,234
                                                      -------              --------          ------------       --------
       Net interest income                             31,313                 5,402              196              36,911

Provision for loan losses                               5,993                    90               --               6,083
                                                      -------              --------          ------------       --------

       Net interest income after
         provision for loan losses                     25,320                 5,312              196              30,828

Noninterest income                                      9,696                   577               --              10,273
Noninterest expenses                                   25,105                 2,990              514  (b)         29,234
                                                      -------              --------                             --------
                                                                                                 617  (c)
                                                                                                   8  (d)
                                                                                             ------------
       Income before income taxes                       9,911                 2,899             (943)             11,867

Income taxes                                            3,533                 1,078             (124) (e)          4,487
                                                      -------              --------          ------------       --------
       Net income                                       6,378                 1,821             (819)              7,380
Dividends on preferred stock                               --                    --               --                  --
       Net income applicable to
         common shareholders                          $ 6,378               $ 1,821          $  (819)           $  7,380
                                                      =======               =======          =============      ========

       Net income per common share
         Primary                                      $  0.56               $  0.42         $     --            $   0.47
         Fully diluted                                   0.56                  0.42               --                0.47
       Average shares outstanding
         Primary                                   11,439,179             4,388,231               --          15,827,410
         Fully diluted                             11,456,636             4,388,231               --          15,844,867

---------------------------------------

(a) To amortize the securities and loan market-to-market adjustment over a period of seven years.
(b) To amortize the core deposit premium based on a sum-of-the-year's digits method over ten years.
(c) To amortize goodwill over a 25-year period using the straight-line method.
(d) To increase depreciation expense from mark-up of First Southeast premises and equipment to an estimated market value.
(e)      To show impact of taxes at 38% tax rate.

          Unaudited Pro Forma Combined Condensed Statement of Earnings





                                                    Year Ended December 31, 1996           Purchase
                                                 Carolina First            First          Accounting          Pro Forma
                                                  Corporation           Southeast         Adjustments         Combined
                                                                 (Dollars in thousands, except share data)
Interest income                                       $116,872            $ 25,235         $    451  (a)       $142,558
Interest expenses                                       59,802              14,306               --              74,108
                                                      --------            --------         -------------       --------
       Net interest income                              57,070              10,929              451              68,450

Provision for loan losses                               10,263                 180             --                10,443
                                                      --------            --------         -------------       --------

       Net interest income after
         provision for loan losses                      46,807              10,749              451              58,007

Noninterest income                                      21,341                 226               --              21,567
Noninterest expenses                                    51,675              10,497            1,028  (b)         64,493
                                                      --------            --------                             --------
                                                                                              1,278  (c)
                                                                                                 15  (d)
                                                                                           -------------
       Income before income taxes                       16,473                 478           (1,870)             15,081

Income taxes                                             5,999                 518           (  225) (e)          6,292

       Net income                                       10,474                 (40)          (1,645)              8,789

Dividends on preferred stock                                63                  --               --                  63

       Net income applicable to
         common shareholders                          $ 10,411            $    (40)        $ (1,645)           $  8,726
                                                      ========            ========         ==============      ========
       Net income per common share
         Primary                                     $    0.96             $ (0.01)      $       --            $   0.58
         Fully diluted                                    0.92               (0.01)              --                0.56

       Average shares outstanding
         Primary                                    10,839,708           4,263,730               --          15,103,438
         Fully diluted                              11,371,547           4,263,730               --          15,635,277

----------------------------

(a) To amortize the securities and loan market-to-market adjustment over a period of ten years.
(b) To amortize the core deposit premium based on a sum-of-the-year's digits method over ten years.
(c) To amortize goodwill over a 25-year period using the straight-line method.
(d) To increase depreciation expense from mark-up of First Southeast premises and equipment to an estimated market value.
(e)      To show impact of taxes at 38% tax rate.

                  INFORMATION ABOUT CAROLINA FIRST CORPORATION

General

       Carolina First Corporation. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its three operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, and (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina. Through its subsidiaries, Carolina First Corporation provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 54 locations in South Carolina and is one of the largest independent South Carolina-headquartered financial institutions. At June 30, 1997, it had total assets of approximately $1.70 billion, total loans of approximately $1.3 billion, total deposits of approximately $1.3 billion and approximately $110 million in shareholders' equity.

       Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

       Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First Corporation's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First Corporation also has branch locations in other counties in South Carolina.

       Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on February 3,
1995), the acquisition of 12 branch locations of Republic National Bank in March 1993, in which deposits of approximately $190 million were assumed, and the acquisition of Lowcountry Savings Bank, Inc. in July 1997. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

       Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiary. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries.

       Carolina First Bank. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It currently engages in a general banking business through 51 locations, which are located throughout South Carolina. It began its operations in December 1986 and at June 30, 1997 had total assets of approximately $1.68 billion, total loans of approximately $1.2 billion and total deposits of approximately $1.3 billion. Its deposits are insured by the FDIC.

       Carolina First Mortgage Company. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At June 30, 1997, Carolina First Mortgage Company was servicing or subservicing approximately 15,800 loans having an aggregate principal balance of approximately $1.4 billion.

       Blue Ridge Finance Company. On December 29, 1995, Carolina First Corporation acquired Blue Ridge Finance Company, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at June 30, 1997, had approximately $14 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.


       CF Investment Company. Carolina First Corporation has formed a wholly-owned subsidiary, CF Investment Company, which has filed an application with the United States Small Business Administration ("SBA") to become licensed as a "small business investment company." To date, CF Investment Company has not engaged in any operations. Carolina First Corporation expects to receive the SBA license in the final quarter of 1997 and expects to capitalize CF Investment Company with a contribution of $3.0 million.


Capital Adequacy

       Carolina First Corporation. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common stockholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At June
30, 1997, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

       Carolina First Bank. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve System, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At June 30, 1997, Carolina First Corporation and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements.

        Pro Forma Regulatory Capital. The following tables sets forth Carolina First Bank's and Carolina First Corporation's regulatory capital position at June 30, 1997, on a historical basis as well as a pro forma basis assuming consummation of the Merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."



Carolina First Bank                                  At June 30, 1997
                                  Historical                               Pro Forma
                                                  (Dollars in thousands)
Shareholders' Equity .... $  126,557               7.52%         $  191,630               9.27%
                          ==========               ====          ==========               ====
Regulatory Capital
Tier 1 risk-based:
         Actual ......... $  113,240               8.73%         $  141,001               9.59%
         Required* ......     51,910               4.00              58,812               4.00
                          ----------               ----          ----------               ----
         Excess ......... $   61,330               4.73%         $   82,189               5.59%
Total risk-based:
         Actual ......... $  124,323               9.58%         $  153,504              10.44%
         Required* ......    103,819               8.00             117,625               8.00
                          ----------               ----          ----------               ----
         Excess ......... $   20,504               1.58%         $   35,879               2.44%
Leverage:
         Actual ......... $  113,240               6.78%         $  141,001               6.99%
         Required* ......     66,797               4.00              80,653               4.00
                          ----------               ----          ----------               ----
         Excess ......... $   46,443               2.78%         $   60,348               2.99%
Total risk-based assets . $1,297,741                             $1,470,311
         Total assets ... $1,683,227                             $2,066,169

* For capital adequacy purposes.





Carolina First Corporation                           At June 30, 1997
                                     Historical                             Pro Forma
                                                (Dollars in thousands)
Shareholders' Equity      $  110,441               6.47%         $  175,514               8.40%

Regulatory Capital
Tier I risk-based:
         Actual           $   94,380               7.16%         $  122,141               8.19%
         Required*            52,758               4.00              59,660               4.00
                          ----------               ----          ----------               ----
         Excess           $   41,622               3.16%         $   62,481               4.19%
Total risk-based:
         Actual           $  131,980              10.01%         $  161,111              10.80%
         Required*           105,515               8.00             119,321               8.00
                          ----------               ----          ----------               ----
         Excess           $   26,465               2.01%         $   41,790               2.80%
Leverage:
         Actual           $   94,380               5.58%         $  122,141               6.00%
         Required*            67,566               4.00              81,462               4.00
                          ----------               ----          ----------               ----
         Excess           $   26,814               1.58%         $   40,679               2.00%
Total risk-based assets   $1,318,938                             $1,491,508
         Total assets     $1,705,777                             $2,088,719

* For capital adequacy purposes.

Recent Developments

         Acquisition of Lowcountry. On July 18, 1997, Carolina First Corporation acquired Lowcountry Savings Bank, Inc., a South Carolina-chartered savings bank headquartered in Mt. Pleasant, South Carolina ("Lowcountry"), through the merger of Lowcountry with and into Carolina First Bank. The Lowcountry transaction was accounted for as a purchase and resulted in the payment of $12,960,000 for the outstanding shares of Lowcountry common stock. Of this amount, $4,749,000 was paid in cash and $8,211,000 was paid in the form of the issuance of 508,435 shares of Carolina First Corporation common stock. At June 30, 1997, Lowcountry operated through five locations in the Mt. Pleasant/Charleston area and had approximately $80 million in assets. In connection with the Lowcountry transaction, Carolina First Bank received approximately $73 million in loans and approximately $64 million in deposits. For the years ended September 30, 1995 and 1996, Lowcountry had net income of approximately $183,000 and $252,000, respectively.


         Net.B@nk. On July 31, 1997, Net.B@nk, Inc. ("Net.B@nk") completed its initial public offering in which it sold 3,450,000 shares of its common stock (including underwriters' over-allotment option). Upon consummation of the offering, the internet banking deposits of Carolina First Bank were transferred to Net.B@nk's subsidiary, Atlanta Internet Bank, F.S.B., an FDIC-insured federal savings bank. In connection with such acquisition, Carolina First Corporation was issued 1,325,000 shares, and sold 150,000 of them in the initial public offering as a selling shareholder. Carolina First Corporation currently owns 1,175,000 shares of Net.B@nk's common stock, or approximately 18% of the outstanding shares. In connection with these transactions, Carolina First Corporation also received approximately $2.1 million for reimbursement for funds invested for the start-up of Net.B@nk. Under the terms of certain regulatory approvals received by Net.B@nk, certain affiliates of Net.B@nk (including Carolina First Corporation) may not sell their shares in Net.B@nk until the third anniversary of the initial public offering.


         Other Acquisitions. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.

         EXPANSION OF THE CAROLINA FIRST CORPORATION BOARD OF DIRECTORS;
                           ELECTION OF THREE DIRECTORS
                 Item 2 on the Carolina First Corporation Proxy


         Carolina First Corporation's Board of Directors is currently comprised of ten persons. Carolina First Corporation has determined to seek shareholder approval to expand its Board to 13 persons and shareholder approval of the nominees listed below to fill the vacancies created by such expansion. Consummation of the Merger is conditioned upon receipt of the necessary shareholder approval of this Item 2.

         Carolina First Corporation's Articles of Incorporation provide that in the event that the Board of Directors is comprised of nine or more persons the Board of Directors shall be divided into three classes of Directors with each class being elected for staggered three-year terms. Directors will be elected by a plurality of votes cast at the CFC Special Meeting. Abstentions and broker non-votes with respect to nominees will not be considered to be either affirmative or negative votes.

         Management proposes to nominate to the Board of Directors the three persons listed as nominees in the table below. Each of the nominees is currently serving as a Director of First Southeast. Each nominee, if elected, will serve until the expiration of his or her respective term and until his or her successor is duly qualified. Management believes that all such nominees will be available and able to serve as Directors. However, should any nominee become unable to accept election, it is the intention of the person named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote for the election of such other persons as management may recommend. The following table sets forth the names and ages of the nominees for Directors and the Directors continuing in office, the positions and offices with Carolina First Corporation held by each such person, and the period that each such person has served as a Director.


Name                                 Age        Position or Office                                   Director Since
Nominees
David C. Wakefield, III               53        ---                                                       (1)
William R. Phillips                   78        ---                                                       (1)
Vernon E. Merchant, Jr.               66        ---                                                       (1)

Carolina First Corporation Directors Continuing In Office
       (Terms expiring in 2000)
M. Dexter Hagy                        53         Director                                               1993
H. Earle Russell, Jr.                 55         Director                                               1997
William R. Timmons, Jr.               73         Chairman of the Board of Directors                     1986
       (Terms expiring in 1999)
William S. Hummers III                51         Executive Vice President, Secretary, Director          1990
Charles B. Schooler                   68         Director                                               1990
Eugene E. Stone IV                    58         Director                                               1996
       (Terms expiring in 1998)
Judd B. Farr                          71         Director                                               1994
C. Claymon Grimes, Jr.                74         Director                                               1990
Elizabeth P. Stall                    65         Director                                               1986
Mack I. Whittle, Jr.                  48         President, Chief Executive Officer, Director           1986

_________________________
(1) Currently serving as First Southeast directors.

       Mr. Wakefield is being nominated to be in the Class of 1995 (term expiring in 1998); Mr. Phillips is being nominated to be in the Class of 1996 (term expiring in 1999); and Dr. Merchant is being nominated to be in the Class of 1997 (term expiring in 2000). Carolina First Corporation has agreed in the Reorganization Agreement to nominate Mr. Wakefield for election to the Class of 1998 (term expiring in 2001) at the next Carolina First Corporation annual shareholders meeting. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." For details of the ownership interest in Carolina First Corporation that the nominees will have upon consummation of the Merger, see "CAROLINA FIRST CORPORATION MANAGEMENT."

Conditioned Approval

       The approval of the matter set forth in this Item 2 is conditioned upon receiving the requisite Carolina First Corporation shareholder vote at the CFC Special Meeting and the requisite First Southeast shareholder vote at the First Southeast Special Meeting on Item 1. Accordingly, if either such approval is not received, the Carolina First Corporation Board of Directors will not be expanded to 13 persons and the above-referenced nominees will not be elected to the Carolina First Corporation Board of Directors.


                      CAROLINA FIRST CORPORATION MANAGEMENT

Business Experience of Directors and Nominees

        Mr. Wakefield has been President and Chief Executive Officer of First Southeast since its formation in 1993 and President and Chief Executive Officer of First Federal since 1991. Prior thereto, Mr. Wakefield served as Chief Operating Officer of First Federal from 1990 to 1991 and in various capacities since 1976. He also is a past director of the Community Financial Institutions of South Carolina and serves as Chairman of the Board of Visitors of Anderson College.

        Mr. Phillips is a retired stockbroker from J.C. Bradford & Co. Mr. Phillips is a retired colonel of the South Carolina National Guard, past President of the Anderson County Foundation, past President and Chairman of the Board of United Way, past Treasurer of the Chamber of Commerce and was a charter member of Appalachian Regional Council of Governors.

        Dr. Merchant retired in March 1997 after being a self-employed physician and surgeon for over 37 years. Dr. Merchant is a past Director of the State Free Cancer Clinic and is a former State Cancer Liaison-Fellow to the American College of Surgeons. He also serves as an assistant clinical professor at the Medical University of South Carolina.

        Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as President since the opening of Greenco Beverage, Inc. in 1965.

        Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

        Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995, and President of Vaxa Corporation, an investment holding company formed in 1987, located in Greenville, South Carolina. Since January 1996, Mr. Hagy has been Chairman and Chief Executive Officer of BPM Technology, Inc., a development stage producer of printing equipment used in engineering design offices.

        Mr. Hummers joined Carolina First Corporation in June 1988 in his present capacity. From 1986 to 1988, he was Vice President - Management Reporting with First Union Corporation, Charlotte, North Carolina. From 1982 to 1986, he was Senior Vice President and Controller with Southern Bank and Trust which was acquired by First Union National Bank of South Carolina in 1986. He is also a director of World Acceptance Corporation.

        Dr. Russell is a surgeon in Greenville, South Carolina.

        Dr. Schooler is an optometrist in Georgetown, South Carolina.

        Ms. Stall is a private investor in Greenville, South Carolina.

        Mr. Stone has served as the CEO of Stone Manufacturing Company, a company which owns Umbro International, a world-wide soccer company, and Stone Apparel, an apparel company, since 1977. Mr. Stone is a director of Liberty Corporation.

        Mr. Timmons is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles ("Canal"). From 1947 until 1993, Mr. Timmons served as Canal's First Vice President and Secretary.

         Mr. Whittle has been President and Chief Executive Officer of Carolina First Corporation since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank. Mr. Whittle previously served as Senior Vice President and Regional Officer for Bankers Trust of South Carolina (currently NationsBank) from 1982 until May 1986, when he resigned his position in order to organize Carolina First Corporation.


Meetings and Committees of the Board of Directors

         The Board held eight meetings in 1996. No Director attended less than 75% of such meetings.

         The Board has an Audit Committee which reviews the audit plan, the results of the audit engagement of Carolina First Corporation's accountants, the scope and results of Carolina First Corporation's procedures for internal auditing and internal control, and the internal audit reports of Carolina First Corporation's subsidiaries. The Audit Committee is currently comprised of Messrs. Grimes, Schooler and Russell. The Audit Committee met twice during 1996. All current members were present at each of the meetings.

         The Board has a Compensation Committee which reviews Carolina First Corporation's compensation policies and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Mr. Stone and Ms. Stall. The Compensation Committee met twice during 1996. All current members were present at both meetings. No members of the Compensation Committee are officers or employees of Carolina First Corporation or its subsidiaries.

        The Board has a Nominating Committee comprised of Mr. Whittle, Mr. Timmons, Ms. Stall and Mr. Hagy. The Nominating Committee did not meet during 1996. The Nominating Committee will consider nominees recommended by security holders. Any such recommendations should be made in writing and delivered to Carolina First Corporation's principal offices before December 1 of each year.

Security Ownership of Certain Beneficial Owners and Management


         The following table sets forth as of September 22, 1997 information with respect to the Carolina First Corporation common stock owned beneficially or of record by each of the Directors and nominees individually, by Carolina First Corporation's Chief Executive Officer and each of the four most highly compensated executive officers other than the Cheif Executive Officer (collectively the "Named Executive Officers") and by all Directors and executive officers of Carolina First Corporation as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed. There are no persons known to Carolina First Corporation to own beneficially 5% or more of its common stock.




                                                       Amount and Nature                                Percent
Name of Beneficial Owner                            of Beneficial Ownership                          of Class (1)

     Existing Directors and Executive Officers

Judd B. Farr                                                 114,701   (2)                                   *
C. Claymon Grimes, Jr.                                        60,129   (3)                                   *
M. Dexter Hagy                                                10,779   (4)                                   *
William S. Hummers III                                        59,611   (5)                                   *
David L. Morrow                                               21,538   (6)                                   *
Joseph C. Reynolds                                            22,970   (7)                                   *
H. Earle Russell, Jr.                                          4,702   (8)                                   *
Charles B. Schooler                                           35,053   (9)                                   *
Elizabeth P. Stall                                            45,345  (10)                                   *
Eugene E. Stone IV                                             1,920  (11)                                   *
James W. Terry, Jr.                                           33,085  (12)                                   *
William R. Timmons, Jr.                                      299,188  (13)                                  2.5%(2)
Mack I. Whittle, Jr.                                         168,954  (14)                                  1.4%(2)
All Existing Directors/Executive Officers                    877,795                                        7.2%
    as a Group (13 persons)
          Director Nominees
David C. Wakefield, III                                      101,532  (15)                                   *
William R. Phillips                                           32,523  (15)                                   *
Vernon E. Merchant, Jr.                                       37,173  (15)                                   *

All Directors/Executive Officers as a Group (16 persons)    1,049,203                                       6.4%(16)

____________________
*     Less than 1%.
(1) The calculation is based on 12,147,156 shares of common stock outstanding as of September 22, 1997. Pursuant to Rule 13d-3 promulgated under the Exchange Act percentages of total outstanding shares have been computed on the assumption that shares of common stock that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.


(2) This includes 3,720 shares of common stock issuable pursuant to an option granted under the Directors' Stock Option Plan ("DSOP").

(3) This includes 3,720 shares of common stock issuable pursuant to an option granted under the DSOP.

(4) This includes 3,720 shares of common stock issuable pursuant to an option granted under the DSOP.


(5) This includes 6,122 shares of common stock owned by Mr. Hummers through the Restricted Stock Plan, 7,242 shares of common stock issuable to Mr. Hummers under outstanding options, and 4,905 shares owned by Mr. Hummers' spouse.

(6) This includes 3,817 shares of common stock owned by Mr. Morrow through the Restricted Stock Plan and 4,141 shares of common stock issuable to Mr. Morrow under outstanding options.

(7) This includes 4,347 shares of common stock owned by Mr. Reynolds through the Restricted Stock Plan and 4,360 shares of common stock issuable to Mr. Reynolds under outstanding options.


(8) This includes 3,720 shares of common stock issuable pursuant to an option granted under the DSOP.

(9) This includes 3,090 shares of common stock issuable pursuant to an option granted under the DSOP.

(10) This includes 3,720 shares of common stock issuable pursuant to an option granted under the DSOP.

(11) This includes 1,200 shares of common stock issuable pursuant to an option granted under the DSOP.

(12) This includes 4,084 shares of common stock owned by Mr. Terry through the Restricted Stock Plan and 5,630 shares of common stock issuable to Mr. Terry under outstanding options.

(13) This includes 189,302 shares of common stock owned by Canal, of which Mr. Timmons is an officer, and 3,720 shares of common stock issuable to Mr. Timmons pursuant to an option granted under the DSOP.

(14) This includes 10,206 shares of common stock owned by Mr. Whittle through the Restricted Stock Plan and 11,867 shares of common stock issuable to Mr. Whittle under outstanding options.


(15) These shares are shares of First Southeast common stock which will be converted into Carolina First Corporation common stock in the Merger. This calculation is based on a Conversion Ratio of 1.00, which is subject to adjustment based on the Ending Price of Carolina First Corporation common stock immediately prior to the Closing Date.

(16) This assumes that 6,535,387 total shares of Carolina First Corporation common stock are outstanding following consummation of the Merger based on a Conversion Ratio of 1.00. If a Conversion Ratio of 0.758 were used, then total shares owned by all executive officers and directors as a group would be 1,007,766 or 6.5% of the common stock outstanding.



Certain Relationships and Related Transactions

      Carolina First Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Carolina First Corporation's Directors and officers and their associates, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $14,796,000 at December 31, 1996. During 1996, approximately $14,955,000 in new loans were made and payments totaled approximately $12,664,000.

      Carolina First Bank is a party to a servicing agreement with Resource Processing Group, Inc. ("Resource"), pursuant to which Resource services Carolina First Bank's credit card portfolio. The servicing agreement may be terminated at any time upon 180 days' notice and upon payment of certain amounts. Under the terms of this servicing agreement, Resource receives a monthly servicing fee equal to approximately 3.56% per annum of the average daily balance on the credit card accounts, plus certain other expenses. Such fee is subject to adjustment in certain cases. In 1996, Carolina First Bank paid approximately $3,957,000 in servicing fees to Resource under this servicing agreement. Edward J. Sebastian is Chairman and Chief Executive Officer of Resources Bancshares Corporation, which was the parent corporation of Resource in 1996. Mr. Sebastian was a director of Carolina First Corporation during a portion of 1996, but resigned as a part of Carolina First Corporation's agreement with the Federal Reserve which permitted Carolina First Corporation to retain its ownership in Affinity. Carolina First Corporation has an application pending seeking Federal Reserve approval to permit Mr. Sebastian to serve on both Carolina First Corporation's and Affinity's Boards.

      In 1996, Carolina First Bank purchased approximately $64 million in lease contracts from Republic Leasing Company, Inc. ("Republic Leasing"), a subsidiary of Resource Bancshares Corporation. In connection with such transaction, Carolina First Bank paid a premium of 6% of the principal amount of lease contracts acquired. Republic Leasing continues to service the lease contracts on Carolina First Bank's behalf for a servicing fee which totaled approximately $1,066,000 in 1996.

      In 1996, Resource mailed four million applications in a credit card solicitation on behalf of Carolina First Bank. From such solicitation, approximately 25,000 credit card accounts were opened. In connection with such solicitation, Carolina First Bank paid Republic $10 per new account, for an aggregate of approximately $170,000.


Compensation of Directors and Executive Officers


     Compensation Of Directors. During 1996, non-officer Directors received an annual fee of $13,200, plus $500 for each Board of Directors' meeting attended. Directors who attended committee meetings received $250 per meeting. Pursuant to the DSOP, all non-employee Directors received options to purchase 1,200 shares (adjusted for a six-for-five stock split effected in the form of a dividend) on May 3, 1996, which options had an exercise price equal to the fair market value of the common stock on the date of grant.



      Summary of Cash and Certain Other Compensation. The following table sets forth information concerning all compensation paid by Carolina First Corporation and its subsidiaries during the fiscal years ended December 31, 1994, 1995 and 1996, to the Named Executive Officers for services rendered in all capacities to Carolina First Corporation and its subsidiaries.



                                                                                      Long Term Compensation
                                                Annual Compensation                     Awards              Payouts

                                                                   Other       Restricted     Securities                    All
                                                                  Annual         Stock        Underlying      LTIP         Other
           Name and                        Salary     Bonus       Compen-        Awards        Options/     Payouts     Compensation
      Principal Position         Year       ($)        ($)       sation ($)       ($)          SARs (#)       ($)           ($)
Mack I. Whittle, Jr.            1996        274,520     28,342      (1)                  --           --         --     408,559(3)
President, Chief Executive      1995        264,340     40,320      (1)          87,413 (2)       11,867     87,404      33,877
Officer                         1994        244,989    125,875      (1)         150,000 (2)           --         --      30,324

William S. Hummers III          1996        171,145     17,006      (1)                  --           --         --     127,459 (5)
Executive Vice President        1995        163,485     24,360      (1)          52,815 (4)        7,242     52,807      30,437
                                1994        152,450     75,525      (1)          90,000 (4)           --         --      29,724

James W. Terry, Jr.             1996        175,920     18,530      (1)                  --           --         --      25,806 (7)
President                       1995        174,515     55,874      (1)          41,055 (6)        5,630     41,059      26,612
Carolina First Bank             1994        161,350     71,050      (1)          60,000 (6)           --         --      25,761

David L. Morrow                 1996        144,790     12,754      (1)                  --           --         --      23,177 (9)
Executive Vice President        1995        133,700     36,085      (1)          30,205 (8)        4,141     30,198      14,369
Carolina First Bank             1994        126,450     44,686      (1)          60,000 (8)           --         --      15,324

Joseph C. Reynolds              1996        148,110     22,788      (1)                  --           --         --      12,115 (11)
President, Carolina First       1995        136,500    111,282      (1)         31,780 (10)        4,360     31,788      14,825
Mortgage Company                1994        128,200     13,382      (1)         60,000 (10)           --         --      13,824

--------------------

(1) Certain amounts may have been expended by Carolina First Corporation which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(2) Pursuant to Carolina First Corporations's Restricted Stock Plan, Mr. Whittle was awarded 12,600 shares and 5,994 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of five years from the date of the award. At December 31, 1996, Mr. Whittle held a total of 17,636 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1996 of $284,670. Dividends are payable on the restricted stock to the extent paid on Carolina First Corporation's common stock generally.

(3) This amount is comprised of (i) $9,200 contributed to Carolina First Corporation's 401(k) Plan by Carolina First Corporation on behalf of Mr. Whittle to match fiscal 1996 pre-tax deferral contributions, all of which was vested, (ii) $2,937 contributed to Carolina First Corporation's Employee Stock Ownership Plan (the "ESOP"), (iii) $15,000 in premiums paid by Carolina First Corporation on behalf of Mr. Whittle with respect to insurance not generally available to all Carolina First Corporation employees, and (iv) 433,434 shares of common stock of Affinity awarded to Mr. Whittle by Carolina First Corporation. The value of the Affinity award was determined by an independent third-party appraisal to be $0.88 per share as of the date of grant. Mr. Whittle received this special one-time grant to reward his efforts in obtaining Carolina First Corporation's ownership position in Affinity.

(4) Pursuant to the Restricted Stock Plan, Mr. Hummers was awarded 7,560 shares and 3,622 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of five years from the date of the award. At December 31, 1996, Mr. Hummers held a total of 10,306 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1996 of $166,414. Dividends are payable on the restricted stock to the extent paid on Carolina First Corporation's common stock generally.

(5) This amount is comprised of (i) $6,914 contributed to Carolina First Corporation's 401(k) Plan by Carolina First Corporation on behalf of Mr. Hummers to match fiscal 1996 pre-tax deferral contributions, all of which was vested, (ii) $2,937 contributed to the ESOP, (iii) $15,000 in premiums paid by Carolina First Corporation on behalf of Mr. Hummers with respect to insurance not generally available to all Carolina First Corporation employees, and (iv) 116,600 shares of Affinity common stock awarded to Mr. Hummers by Carolina First Corporation. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant. Mr. Hummers received this special one-time grant to reward his efforts in obtaining Carolina First Corporation's ownership position in Affinity.

(6) Pursuant to the Restricted Stock Plan, Mr. Terry was awarded 5,040 shares and 2,815 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of five years from the date of the award. At December 31, 1996, Mr. Terry held a total of 6,912 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $111,601. Dividends are payable on the restricted stock to the extent paid on Carolina First Corporation's common stock generally.

(7) This amount is comprised of (i) $7,869 contributed to Carolina First Corporation's 401(k) Plan by Carolina First Corporation on behalf of Mr. Terry to match fiscal 1996 pre-tax deferral contributions, of which all was vested, (ii) $2,937 contributed to the ESOP, and (iii) $15,000 in premiums paid by Carolina First Corporation on behalf of Mr. Terry with respect to insurance not generally available to all Carolina First Corporation employees.

(8) Pursuant to the Restricted Stock Plan, Mr. Morrow was awarded 5,040 shares and 2,071 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). Each of these awards was granted for nominal consideration and vests 20% per year over a period of five years from the date of the award. At December 31, 1996, Mr. Morrow held a total of 5,580 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $90,095. Dividends are payable on the restricted stock to the extent paid on Carolina First Corporation's common stock generally.

(9) This amount is comprised of (i) $5,240 contributed to Carolina First Corporation's 401(k) Plan by Carolina First Corporation on behalf of Mr. Morrow to match fiscal 1996 pre-tax deferral contributions, of which 80% was vested, (ii) $2,937 contributed to the ESOP, and (iii) $15,000 in premiums paid by Carolina First Corporation on behalf of Mr. Morrow with respect to insurance not generally available to all Carolina First Corporation employees.

(10) Pursuant to the Restricted Stock Plan, Mr. Reynolds was awarded 5,040 shares and 2,179 shares in 1994 and 1995, respectively (as adjusted for stock dividends and stock split). This award was granted for nominal consideration and vests 20% per year over a period of five years from the date of the award. At December 31, 1996, Mr. Reynolds held a total of 6,398 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1996 of $103,308. Dividends are payable on the restricted stock to the extent paid on Carolina First Corporation's common stock generally.

(11) This amount is comprised of (i) $6,178 contributed to Carolina First Corporation's 401(k) Plan by Carolina First Corporation on behalf of Mr. Reynolds to match fiscal 1996 pre-tax deferral contributions, of which 60% was vested, and (ii) $2,937 contributed to the ESOP.


Board Compensation Committee Report on Executive Compensation

         Decisions with respect to the compensation of Carolina First Corporation's Named Executive Officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions of the Compensation Committee relating to compensation are reviewed by the full Board of Directors. Set forth below is a report submitted by the Compensation Committee which addresses Carolina First Corporation's compensation policies for 1996 with respect to Mr. Whittle as Chief Executive Officer, as well as the Named Executive Officers as a group.

                          Compensation Committee Report

      General Compensation Policies and Specific Guidelines. The Compensation Committee believes that compensation programs and practices should reflect and reinforce the basic mission and nature of Carolina First Corporation, its management and operating philosophies, and its business strategies. Accordingly, Carolina First Corporation's compensation programs and actual pay practices should be consistent with and supportive of executives who are entrepreneurial, innovative, visionary, and profit and growth driven. Carolina First Corporation's compensation programs and practices also are designed to compensate executives for actions deemed to promote long-term shareholder value. These beliefs require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in Carolina First Corporation's business plan and the contributions expected from senior executives; (2) integrate pay with Carolina First Corporation's business strategies, short-term and long-term performance goals, and results; (3) reward corporate and business unit performance achievements; and (4) recognize and reward individual initiative, responsibility and achievements. These beliefs also require that the Compensation Committee pay specific attention to the facts and circumstances associated with corporate, business unit and individual performance achievements and take such actions as necessary to ensure that appropriate compensation is provided through Carolina First Corporation's regular compensation programs or through special arrangements as may be required.

      The Compensation Committee endorses the position that equity ownership by management, and equity- based performance compensation arrangements, are beneficial in aligning management's and shareholders' interest. It is Carolina First Corporation's policy not to pay compensation in excess of the amounts referenced in Section 162(m)(4) of the Code.

      In determining 1996 compensation, the Compensation Committee utilized, among other things, guidelines set forth in Carolina First Corporation's Short-Term Management Performance Plan ("Short- Term Plan") and Carolina First Corporation's Long-Term Management Performance Plan ("Long-Term Plan"). The Short-Term Plan is designed to aid the Board of Directors and the Compensation Committee in determining appropriate levels of bonus compensation for key employees based on the short-term performance achieved by Carolina First Corporation, the business unit and the individual. The purpose of such short-term bonus compensation is to recognize and reward those key employees of Carolina First Corporation who contribute substantially to Carolina First Corporation's achievement of short-term objectives which may be financial, operational and/or strategic in nature. The Long-Term Plan is designed so that it can be used by the Compensation Committee in the manner which best supports Carolina First Corporation's long-term strategies and provides rewards to senior executives which are commensurate with the degree of performance risk inherent in the business strategy and the actual performance achieved. Compensation payable under the Long-Term Plan is comprised principally of equity.

      Base salaries are set by the Board, after recommendation by the Compensation Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Compensation Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. Consideration is given to compensation paid to executives of financial institutions similar in size and character to Carolina First Corporation.

      Carolina First Corporation does not have "executive officers" other than the Named Executive Officers. However, compensation under the Short-Term Plan and Long-Term Plan is payable to both executive and non-executive officers.

      Relationship of Performance to Executive Compensation. Company performance is an integral part in determining the compensation of Named Executive Officers. A significant portion of the Named Executive Officers' total compensation is incentive compensation as determined under the Short-Term Plan and the Long-Term Plan.

      The Short-Term Plan establishes a point system which determines cash bonus awards based on the extent to which Carolina First Corporation met certain performance goals. These performance goals, which were recommended by the Compensation Committee and adopted by the Board, were set at the beginning of 1996 and were designed to represent what the Compensation Committee considered to be outstanding levels of Company performance. The Short-Term Plan provides that the Named Executive Officers will receive from 35% to 50% of their base salary in incentive cash compensation if 100% of the performance goals are met. Incentive compensation generally becomes payable on a graduated scale when Carolina First Corporation (or in certain cases a Carolina First Corporation subsidiary) achieves 85% of the established performance goals. The performance goals under the Short-Term Plan for 1996 related to (i) earnings per share, (ii) return on average equity, (iii) development of retail banking alternative delivery systems, (iv) nonperforming assets as a percentage of total loans (asset quality goal), and (v) noninterest expenses as a percentage of net interest income plus noninterest income (efficiency goal).

      The Long-Term Plan is structured with three-year "performance cycles" with compensation payable at the end of such cycles. The first performance cycle ended December 1995 and compensation was paid to the Named Executive Officers with respect to this cycle in January 1996. In 1994, the Board of Directors adopted goals for the second cycle, which covers 1995 through 1997. The performance goals under the Long-Term Plan for the 1995-1997 cycle relate to (i) earnings growth, (ii) presence in certain markets in the state, (iii) nonperforming assets as a percentage of total loans, and (iv) noninterest expenses as a percentage of net interest income plus noninterest income.

      Compensation Paid during 1996. Compensation paid the Named Executive Officers in 1996 consisted of the following elements: base salary, bonus, options, restricted stock, matching contributions paid with respect to Carolina First Corporation's 401(k) Plan, payments made pursuant to Carolina First Corporation's ESOP and, for certain officers, special Affinity stock awards. Payments under Carolina First Corporation's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis. Carolina First Corporation also has certain broad based employee benefit plans in which Named Executive Officers participate, as well as certain executive officer retirement, life and health insurance plans. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1996. Except for bonuses, options and restricted stock, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

      During 1996, under the Short-Term Plan, Carolina First Corporation achieved 88% of its earnings per share goal, 96% of its return on average equity goal, 100% of its retail banking alternative delivery systems goal, 114% of its asset quality goal, and 99% of its efficiency goal. Based on Carolina First Corporation performance, the Named Executive Officers received bonuses ranging from 10.25% to 17.54% of their annual base salaries (excluding automobile allowances). All bonuses were determined in accordance with the terms of the Short- Term Plan.

      Mr. Whittle's 1996 Compensation. Mr. Whittle's 1996 compensation consisted of a base salary, cash bonus, the value of previously-granted restricted stock which became transferrable, certain perquisites (which did not exceed 10% of his base salary and bonus), a special Affinity stock award, and the various forms of other compensation set forth in the preceding paragraph which were available generally to all employees. Mr. Whittle's base salary of $274,250 (which includes an automobile allowance of $24,250) was determined by the Compensation Committee at the beginning of 1996. It was based in part on compensation levels of other chief executive officers and is believed to be comparable thereto. Mr. Whittle's cash bonus was determined in accordance with the Short-Term Plan. Mr. Whittle's bonus, if all applicable Carolina First Corporation performance goals were fully achieved, would have been 50% of his base salary (excluding his automobile allowance), or $125,000. As weighted for Mr. Whittle, the performance results resulted in a cash bonus of $28,342.

      Special Affinity Stock Awards. On January 24, 1996, the Board of Directors awarded 6,289 shares (before a 106-for-1 stock split) of common stock of Affinity to Mr. Whittle, Mr. Hummers, and one non- executive officer of Carolina First Corporation, who were deemed to be most responsible for Carolina First Corporation's investment in Affinity. The value of the Affinity award was determined by an independent third-party appraisal to be $.88 per share as of the date of grant, for an aggregate award of approximately $587,000. The Board determined that the Affinity stock awards were appropriate to reward entrepreneurial behavior, to keep quality officers from leaving Carolina First Corporation for greater personal reward when presented with entrepreneurial opportunities like the Affinity investment, and to encourage officers to continue to locate Affinity-type investments. The Committee believes that granting Affinity stock to these officers instead of cash or other consideration was appropriate insofar as it caused the value of this one-time bonus to track the value that the officers had created for Carolina First Corporation.

      The Committee believes that Carolina First Corporation's strong performance during 1996 was directly related to Mr. Whittle's and the other Named Executive Officers' leadership and believes that all compensation paid to Mr. Whittle and the other Named Executive Officers was warranted.

Compensation Committee:   Elizabeth P. Stall, Eugene E. Stone IV.


Stock Options and Long-Term Incentive Plan Awards

       Carolina First Corporation did not grant any stock options under any stock option plan or award any amounts under the Long-Term Plan to any executive officer in 1996.


Employment Contracts

        Carolina First Corporation has entered into substantially similar Noncompetition, Severance and Employment Agreements (individually, the "Agreement") with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr. and David L. Morrow (each an "Executive"). The Agreement is summarized below. However, this summary is qualified in its entirety by reference to the Agreement itself, a copy of which may be obtained, without charge, by written request to Carolina First Corporation at its principal executive offices,
Attention: William S. Hummers III. The Agreement has a rolling term of three years (the "Term") and extends automatically unless either party causes the Term to be a fixed three-year term. Under the Agreement, the Executive is given duties and authority typical of similar executives and Carolina First Corporation is obligated to pay the Executive an annual salary determined by the Board, such incentive compensation as may become payable to the Executive under Carolina First Corporation's Short-Term Plan and Long-Term Plan, and certain other typical executive benefits.

        The Executive may terminate the Agreement if (i) Carolina First Corporation breaches the Agreement, (ii) there is a Voluntary Termination, or
(iii) there is an Involuntary Termination (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If an Executive terminates his employment other than for Legitimate Executive Reasons, Carolina First Corporation's obligations under the Agreement cease as of the date of such termination and the Executive becomes subject to the noncompetition provisions described below. If an Executive terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to three years compensation. If an Executive terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to one year's compensation. "Involuntary Termination" is defined as the Executive's termination of his employment following a change in control (as defined in the Agreement) due to (i) a change in the Executive's responsibilities, position or authority, (ii) a change in the Term, (iii) a reduction in the Executive's compensation, (iv) a forced relocation of the Executive outside the Executive's area, (v) a significant increase in the Executive's travel requirements, (vi) an attempted termination for "cause" that violates the Agreement, (vii) Carolina First Corporation's insolvency, or (viii) Carolina First Corporation's breach of the Agreement. "Voluntary Termination" is defined as the Executive's termination of his employment following a change in control which is not the result of any of clauses (i) through (viii) set forth in the definition of Involuntary Termination above. Carolina First Corporation may terminate the Agreement at any time during its Term (i) for "cause" (as defined in the Agreement), (ii) if the Executive becomes disabled (generally unable to perform Carolina First Corporation duties on a full-time basis for six months), or (iii) upon the Executive's death (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). If Carolina First Corporation terminates an Executive's employment for Legitimate Company Reasons, Carolina First Corporation's obligations under the Agreement cease as of the date of termination, except that if the Executive is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If Carolina First Corporation terminates an Executive other than for Legitimate Company Reasons after a change in control, the Executive is entitled to receive as severance upon such termination, such amounts as would be payable in the event of an Involuntary Termination. If Carolina First Corporation terminates the Executive other than for Legitimate Company Reasons but in the absence of a change in control, the Executive shall be entitled to receive as severance upon such termination, the aggregate compensation and benefits that would have been payable under the Agreement for the remaining Term of this Agreement. In the event of termination pursuant to clauses (i) or (iii) of the Legitimate Executive Reasons, or in the event of termination other than for Legitimate Company Reasons, (A) all rights of Executive pursuant to awards of share grants or options granted by Carolina First Corporation generally become vested and released from all conditions and restrictions, and (B) the Executive is credited with Carolina First Corporation service for the remaining Term of the Agreement for the purposes of Carolina First Corporation's benefit plans.

        In the event that an Executive's employment is terminated before a change in control voluntarily by the Executive or by Carolina First Corporation for cause, then the Executive may not, for a period of one year following such termination of employment, become employed by any insured depository institution which conducts certain business activities in South Carolina or interfere with or otherwise compete against Carolina First Corporation or its operations in violation of the provisions set forth in the Agreement. The Agreement also imposes certain confidentiality obligations on the Executive.


Performance Graph

        The following graph sets forth the performance of Carolina First Corporation's Common Stock for the five-year period from December 31, 1991 through December 31, 1996 as compared to the Nasdaq Market Composite Index and an index comprised of all Nasdaq commercial banks and bank holding companies. All stock prices reflect the reinvestment of cash dividends.


[GRAPH APPEARS HERE. SEE THE TABLE BELOW FOR PLOT POINTS.]


                               12/91         12/92         12/93         12/94         12/95        12/96
Carolina First Corporation     100.000       157.461       168.611       193.482      253.516       280.961
Nasdaq Market                  100.000       116.378       133.595       130.587      184.674       227.164
Nasdaq Bank Stocks             100.000       145.551       165.989       165.385       246.319      325.600

Independent Public Accountants

       KPMG Peat Marwick LLP ("KPMG") served as Carolina First Corporation's independent public accountants for the 1996 current fiscal year. KPMG has indicated that it plans to have a representative present at the CFC Special Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The Board of Directors has selected KPMG as the independent public accountants for Carolina First Corporation for the 1997 fiscal year.


                   APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN
                       AND RESTRICTED STOCK AGREEMENT PLAN
                  Item 3 on Carolina First Corporation's Proxy

         Carolina First Corporation proposes to amend its existing Stock Option Plan ("Option Plan") to increase the number of shares which may be subject to options thereunder from 661,500 shares to 1,500,000 shares. Carolina First Corporation also proposes to amend its existing Restricted Stock Agreement Plan ("Restricted Stock Plan") to increase the number of shares which may be subject to stock grants thereunder from 330,750 shares to 500,000 shares. For the reasons set forth below, the Board of Directors unanimously recommends a vote FOR the approval of such amendments.

Reasons for Approval

         There are currently 347,312 shares available for issuance under the Option Plan which are not subject to outstanding options, and 116,392 shares available for issuance under the Restricted Stock Plan which are not subject to outstanding stock grant agreements. The Board of Directors believes that the amendments increasing the available shares are necessary and appropriate in order to fund the option and restricted stock grants that would become issuable in the future in accordance with Carolina First Corporation's existing compensation plans. The increase is necessary largely as a result of the continued expansion of Carolina First Corporation, including the expansion in connection with the acquisition of First Southeast. If such amendments are not approved, the Option Plan and Restricted Stock Plan will continue in effect unamended.

Material Features of the Option Plan

         The Option Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Option Plan, a copy of which may be obtained, without charge, by written request to Carolina First Corporation, Post Office Box 1029, Greenville, South Carolina 29602, Attention: William S. Hummers III.

         Administration and Eligibility. The Option Plan generally provides that a committee of the Board ("Committee") comprised solely of members thereof who are "disinterested persons" within the meaning of Section 16 of the Exchange Act may grant either incentive stock options or nonqualified options to such employees as the Committee has determined to have the greatest impact on the Carolina First Corporation's long-term performance. Non-employee Board of Directors members are not eligible to acquire stock under the Option Plan. The Committee is also empowered to administer the Option Plan and to take all such actions as may be necessary thereunder.

         In making any determination as to the employees to whom options shall be granted hereunder and as to the number of shares to be subject thereto, the Committee must take into account, in each case, the level and responsibility of the person's position, the level of the person's performance, the person's level of compensation, the assessed potential of the person and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Option Plan. The Committee may also utilize guidelines set forth in other compensation plans of Carolina First Corporation in determining any matters related to the grant of options under the Option Plan. There are currently approximately 80 persons that the Committee has deemed eligible to participate in the Option Plan. These persons include nonexecutive officers, as well as executive officers of Carolina First Corporation or a Carolina First Corporation subsidiary.

         Exercise and Duration of Options. The exercise price of such options shall be equal to the fair market value per share (as defined in the Option
Plan) of Carolina First Corporation's Common Stock on the date the option is granted. Unless the Committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the grant thereof. Option periods are generally ten years from the date of grant, except that options may not be exercised after an optionee's termination of employment (except in certain instances involving death, disability or voluntary retirement). Subject to certain limited exceptions, options granted under the Option Plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason after age 60. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by Carolina First Corporation or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee's death.

         In the event that Carolina First Corporation is involved in a "change in control", the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby may be accelerated, but the effectiveness of such acceleration, and any exercise of the option pursuant thereto in excess of the number of shares for which it would have been exercisable in the absence of such acceleration, shall be conditioned upon the consummation of the transaction resulting in the change in control. A "change in control" is generally deemed to occur where Carolina First Corporation is involved in a transaction in which it, in substance, is not the surviving entity.

         Assignability. Options granted under the Option Plan are assignable only in limited instances in accordance with applicable law.

         Amendment. The Committee may modify and amend the Option Plan, except that it may not increase the maximum number of shares for which options may be granted under the Option Plan, reduce the minimum exercise prices established under the Option Plan, or extend the period or periods during which options may be granted or exercised.

         Effective Date. The original effective date of the Option Plan was the date of its adoption by the Board in 1986. It was amended and restated as of April 20, 1994. Assuming shareholder approval is received at the CFC Special Meeting, the Option Plan will be amended effective as of such date. If such approval is not received, the Option Plan, unamended, will continue in effect.

         Shareholder Approval. Approval of the Option Plan by holders of a majority of the votes cast on the proposal is required under the Bylaws of the NASD, to which Carolina First Corporation is subject because its common stock is traded on the Nasdaq National Market. Abstentions and broker non-votes are not considered to be either affirmative or negative votes.

Material Features of the Restricted Stock Plan

         The Restricted Stock Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Restricted Stock Plan, a copy of which may be obtained, without charge, by written request to Carolina First Corporation, Post Office Box 1029, Greenville, South Carolina 29602,
Attention: William S. Hummers III.

         In general, the Restricted Stock Plan provides that a committee of the Board ("Committee") composed solely of members thereof who are "disinterested persons" within the meaning of
Section 16 of the Exchange Act may, on behalf of Carolina First Corporation, enter into restricted stock agreements with certain key employees which provide for the acquisition by such persons of common stock ("Shares") upon the terms and conditions set forth in the restricted stock agreement. The Restricted Stock Plan provides that the Committee has complete authority to interpret all terms and provisions of the Restricted Stock Plan consistent with law and adopt, amend and rescind general and special rules and regulations for the Restricted Stock Plan's administration and make all other determinations necessary or advisable for the administration of this Plan.

         Eligibility. The Committee, in its sole discretion, determines which employees shall receive restricted stock agreements and the terms and provisions of restrictions to which such agreements shall be subject. Members of Carolina First Corporation's Board of Directors who are also employees of Carolina First Corporation are eligible to receive Shares under the Restricted Stock Plan. In making any determination as to the persons to whom restricted stock agreements shall be granted and as to the number and price of Shares to be subject thereto and all other terms thereof, the Committee must take into account, in each case, the person's level of responsibility, performance, assessed potential and compensation and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Restricted Stock Plan. The Committee may also utilize guidelines set forth in other compensation plans of Carolina First Corporation in determining any matters related to the grant of Shares hereunder. There are currently approximately 17 persons that the Committee has deemed eligible to participate in the Restricted Stock Plan. All of these persons are participants because of their participation in Carolina First Corporation's Long-Term Incentive Compensation Plan.

         Terms and Conditions of Restricted Stock Agreements. Each restricted stock agreement provides for the acquisition of the Shares subject thereto by the employee upon the satisfaction of the terms and conditions set forth in such agreement and in the Restricted Stock Plan. The purchase price of Shares subject thereto is set by the Committee. However, it is anticipated that the consideration for such Shares will generally consist of the employee's services, so that the purchase price per share will be a nominal amount. Shares subject to restricted stock agreement shall initially be non-transferable and subject to forfeiture as described below. The restricted stock agreement sets forth the schedule pursuant to which the Shares become freely transferable and not subject to the risk of forfeiture. It is generally anticipated that Shares granted to a recipient under a restricted stock agreement shall become freely transferable and no longer subject to forfeiture at a rate of 20% of the total number of the Shares covered by such agreement, on each of the five anniversaries of the date on which such agreement was granted, beginning with the first anniversary of such grant. However, the Committee, in its sole discretion, may set a different schedule.

         Forfeiture of Right to Purchase Shares. If an employee's employment with Carolina First Corporation is terminated for any reason other than death or total and permanent disability (as defined in the Restricted Stock Plan) prior to the scheduled termination of transferability restrictions as provided in the restricted stock agreement, Shares subject to a restricted stock agreement which are not yet freely transferable shall be canceled and returned to Carolina First Corporation. If an employee's employment with Carolina First Corporation is terminated as a result of his death or total and permanent disability, (i) the risk of forfeiture of the right to purchase Shares under any restricted stock agreement of such employee terminates, (ii) all Shares represented by such restricted stock agreement immediately become freely transferable, and (iii) such employee, or such employee's personal representative, has the right to purchase the Shares covered by such agreement upon the terms set forth in such agreement at any time within six months after such employee's death or total and permanent disability, after which time the restricted stock agreement shall be canceled. However, unless specifically stated otherwise, the risk of forfeiture applicable to the right to purchase Shares under a restricted stock agreement shall lapse upon a "Change of Control" of Carolina First Corporation. For purposes of the Restricted Stock Plan, a "Change of Control" means a change of control required to be reported in response to Item 5(f) of Schedule 14A promulgated under the Exchange Act, or certain other transactions (as set forth in the Restricted Stock Plan) in which Carolina First Corporation, in substance, is not the surviving entity.

         Assignability. Rights under a restricted stock agreement are assignable only in limited instances in accordance with applicable law.

         Voting Rights and Dividends. An employee has no rights with respect to any Shares subject to a restricted stock agreement unless and until he acquires such Shares under the terms of such agreement and certificates representing such Shares are duly issued to him. However, upon acquisition, an employee has the right to vote such Shares and receive any dividends (cash or otherwise) paid thereon regardless of whether or not such Shares are freely transferable.

         Termination and Amendment. The Restricted Stock Plan may be terminated by the Board at any time. The Board or Committee may at any time and from time to time modify and amend the Plan in any respect consistent with applicable law; provided, however, that no such amendment shall, without the consent of an employee, affect rights under an existing restricted stock agreement.

         Effective Date. The original effective date of the Restricted Stock Plan was the date of its adoption by the Board in 1986. It was amended and restated as of April 20, 1994. Assuming shareholder approval is received at the CFC Special Meeting, the Restricted Stock Plan will be amended effective as of such date. If such approval is not received, the Restricted Stock Plan, unamended, will continue in effect.

         Shareholder Approval. Approval of the Restricted Stock Plan by holders of a majority of the votes cast on the proposal is required under the Bylaws of the NASD to which Carolina First Corporation is subject because its common stock is traded on the Nasdaq National Market. Abstentions and broker non-votes are not considered to be either affirmative or negative votes.

         The Board unanimously recommends a vote FOR the approval of the Amendments to the Stock Option Plan and Restricted Stock Plan.

Federal  Income Tax Consequences Associated with the Plans.

         The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and restricted stock awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

         Nonqualified Options. Upon the grant of a nonqualified option, the grantee will not recognize any taxable income, and Carolina First Corporation will not be entitled to a deduction. Upon the exercise of such an option, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the "spread"), will constitute compensation taxable to the grantee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the grantee, the fair market value of the stock on the date of exercise is used. Carolina First Corporation, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the grantee.

         Qualified Options. A grantee will not recognize taxable income on the grant or exercise of an incentive stock option ("ISO"). However, the spread at exercise will constitute a tax preference item includable in an alternative minimum tax computation, and thereby may subject the grantee to the alternative minimum tax. Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after (i) two years from the date of grant of the ISO and
(ii) one year from the date of transfer of the shares to the grantee (the "ISO Holding Period"), the grantee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Carolina First Corporation is not entitled to any tax deduction by reason of the grant or exercise of an ISO or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. If the grantee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the ISO Holding Period expires, the grantee recognizes ordinary income in the taxable year of the disposition equal to the excess of (a) the lower of the fair market value at date of exercise or such value at the time of disposition over (b) the exercise price, and Carolina First

Corporation receives a deduction in an equal amount.

         Restricted Stock. A grantee who receives restricted stock may make an election under Section 83(b) of the Code (a "Section 83(b) Election") to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the grantee does not make a Section 83(b) Election, then the grant will be taxed as compensation income at the full fair market value (less any amount paid therefor by the grantee) on the date that the restrictions imposed on the shares expire. Unless a grantee makes a Section 83(b) Election, any dividends paid on stock subject to the restrictions are compensation income to the grantee and compensation expense to Carolina First Corporation. Carolina First Corporation is generally entitled to an income tax deduction for any compensation income taxed to the grantee, subject to the provisions of Section 162(m) of the Code.

Plan Benefits

         Restricted Stock Plan. There were no grants made under the Restricted Stock Plan to any persons during 1996.

         Stock Option Plan. The following table sets forth for the year ended December 31, 1996, options granted under the Stock Option Plan by the persons and groups indicated.




                                                           Stock Option Plan
Name and Position                                         Dollar Value ($) (1)       Number of Units
Mack I. Whittle, Jr.                                                    ---                   ---
President, Chief Executive Officer
William S. Hummers III                                                  ---                    ---
Executive Vice President
James W. Terry, Jr.                                                     ---                    ---
President, Carolina First Bank
David L. Morrow                                                         ---                    ---
Executive Vice President, Carolina First Bank
Joseph C. Reynolds                                                      ---                    ---
President, Carolina First Mortgage Company
Executive Officer Group                                                 ---                    ---
--------------------------------------------------------

Non-Executive Director Group                                       $180,169 (1)              $19,200 (2)
Non-Executive Officer Employee Group                               $614,175 (3)               73,140 (4)

------------------------

(1) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 3.25%, expected volatility of 38%, risk-free interest rate of 6.89% and expected lives of 7.5 years.
(2) These options had an exercise price of $17.50, which was approximately the fair market value of Carolina First Corporation common stock at the time of grant.
(3) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 3.25%, expected volatility of 38%, risk-free interest rate of 6.46% and expected lives of 7.5 years.
(4) These options had a weighted average exercise price of $15.85. Such exercise prices were approximately the fair market value of Carolina First Corporation common stock at the time of grant.

                        INFORMATION ABOUT FIRST SOUTHEAST

General

        Financial and other information relating to First Southeast, including information relating to First Southeast's directors and executive officers, is set forth in First Southeast's Annual Report on Form 10-K for the year ended June 30, 1997, which is incorporated by reference herein, copies of which may be obtained from First Southeast as indicated under "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

        This Joint Proxy Statement/Prospectus is accompanied by a copy of First Southeast's Annual Report on Form 10-K for the year ended June 30, 1997.



History and Business

        First Southeast. First Southeast, a Delaware corporation, was organized on June 23, 1993 for the purpose of becoming the holding company for First Federal in connection with First Federal's conversion from a federal mutual to a federal stock savings and loan association, which was completed on October 7, 1993. At June 30, 1996, First Southeast had total assets of $332 million, total deposits of $288 million and stockholders' equity of $34 million. First Southeast has not engaged in any significant activity other than holding the stock of First Federal.

        First Federal. First Federal was organized in 1922 as a South Carolina mutual savings and loan association under the name "Anderson Building and Loan Association." In 1936, First Federal converted to a federally chartered savings and loan association and changed its name to "First Federal Savings and Loan Association of Anderson." In connection with its conversion in 1993, First Federal became the wholly-owned subsidiary of First Southeast. First Federal is regulated by the OTS and its deposits are insured up to applicable limits under the SAIF of the FDIC. First Federal also is a member of the Federal Home Loan Bank ("FHLB") System.

        First Federal's principal business consists of accepting deposits from the general public through a variety of deposit programs and originating loans secured primarily by owner-occupied residential properties and consumer loans. Approximately 88% of First Federal's first mortgage loans are secured by properties located within South Carolina. First Federal's residential real estate and consumer loans amounted to $210 million and $20 million, or 84% and 8%, respectively, of its total loan portfolio at June 30, 1996. To a significantly lesser extent, First Federal also originates residential construction and commercial real estate and business loans.

        First Federal is the 100% owner of First Master Service Corporation ("First Master"), a South Carolina corporation, which was incorporated in 1984. At June 30, 1996, First Federal had $1,000 invested in First Master's common stock and $271,000 of equity interest in First Master's accumulated losses. First Master is principally engaged in real estate development and leasing activities. First Federal has advanced funds to First Master for acquisition of properties and operations. These funds were advanced on an unsecured basis at a rate of interest indexed to First Federal's costs of funds. The amount of advances outstanding at June 30, 1996 is $987,000. During the last quarter of the fiscal year, First Master began the operation of the Investment Center at First Federal. The Investment Center, which sells uninsured investment products, reached profitable levels in its fourth month of operations. During the year ended June 30, 1996, First Master recognized net income of $3,000. The operations of First Master are included in the First Southeast's consolidated financial statements.

Management and Principal Shareholders of First Southeast

     The following table sets forth (i) as of October 8, 1997, the number and percent of total outstanding shares of First Southeast common stock beneficially owned by all directors and executive officers of First Southeast individually and by all directors and executive officers of First Southeast as a group, and
(ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of Carolina First Corporation common stock beneficially owned by such persons individually and as a group.




                                                                                             Pro Forma After Merger
                                 Number of First                                      Number of
Name and address of              Southeast Shares Bene-     Percent           Carolina First Corporation       Percent
5% Beneficial Owner of Class       ficially Owned (1)       of Class          Shares Beneficially Owned        Owned(2)

David C. Wakefield, III                     101,532           2.3%                     101,532                      *
Charles L. Stuart                            69,773           1.6%                      69,773                      *
James H. Barton                              53,047           1.2%                      53,047                      *
Josiah Crudup, Jr.                           45,423           1.0%                      45,423                      *
Vernon E. Merchant, Jr.                      37,173           0.8%                      37,173                      *
William R. Phillips                          32,523           0.7%                      32,523                      *
Aubrey T. Scales                             34,973           0.8%                      34,973                      *
A.C. Terry                                   53,823           1.2%                      53,823                      *
John L. Biediger                             64,695           1.5%                      64,695                      *

All Executive Officers and Directors
  as a group  (11 persons)                  592,791           13.5%                    592,791(3)                  3.6%

------------------------------------
* Less than 1%.
(1) Includes June 30, 1996 First Southeast ESOP allocation which is the most recently available information from actuaries.

(2) This calculation is based on a Conversion Ratio of 1.0, which is subject to adjustment based on the Ending Price of Carolina First Corporation common stock immediately prior to the Closing Date.

(3) If a Conversion Ratio of 0.758 were used, which corresponds to what the Conversion Ratio would have been had the Merger been consummated on October 8, 1997, the total number of Carolina First Corporation shares beneficially owned by all Executive Officers and Directors as a group would by 449,336 or 2.90% of the outstanding common stock of Carolina First Corporation.

         The following table sets forth, as of September 22, 1997, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of First Southeast common stock. Management of First Southeast knows of no persons other than those set forth below who beneficially owned more than 5% of the outstanding shares of common stock at September 22, 1997.


                               Amount and Nature          Percent of
                                 of Beneficial           Common Stock
Beneficial Owner                   Ownership             Outstanding
First Federal Employee
      Stock Ownership Plan          336,896                  7.7%

         Information concerning the compensation of directors and executive officers of First Southeast is set forth in First Southeast's Proxy Statement for its 1996 Annual Meeting, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


Certain Transactions

     First Southeast had outstanding loans to certain of First Southeast's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. None of these loans is designated nonaccrual, past due, restructured, or is considered to pose potential problems. These loans were all made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with First Southeast and did not involve more than the normal risk of collectibility or present other unfavorable features.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

        At the Effective Time, the shares of First Southeast common stock will be converted into shares of Carolina First Corporation common stock with the exception of fractional shares, which will be exchanged for cash. Accordingly, shareholders of First Southeast will become shareholders of Carolina First Corporation, and their rights as Carolina First Corporation shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of First Southeast's shareholders with respect to certain matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles/certificate of incorporation, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

        A comparison of the respective rights of First Southeast's shareholders and Carolina First Corporation's shareholders with respect to these matters is set forth immediately below. A description of the Carolina First Corporation common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."

General

        Carolina First Corporation is a bank holding corporation subject to the provisions of the South Carolina Business Corporation Act of 1988, as amended ("SCBCA"). First Southeast is a savings and loan holding company subject to the provisions of the Delaware General Corporations Law ("DGCL"). Shareholders of First Southeast will, upon consummation of the Merger become shareholders of Carolina First Corporation. The rights of such shareholders will thus be governed by the SCBCA and the Articles of Incorporation and Bylaws of Carolina First Corporation.

        Set forth below are the material differences between the rights of a First Southeast shareholder under the First Southeast Certificate of Incorporation and Bylaws and the DGCL, on the one hand, and the rights of a Carolina First Corporation shareholder under the Carolina First Corporation Articles of Incorporation and Bylaws and the SCBCA, on the other hand.

        The following summary does not reflect any rules of Nasdaq that may apply to First Southeast or Carolina First Corporation in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the SCBCA, the DGCL and the constituent documents of each corporation.


Authorized Capital


        First Southeast. The authorized capital stock of First Southeast consists of 8,000,000 shares of First Southeast common stock (par value $0.01 per share) and 2,000,000 shares of First Southeast preferred stock. As of September 22, 1997, First Southeast had 4,388,231 shares of common stock outstanding and no shares of preferred stock outstanding.

        Carolina First Corporation. The authorized capital stock of Carolina First Corporation consists of 100,000,000 shares of Carolina First Corporation common stock (par value $1 per share) and 10,000,000 shares of Carolina First Corporation preferred stock. As of September 22, 1997, Carolina First Corporation had 12,147,156 shares of common stock outstanding and no shares of preferred stock outstanding.

Amendment of Articles/Certificate of Incorporation or Bylaws

        First Southeast. Pursuant to First Southeast's Certificate of Incorporation, the approval of 80% of First Southeast's shareholders entitled to vote thereon is required to amend certain provisions of the Certificate of Incorporation. The approval of 80% of First Southeast's shareholders entitled to vote thereon is required to amend, add to or repeal in whole or in part its Bylaws, except that First Southeast's Bylaws may also be amended, added to or repealed by a two-thirds vote of the First Southeast Board of Directors.

        Carolina First Corporation. The SCBCA permits a corporation's board of directors acting by majority vote at a meeting in which a quorum is present to amend the corporation's articles of incorporation unless the SCBCA or the corporation's articles of incorporation or bylaws specify otherwise. The SCBCA also permits a corporation's shareholders to amend its articles if shareholders holding 10% of the voting shares propose an amendment to the board of directors and two-thirds of the shareholders vote to approve the amendment. Carolina First Corporation's Articles of Incorporation require an 80% affirmative vote of shareholders entitled to vote thereon to amend provisions of its Articles of Incorporation relating to the following issues unless 80% of the directors approve the amendment:

         (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "-- Shareholder Voting in Certain Business Combinations");
         (ii) provisions regarding the Board of Director's powers to evaluate proposals for business combinations;
         (iii) provision of notice requirements for shareholder nominations of directors;
         (iv) supermajority voting requirements for removal of directors without cause;
         (v)    provision of staggered terms for three classes of directors; and
         (vi) supermajority voting provisions for dissolution of Carolina First Corporation.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments.

        Carolina First Corporation's Board of Directors may amend or repeal its Bylaws unless: (i) the articles of incorporation or the SCBCA reserve this power exclusively to shareholders; (ii) Carolina First Corporation shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or (iii) the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement. Amendments to the Bylaws by the Board of Directors must be proposed at a meeting of the Board of Directors prior to the meeting at which such amendments are adopted. Carolina First Corporation's Bylaws may also be amended by a majority vote of Carolina First Corporation shareholders.

Size and Classification of Board of Directors

        First Southeast. The DGCL permits the number of directors to be set in the certificate of incorporation or the bylaws. The First Southeast Certificate of Incorporation permits the Board of Directors to have from five to 25 directors. The Bylaws currently set the number of directors at eight. As permitted by the DGCL, the First Southeast Board is divided into three classes, each as nearly as possible equal in number, with one class being elected annually for staggered three-year terms. The DGCL permits cumulative voting for directors; however, the First Southeast Certificate of Incorporation provides that there will be no cumulative voting for directors.

        Carolina First Corporation. THE SCBCA permits the number of directors to be set in the articles of incorporation or bylaws. If there are nine or more directors, the SCBCA permits division of the directors into two or three classes, each as nearly as possible equal in number, with one class being elected annually. The SCBCA requires a shareholder vote to change the number of directors by more than 30% of the existing number of directors. If a corporation's articles or bylaws permit, the current board may vote to increase or decrease the number of directors by 30% or less. Carolina First Corporation's Bylaws permit the Board of Directors to add to or reduce the number of directors.

        Carolina First Corporation's Articles of Incorporation divide the Carolina First Corporation Board into three classes. The Bylaws provide that either the Board of Directors or the shareholders may change the number of directors on the Board. There are currently ten directors, but this Joint Proxy Statement/Prospectus proposes to increase that number to 13. The SCBCA permits cumulative voting for directors; however, the Carolina First Corporation Articles of Incorporation provide that there will be no cumulative voting for directors. See "EXPANSION OF THE CAROLINA FIRST CORPORATION BOARD OF DIRECTORS; ELECTION OF THREE DIRECTORS."

Shareholder Nomination of Directors

        First Southeast. Under First Southeast's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of First Southeast no later than 30 days and no earlier than 60 days before the annual meeting at which directors are elected. If shareholders are given less than 31 days notice of a special meeting, they must submit nominations within ten days of the day on which notice of the meeting was mailed to shareholders. Nominations must conform to informational requirements stated in the Bylaws. Holders of First Southeast preferred stock may elect directors under specified circumstances.

        Carolina First Corporation. Under Carolina First Corporation's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of Carolina First Corporation no later than 30 days and no earlier than 60 days before the annual meeting at which directors are elected. Nominations must conform to informational requirements stated in the Bylaws. Holders of Carolina First Corporation preferred stock may elect directors under specified circumstances.

Removal of Directors by Shareholders

        First Southeast. In accordance with the DGCL and the First Southeast Certificate of Incorporation, except for directors elected under specified circumstances by holders of First Southeast preferred stock, any director or the entire board of directors of First Southeast may be removed only for cause and only by an affirmative vote of holders of at least 80% of the outstanding shares of capital stock.

        Carolina First Corporation. In accordance with the SCBCA and the Carolina First Corporation Articles of Incorporation, except for directors elected under specified circumstances by holders of Carolina First Corporation preferred stock, any director or the entire board of directors of Carolina First Corporation may be removed without cause by an affirmative vote of at least 80% of the outstanding shares of capital stock. A majority of a quorum of shareholders present at a meeting may remove a director or the entire board of directors for cause.

Director Exculpation

        First Southeast. In accordance with the DGCL, the First Southeast Certificate of Incorporation provides for the elimination of personal liability of each director of First Southeast except: (i) for any breach of the director's duty of loyalty to First Southeast or its shareholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions, or (iv) for any transaction from which a director derived an improper personal benefit. If the DGCL is amended to further limit the personal liability of directors, then the Certificate of Incorporation provides that liability is further eliminated or limited to the fullest extent allowable by the DGCL.

         Carolina First Corporation. The SCBCA permits corporations to eliminate or limit the personal liability of directors except for the same four circumstances listed above under the DGCL. In addition, the SCBCA prohibits a corporation from eliminating or limiting director liability for gross negligence. Neither the Carolina First

Corporation Articles of Incorporation nor the Carolina First Corporation Bylaws have any provisions providing for the elimination of personal liability of directors.

Director and Officer Indemnification

        First Southeast. Under the DGCL, a corporation has the power to indemnify a director or officer against (i) expenses, judgments, fines and amounts paid in settlement reasonably incurred in any proceeding (other than a proceeding by or in the right of the corporation) if the director or officer acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (ii) expenses reasonably incurred in any proceeding by or in the right of the corporation if the director or officer acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification of such expenses shall be made in any such proceeding in which such person shall be adjudged to be liable to the corporation unless and only to the extent that the court shall determine that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The First Southeast Certificate of Incorporation permits directors and officers to be indemnified for reasonable expenses in a derivative suit. First Southeast directors and officers are indemnified for expenses, settlements, judgments and fines in non-derivative suits.

        Under the DGCL, any indemnification permitted by the rules described in the foregoing paragraph may be made only as authorized in the specific case upon a determination that the individual has met the applicable standard of conduct, which determination must be made (i) by a majority vote of directors, who are not parties, even though less than a quorum, (ii) if there are no directors, or if a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders. Under the First Southeast Certificate of Incorporation, to be indemnified an officer or director must either be successful on the merits or have acted in good faith and in a manner he reasonably believed not to be opposed to the interests of First Southeast. In a derivative suit, if the officer or director is judged liable to First Southeast, he or she may only be indemnified if the court in which the suit is brought permits indemnification. In a non-derivative suit, termination by judgment, order, settlement, conviction, or plea of nolo contendere does not create a presumption that the officer or director failed to satisfy the standard of conduct necessary for indemnification. In a non-derivative case involving criminal liability, an officer or director may only be indemnified if he had no reason to believe his actions were unlawful.

        The DGCL requires that a director or officer be indemnified against expenses reasonably incurred in connection with any proceeding in which he has been successful on the merits or otherwise in defense of the proceeding, or in defense of any claim, issue or matter therein. Expenses of any officer or director in connection with any proceeding may be paid by the corporation in advance upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified.

        The DGCL permits a corporation to purchase and maintain insurance on behalf of any officer or director against any liability, whether or not the corporation would have the power to indemnify such officer or director against such liability.

        Carolina First Corporation. Under the SCBCA, generally a corporation may indemnify a past or present director against liability incurred in a proceeding if (i) the director conducted himself in good faith, (ii) the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

        Under the SCBCA, unless limited by the articles of incorporation, a corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. A corporation may pay in advance for the reasonable litigation expenses of a director if (i) the director furnishes the corporation a written affirmation of his good faith belief that he or she has met the applicable standard of conduct, (ii) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification. Such determination, as well as any determination that indemnification shall be paid, must be made in one of the following ways: (i) by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, (ii) if a quorum cannot be obtained, by majority vote of a committee designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed above, or (b) if a quorum of the board of directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full board of directors, or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

        Under the SCBCA, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, the SCBCA permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        The SCBCA permits a corporation to purchase and maintain insurance on behalf of any officer or director against any liability, whether or not the corporation would have the power to indemnify such officer or director against such liability.

        Carolina First Corporation's Articles of Incorporation provide that: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit." The Carolina First Corporation Bylaws provide for indemnification of officers and directors for expenses and for the advancement of expenses to the maximum extent permitted by applicable law.


Related Party Transactions and Director Conflict of Interest Transactions

        First Southeast. Under the DGCL, any corporation may lend money to, or guarantee any obligation of, any officer or other employee, including any officer or employee who is a director, whenever, in the judgment of the directors, such loan or guaranty may reasonably be expected to benefit the corporation.

        Under the DGCL, contracts or transactions between a corporation and one or more of its directors or officers, or between a corporation and another corporation or entity in which a director or officer has a financial interest or is a director or officer, may be effected if (i) approved in good faith by either (a) a majority of the disinterested directors of the board or a committee thereof or (b) a majority of the shareholders, in each case after disclosure or with knowledge of the material facts respecting the relationship or interest and the contract or transaction or (ii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

        Carolina First Corporation. Under the SCBCA, a corporation may not directly or indirectly lend money to, or guarantee the obligation of, any director unless (i) the particular loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, except the votes of shares owned by or voted under the control of the benefitted director, or (ii) the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

        Under the SCBCA, a transaction with a corporation in which a director of the corporation has a direct or indirect interest is not voidable by the corporation solely because of the director's interest in the transaction if any one of the following is true: (i) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors and the board or such committee authorizes, approves or ratifies the transaction by a majority (consisting of more than one) of the directors on the board or the committee who have no direct or indirect interest in the transaction; or (ii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction by the affirmative vote of a majority of the shares entitled to vote other than shares owned by or voted under the control of the director who has a direct or indirect interest in the transaction and other than shares owned by or voted under the control of certain related entities; or (iii) the transaction was fair to the corporation.

Shareholder Meetings

        First Southeast. First Southeast has annual meetings, and pursuant to First Southeast's Certificate of Incorporation and Bylaws, it may have special meetings called by the Board of Directors. The Board of Directors chooses the place of meetings. First Southeast must mail written notice of meetings to shareholders of record no less than ten days and no more than 60 days before the meeting. The First Southeast Board of Directors sets the record date, which can be no less than ten days and no more than 60 days before the date on which shareholders are to take action.

        Shareholders may propose business for consideration at shareholder meetings. Shareholders must give notice of proposals to the secretary of the corporation, which must be received at the principal place of business of First Southeast no more than 60 days and no less than 30 days prior to the meeting. In the event that shareholders receive less than 31 days notice of a meeting, notice of shareholder proposals must be received by the secretary within ten days following the day on which notice of the meeting was mailed to shareholders.

        Carolina First Corporation. Carolina First Corporation has annual meetings, and pursuant to Carolina First Corporation's Bylaws, it may have special meetings called by the President, the board of directors, or by request of holders of one-tenth of all outstanding votes of the corporation entitled to be cast on any issue at the meeting. The board of directors chooses the place of meetings. Except as described below for shareholder-requested special meetings, the board of directors must send Carolina First Corporation shareholders written notice of meetings not more than 60 and not less than ten days before the date of the meeting. The board of directors may set the record date for shareholders entitled to vote at a meeting 70 days in advance of the meeting. If the board of directors does not set a record date, the Bylaws list default record dates for various types of meetings and business.

        If shareholders wish to request a special meeting, they must first give written notice to the secretary of the corporation requesting that a record date be fixed. The board of directors must fix the record date within ten days of receipt of the request. Carolina First Corporation must receive, within 60 days of the record date, written requests from the requisite 10% of shareholders requesting the special meeting for the shareholder request to be valid. If an adequate number of valid written requests are received, the board of directors must set a new record date for the special meeting and give notice of the meeting to shareholders within 30 days of the date on which the 10% written request requirement was satisfied.

        Shareholders may propose business for shareholder meetings. Shareholders must deliver notice of their proposals to the principal place of business of Carolina First Corporation no more than 90 days and no less than 60 days prior to the first anniversary of the preceding years annual meeting; provided, however, that if the annual meeting is more than 30 days before or 60 days after the anniversary of the previous annual meeting, notice of shareholder proposals must be delivered no more than 90 and no less than 60 days prior to the meeting or no later than the 10th day following the announcement of the meeting. The notice must meet certain requirements specified in the Bylaws.

Shareholder Voting in General

        First Southeast. Shareholder action requires a quorum of shares entitled to vote. Unless the DGCL, a corporation's certificate of incorporation or its bylaws require otherwise, the DGCL states that a majority of shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

        Carolina First Corporation. Shareholder action requires a quorum of shares entitled to vote. Unless the SCBCA, a corporation's articles of incorporation or its bylaws require otherwise, the SCBCA states that a majority of shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

        Carolina First Corporation's Bylaws provide that a bylaw adding, changing or deleting a supermajority quorum or voting requirement must be approved by the same vote and voting groups required to take action under the bylaws as then in effect or as in the proposed amendment, whichever requires a greater quorum and/or vote for approval.

Shareholder Voting in Certain Business Combinations

        First Southeast. Under the DGCL, an agreement of merger or consolidation must be adopted by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, but does not require the separate vote of any class of such stock unless the Reorganization Agreement involves an amendment to the certificate of incorporation which would adversely affect such class. Similarly, the DGCL requires an affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon to authorize a sale, lease or exchange of all or substantially all the property and assets of the corporation, or to authorize the voluntary dissolution of the corporation. The DGCL permits the voluntary dissolution of a corporation without the approval of the board of directors pursuant to the written consent of all the shareholders.

        The First Southeast Certificate of Incorporation requires an 80% affirmative vote by shareholders entitled to vote to approve the following actions unless two-thirds of the Continuing Directors (as defined below) approve the action:

        (i) any merger or consolidation of First Southeast with or into a Related Person (as defined below) or of a Related Person with or into First Southeast;
        (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of First Southeast to a Related Person or of 25% or more of the assets of a Related Person to First Southeast;

        (iii) any acquisition by First Southeast of securities of a Related Person; or
        (iv) any reclassification of the common stock of First Southeast, or any recapitalization involving the common stock of First Southeast.

A Related Person is any person, corporation or other entity and/or its affiliates that beneficially owns 10% or more of the common stock of First Southeast. Continuing Directors are directors who are unaffiliated with the Related Person and were members of the Board of Directors prior to the time a Related Person became a Related Person. Successors of Continuing Directors are also Continuing Directors if they are unaffiliated with the Related Person and are recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

        Carolina First Corporation. Under the SCBCA, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

        Under the SCBCA, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be least a majority of all the votes entitled to be cast on the transaction.

        The Carolina First Corporation Articles of Incorporation alter the default rules of the SCBCA to require the affirmative vote of 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval of the following actions unless 80% of the directors of Carolina First Corporation have approved the action:

        (i) a merger of Carolina First Corporation or any of its subsidiaries with any other corporation;
        (ii) the sale or exchange of all or a substantial part of Carolina First Corporation's assets to or with any other corporation; or
        (iii) the issue or delivery of Carolina First Corporation stock or other Carolina First Corporation securities in exchange or payment for properties or assets of or securities issued by any other corporation.

Transactions solely between Carolina First Corporation and another corporation are excluded from this 80% approval requirement if Carolina First Corporation owns 50% or more of the other corporation's voting stock.

Change in Control, Business Combinations and Anti-Takeover Provisions

        First Southeast. Section 203 of the DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the bylaws or certificate of incorporation of the corporation contains a provision expressly electing not to be governed by Section 203 of the DGCL. An "interested stockholder" includes a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation and such person's affiliates and associates.

        The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date such stockholder became an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote at a shareholder meeting of two-thirds of the outstanding stock that is not owned by the interested stockholder.

        First Southeast has not opted out of Section 203 application in its Certificate of Incorporation or Bylaws, so Section 203 is fully applicable to First Southeast.

        Carolina First Corporation. South Carolina's legislation respecting Control Share Acquisitions (as defined in the SCBCA) and Business Combinations (as defined herein) was enacted in 1988. The South Carolina Control Share Acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as Carolina First Corporation, that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina. The South Carolina Business Combination Law applies to certain South Carolina corporations, such as Carolina First Corporation, and certain non-South Carolina corporations that have a significant presence in South Carolina.

        South Carolina Control Share Acquisitions Law. Unless a corporation has opted out of the provisions of the South Carolina statute before the "control share acquisition" in question through an amendment to its articles of incorporation or bylaws, "control shares" of the corporation acquired in a "control share acquisition" have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a "control share acquisition," any officer of the corporation or any employee of the corporation who is also a director of the corporation.

        If authorized by such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, "control shares" acquired in a "control share acquisition" may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

        Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, if "control shares" acquired in a "control share acquisition" are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

        For purposes of the Control Share Acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power or (iii) a majority or more of all voting power. For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares". Among certain other circumstances, a "control share acquisition" is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the Reorganization Agreement.

        South Carolina Business Combination Law. The law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

         Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions: (i) merger of the corporation;
(ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation; (iii) transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and (iv) dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

        Covered business combinations are prohibited unless (i) the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder; (ii) a majority of shares not beneficially owned by the interested shareholder approved the combination; and (iii) certain transactional requirements are met. Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

        Carolina First Corporation has not opted out of coverage of either the South Carolina Control Shares Acquisition law or the South Carolina Business Combination law.

        Rights Plan. Carolina First Corporation has adopted a Shareholders' Rights Plan, discussed below, which may serve to impede certain takeovers not favored by the Carolina First Corporation board of directors.

Restrictions on 10% Beneficial Ownership

        First Southeast. First Southeast's Certificate of Incorporation provides that for a period of five years from the date of completion of the conversion of First Federal from mutual to stock form (which occurred on October 7, 1993), no person may offer to acquire the beneficial ownership of more than 10% of the common stock of the company. All shares owned by any person in excess of 10% are considered excess shares and will not be counted as shares entitled to vote. In addition, the First Southeast's Certificate of Incorporation provides that after October 7, 1998, any person or group acting in concert that acquires more than 10% of First Southeast's common stock without the prior approval of two-thirds of the board of directors of First Southeast will have reduced voting power with respect to those shares in excess of 10% of the outstanding shares of voting stock held by such person. With respect to each vote in excess of 10% of voting power of the outstanding shares held by such person, the holder shall be entitled to cast only one-hundredth of a vote.

         Carolina First Corporation. Carolina First Corporation has no similar limitations in its Articles of Incorporation.


Action by Shareholders Without a Meeting

        First Southeast. Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, any action that is required to be or that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action if a meeting of shareholders were held at which all shares entitled to vote thereon were present and voted. All consents required for action must be received within 60 days of the receipt by the corporation of the first consent, and notice of the action must be given to shareholders who did not consent.

        The First Southeast Certificate of Incorporation specifically denies shareholders the power to take action by consent without a meeting.

        Carolina First Corporation. Under the SCBCA and Carolina First Corporation's Bylaws, any action that is required to be or that may be taken at a meeting of shareholders may be taken without a meeting, by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action if a meeting of shareholders were held at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the articles of incorporation. All consents required for action must be received within 60 days of the receipt by the corporation of the first consent. If the action were to require notice to non-voting shareholders if taken at a meeting, similar notice of the action by consent must be sent to non-voting shareholders ten days before the action is taken.

Dissenters' or Appraisal Rights

        First Southeast. Under the DGCL, appraisal or dissenters' rights arise only in connection with statutory mergers or consolidations, and the holders of shares of a class listed on a national securities exchange or held of record by more than 2,000 shareholders are not entitled to appraisal rights in the event of a merger or consolidation, unless such shareholders are required by the terms of the Reorganization Agreement to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are so listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or a combination of the shares of stock, depository receipts and cash in lieu of fractional shares of such stock. If the shares are not so listed or held by such number of record holders, a shareholder who did not vote in favor of such action, and who complies with certain statutory procedures, is entitled to receive the fair value as determined under the DGCL of such shareholder's shares from the corporation.

        Because First Southeast is listed on Nasdaq, First Southeast shareholders do not receive dissenters' or appraisal rights.

        Carolina First Corporation. Under the SCBCA, a shareholder of a corporation who objects to (i) an amendment of the articles of incorporation that materially and adversely affects certain of the shareholder's rights, (ii) consummation of a plan of merger to which the corporation is a party (a) if shareholder approval is required and the shareholder is entitled to vote on the Reorganization Agreement or (b) if the corporation is a subsidiary that is merged with its parent without shareholder approval or if the corporation is a parent that causes its subsidiary to be merged into it without shareholder approval, (iii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan, (iv) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange (excluding, among other matters, a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale), is entitled to payment of the fair value as determined under the SCBCA of such shareholder's shares by perfecting dissenters' rights pursuant to the SCBCA.

Shareholder Inspection Rights

        First Southeast. Under the DGCL, shareholders of record or their attorney or agent may inspect a corporation's stock ledger, a list of its shareholders, and its other books and records and make copies or extracts therefrom. The shareholder must make a written demand stating a proper purpose under oath. A proper purpose is a purpose reasonably related to one's interest as a shareholder. Shareholders only have the right to inspect records during business hours. Delaware corporations must make available ten days before any shareholder meeting a list of record shareholders complete with names, addresses, and shares held.

        Carolina First Corporation. Under the SCBCA, if a shareholder gives a corporation written notice five days in advance, the shareholder may inspect during regular business hours the corporation's (i) articles of incorporation,
(ii) bylaws, (iii) resolutions of the board of directors creating classes of shares and fixing the shares' rights, (iv) the minutes of all shareholders' meetings and records of actions taken by shareholders without a meeting in the past ten years, (v) all written communications to shareholders as a group within the last three years, (vi) a list of the names and business addresses of current directors and officers, and
(vii) the corporation's most recent annual report delivered to the South Carolina Tax Commission. If the shareholder holds at least 1% of any class of shares, he may also inspect the corporation's federal and state income tax returns for the past ten years.

        Under the SCBCA, if a shareholder makes a good faith demand for a proper business purpose which is described with reasonable particularity in the demand, the shareholder may also inspect the following records if they are directly connected with the proper purpose: (1) excerpts from the minutes of any meeting of the board of directors, records of any action of a committee of the board of directors, minutes of shareholder meetings, and records of shareholder actions taken without meeting to the extent not covered in the preceding paragraph, (2) accounting records of the corporation, and (3) the record of shareholders.

        Statutory inspection rights may not be abolished or limited by a corporation's articles or bylaws.

        South Carolina corporations must prepare alphabetical lists of record shareholders entitled to vote at shareholder meetings. Shareholder lists must be available for shareholder inspection beginning on the date at which notice of the meeting is given. A shareholder or his attorney or agent may inspect and copy the list during regular business hours at the shareholder's expense.

        South Carolina corporations must furnish shareholders with annual financial statements. If a corporation indemnifies or advances expenses to a director, the corporation must report such action to shareholders prior to the next shareholder meeting. If the corporation issues shares in exchange for promissory notes or promises to perform services, it must also notify shareholders of the action taken unless the shares were issued pursuant to a plan approved by the shareholders and the corporation is subject to the registration requirements of Section 12 of the Exchange Act.

Dividends

        First Southeast. Under the DGCL, a corporation may, unless otherwise restricted by its certificate of incorporation, pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared or a preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets). Under the DGCL, surplus is the excess of the net assets of the corporation over the amount determined to be capital. The amount of capital may be fixed by the board of directors, but shall not be less than the aggregate par value of all shares having par value, plus the stated value of any shares not having par value, which have been issued from time to time.

        Under the DGCL, a corporation may purchase or redeem its own shares only out of surplus and only if it does not impair capital. However, a corporation may redeem preferred stock, irrespective of whether capital is thereby impaired, if such shares will be retired upon their redemption, and the capital of the corporation is reduced in accordance with the DGCL. The First Southeast Certificate of Incorporation permits dividends to be paid in cash, in property or in First Southeast's own stock.

        Carolina First Corporation. Under the SCBCA, the board of directors may authorize and the corporation may make distributions of cash or property to its shareholders, subject to any restriction in the articles of incorporation and subject further to the restriction that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not so prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Dissolution

        First Southeast. The DGCL provides that a Delaware corporation can be dissolved if the directors propose dissolution to the shareholders and a majority vote of all shares entitled to vote at a shareholders' meeting approves the dissolution. A Delaware corporation can also be dissolved without action of the directors by written consent of all shareholders entitled to vote on dissolution.

        Carolina First Corporation. The SCBCA provides that a corporation may be dissolved upon a proposal of dissolution put to shareholders by the board of directors and an affirmative vote of all shares entitled to vote thereon. The board of directors must either make a recommendation on dissolution along with its proposal or else determine that it can make no recommendation because of a conflict of interest or other special circumstances. Unless the corporation's articles provide otherwise, or the board of directors conditions its recommendation of dissolution to require a different vote, a two-thirds vote of shareholders entitled to vote on dissolution is necessary to approve the dissolution. If holders of at least 10% of any class of voting shares proposes dissolution, the board of directors must submit the proposal of dissolution at the next shareholders' meeting.


                    CAROLINA FIRST CORPORATION CAPITAL STOCK

Common Stock


        Carolina First Corporation has 100,000,000 shares of common stock authorized, of which 12,147,156 shares were outstanding as of September 22, 1997. The holders of the Carolina First Corporation common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." All outstanding shares of Carolina First Corporation common stock are fully paid and nonassessable. No holder of Carolina First Corporation common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First Corporation common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First Corporation common stock are entitled to one vote per share.


Preferred Stock

        Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First Corporation's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

Certain Matters

        Shareholders' Rights Agreement. In 1993, the Carolina First Corporation Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First Corporation common stock outstanding on November 23, 1993 and each share to be issued by Carolina First Corporation thereafter. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of Carolina First Corporation common stock at a cash exercise price of $30.00, subject to adjustment.

        Initially, the Rights are not exercisable and no separate right certificates are distributed. However, the Rights will separate from the Carolina First Corporation common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the tenth calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the tenth business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First Corporation common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First Corporation common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First Corporation common stock will also constitute the transfer of the Rights associated with the Carolina First Corporation common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First Corporation common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First Corporation common stock issued prior to the Distribution Date will be issued with Rights.

        ln the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First Corporation common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First Corporation common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First Corporation common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First Corporation common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First Corporation common stock per Right, subject to adjustment as provided in the Rights Agreement.

        The exercise price payable, and the number of shares of Carolina First Corporation common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First Corporation common stock, (ii) if holders of the Carolina First Corporation common stock are granted certain rights or warrants to subscribe for Carolina First Corporation common stock or securities convertible into Carolina First Corporation common stock at less than the current market price of the Carolina First Corporation common stock, or
(iii) upon the distribution to holders of the Carolina First Corporation common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First Corporation common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First Corporation common stock in transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

        Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First Corporation's public filings with the Securities and Exchange Commission.

         Management Contracts. Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr. and David L. Morrow. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).


        Board of Directors.

        Classification of Board of Directors. Carolina First Corporation's Board of Directors currently consists of ten persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First Corporation's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

        Removal of Directors. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

        Limitation of Director Liability. The members of the Board of Directors of Carolina First Corporation are exempt under Carolina First Corporation's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

        Evaluation of Proposed Business Combinations. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.


        Voting.

        Voting For Directors. Carolina First Corporation's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

        Supermajority Voting Requirements. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

         Control Share Acquisition/Business Combination Statutes. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations and Anti- Takeover Provisions."

         Transfer Agent. The transfer agent for the Carolina First Corporation common stock is Reliance Trust Company, Atlanta, Georgia.

        Dividend Reinvestment Plan. Carolina First Corporation has in place a dividend reinvestment plan with respect to the Carolina First Corporation common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First Corporation common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First Corporation common stock through optional cash payments.


                                  LEGAL MATTERS

        Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First Corporation Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to First Southeast regarding the Reorganization Agreement. As of September 22, 1997, members and attorneys of Wyche, Burgess Freeman & Parham, P.A. beneficially owned a total of approximately 18,168 shares of Carolina First Corporation common stock.


        Certain legal matters in connection with the Reorganization Agreement will be passed upon for First Southeast by Breyer & Aguggia, Washington, D.C.


                                     EXPERTS

        The financial statements of First Southeast as of June 30, 1995 and 1996, and for each of the years in the three-year period ended June 30, 1996, have been included herein and in the registration statement in reliance upon the report of Crisp Hughes & Co., LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Carolina First Corporation as of December 31, 1996 and 1995, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Carolina First Corporation as of and for the year ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS

        The Board of Directors of First Southeast is not aware of any other matters which may be presented for action at the First Southeast Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of First Southeast common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

        The Board of Directors of Carolina First Corporation is not aware of any other matters which may be presented for action at the CFC Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Carolina First Corporation common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                                                                      EXHIBIT A

                            REORGANIZATION AGREEMENT





                                  BY AND AMONG




                           CAROLINA FIRST CORPORATION,

                              CAROLINA FIRST BANK,


                     FIRST SOUTHEAST FINANCIAL CORPORATION,

                                       AND

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ANDERSON
















                            Dated as of July 1, 1997

                                TABLE OF CONTENTS

SECTION I.  DEFINITIONS...........................................................................................6
         1.1.  Articles of Merger.................................................................................6
         1.2.  Bank Merger........................................................................................6
         1.3.  Benefit Plans......................................................................................6
         1.4.  CERCLA.............................................................................................6
         1.5.  CFB................................................................................................6
         1.6.  CFC................................................................................................6
         1.7.  CFC Benefit Plans..................................................................................6
         1.8.  CFC Common Stock...................................................................................6
         1.9.  CFC Shareholder Approvals..........................................................................6
         1.10. CFC Shareholders' Meeting..........................................................................6
         1.11. Closing; Closing Date..............................................................................6
         1.12. Code...............................................................................................7
         1.13. Confidential Information...........................................................................7
         1.14. Corporate Merger...................................................................................7
         1.15. Derivative Contract................................................................................7
         1.16. ERISA..............................................................................................7
         1.17. Effective Time.....................................................................................7
         1.19. Exchange Act.......................................................................................7
         1.20. FDIC...............................................................................................7
         1.21. FFA................................................................................................7
         1.22. FMSC...............................................................................................7
         1.23. FSFC...............................................................................................7
         1.24. FSFC Benefit Plans.................................................................................7
         1.25. FSFC Common Stock..................................................................................7
         1.26. FSFC Shareholder Approvals.........................................................................7
         1.27. FSFC Shareholders' Meeting.........................................................................7
         1.28. Federal Reserve Board..............................................................................7
         1.29. Federal Reserve....................................................................................7
         1.30. GAAP...............................................................................................7
         1.31. IRS................................................................................................7
         1.32. Knowledge..........................................................................................7
         1.33. Lien...............................................................................................8
         1.34. Material Adverse Event; Material Adverse Effect....................................................8
         1.35. Mergers............................................................................................8
         1.36. OTS................................................................................................8
         1.37. PBGC...............................................................................................8
         1.38. Person.............................................................................................8
         1.39. Plan of Merger.....................................................................................8
         1.40. Proxy Statement....................................................................................8
         1.41. Registration Statement.............................................................................8
         1.42. Regulations........................................................................................8
         1.43. Regulatory Approvals...............................................................................8
         1.44. Regulatory Authority...............................................................................8
         1.45. Reorganization Agreement...........................................................................8
         1.46. Rights.............................................................................................8
         1.47. SEC................................................................................................9
         1.48. Securities Act.....................................................................................9
         1.49. State Board........................................................................................9
         1.50. Shareholder Approvals..............................................................................9
         1.51. Shareholders' Meetings.............................................................................9
         1.52. Subsidiary Plan of Merger..........................................................................9

SECTION II.  THE MERGERS..........................................................................................9

                                        2




         2.1.  Corporate Merger...................................................................................9
         2.2.  Bank Merger........................................................................................9
         2.3.  The Closing........................................................................................9
         2.4.  Consideration for the Mergers......................................................................9
         2.5.  Shareholder Approvals; Registration Statement......................................................9
         2.6.  Cooperation; Regulatory Filings....................................................................9
         2.7.  Tax Treatment.....................................................................................10

SECTION III.  REPRESENTATIONS AND WARRANTIES OF FSFC AND FFA.....................................................10
         3.1.  Organization, Good Standing and Conduct of Business...............................................10
         3.2.  Subsidiaries......................................................................................10
         3.3.  Corporate Authority...............................................................................11
         3.4.  Binding Effect....................................................................................11
         3.5.  Capitalization of FSFC............................................................................11
         3.6.  Compliance with Laws; Absence of Defaults.........................................................11
         3.7.  Non-Contravention and Defaults; No Liens..........................................................12
         3.8.  Necessary Approvals...............................................................................12
         3.9.  Financial Statements..............................................................................12
         3.10. Tax Returns.......................................................................................12
         3.11. Undisclosed Liabilities...........................................................................13
         3.12. Properties, Encumbrances..........................................................................13
         3.13. Litigation........................................................................................13
         3.14. Reports...........................................................................................13
         3.15. Brokers...........................................................................................13
         3.16. Expenditures......................................................................................13
         3.17. Insurance.........................................................................................13
         3.18. Contracts and Commitments.........................................................................13
         3.19. Employee Benefit Plans and Contracts..............................................................14
         3.20. Allowance for Loan Losses.........................................................................15
         3.21. Environmental Matters.............................................................................15
         3.22. FSFC Information..................................................................................16
         3.23. Asset Classification..............................................................................16
         3.24. Derivatives Contracts, Etc........................................................................16
         3.25. Labor Matters.....................................................................................16
         3.26. Securities Reports................................................................................16
         3.27. Ownership of CFC Common Stock.....................................................................16
         3.28. Resale of CFC Common Stock........................................................................16

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB.......................................................17
         4.1.  Organization, Good Standing and Conduct of Business...............................................17
         4.2.  Subsidiaries......................................................................................17
         4.3.  Corporate Authority...............................................................................17
         4.4.  Binding Effect....................................................................................17
         4.5.  Capitalization of CFC.............................................................................17
         4.6.  Compliance with Laws; Absence of Defaults.........................................................18
         4.7.  Non-Contravention and Defaults; No Liens..........................................................18
         4.8.  Necessary Approvals...............................................................................18
         4.9.  Financial Statements..............................................................................19
         4.10. Tax Returns.......................................................................................19
         4.11. Undisclosed Liabilities...........................................................................19
         4.12. Litigation........................................................................................19
         4.13. Reports...........................................................................................20
         4.14. Employee Benefit Plans and Contracts..............................................................20
         4.15. Allowance for Loan Losses.........................................................................21
         4.16. Environmental Matters.............................................................................21
         4.17. Asset Classification..............................................................................21
         4.18. Labor Matters.....................................................................................21

                                        3




         4.19. CFC Information...................................................................................21
         4.20. Securities Reports................................................................................21
         4.21. Ownership of FSFC Common Stock....................................................................22
         4.22. Due Diligence.....................................................................................22

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING.................................................................22
         5.1.  Conduct of FSFC Pending Closing...................................................................22
         5.2.  Conduct of CFC Pending Closing....................................................................23

SECTION VI.  COVENANTS OF THE PARTIES............................................................................23
         6.1.  Access to Properties and Records..................................................................23
         6.2.  Confidentiality...................................................................................23
         6.3.  Cooperation.......................................................................................24
         6.4.  Affiliates' Letters...............................................................................24
         6.5.  Listing of CFC Common Stock.......................................................................24
         6.6.  Letters from Accountants..........................................................................24
         6.7.  Tax Treatment.....................................................................................24
         6.8.  Expenses..........................................................................................24
         6.9.  Material Events...................................................................................24
         6.10. Acquisition Proposals.............................................................................24
         6.11. Public Announcements..............................................................................25
         6.12. Updating of Schedules.............................................................................25
         6.13. Certain Policies of FSFC..........................................................................25
         6.14. Employee Matters..................................................................................25
         6.15. Directors.........................................................................................26
         6.16. Charitable Contributions..........................................................................26
         6.17. Prohibited Actions................................................................................26

SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE...........................................................26
         7.1.  Performance of Acts and Representations by FSFC...................................................26
         7.2.  Opinion of Counsel for FSFC.......................................................................27
         7.3.  Conduct of Business...............................................................................27
         7.4.  Consents..........................................................................................27
         7.5.  Certificate.......................................................................................27
         7.6.  Shareholder Approvals.............................................................................27
         7.7.  IRS Ruling........................................................................................27
         7.8.  Securities Laws...................................................................................28
         7.9.  FSFC Allowance....................................................................................28

SECTION VIII. CONDITIONS TO THE OBLIGATION OF FSFC TO CLOSE......................................................28
         8.1.  Performance of Acts and Representations by CFC and CFB............................................28
         8.2.  Opinion of Counsel for CFC........................................................................28
         8.3.  Conduct of Business...............................................................................28
         8.4.  Consents..........................................................................................28
         8.5.  Certificate.......................................................................................29
         8.6.  Tax Opinion.......................................................................................29
         8.7.  Shareholder Approvals.............................................................................29
         8.8.  Securities Laws...................................................................................29

SECTION IX.   TERMINATION........................................................................................29
         9.1.  Termination.......................................................................................29

SECTION X.   INDEMNIFICATION.....................................................................................29
         10.1.  Information for Application and Statements.......................................................29
         10.2.  Indemnification of Officers and Directors........................................................30
         10.3.  Insurance........................................................................................30


                                        4




SECTION XI.   MISCELLANEOUS......................................................................................31
         11.1.  Survival of Representations and Warranties.......................................................31
         11.2.  Entire Agreement.................................................................................31
         11.3.  Binding Agreement................................................................................31
         11.4.  Notices..........................................................................................31
         11.5.  Counterparts.....................................................................................31
         11.6.  Headings.........................................................................................32
         11.7.  Law Governing....................................................................................32
         11.8.  Amendment........................................................................................32
         11.9.  Waiver...........................................................................................32

APPENDICES
Appendix A   Plan of Merger
Appendix B   Subsidiary Plan of Merger

SCHEDULES
Schedule 3.6:              Violations
Schedule 3.8:              Necessary Approvals
Schedule 3.11:             Material Liabilities or Obligations Not Disclosed in the FSFC Financial Statements
Schedule 3.12:             Exceptions to No Liens
Schedule 3.13:             Litigation
Schedule 3.16:             Proposed Expenditures Exceeding $100,000
Schedule 3.17:             Insurance
Schedule 3.18:             Contracts or Other Commitments of FSFC; Other Material Contracts or Commitments
Schedule 3.19:             FSFC Employee Benefit and Welfare Plans
Schedule 3.23:             Classified Assets
Schedule 3.24:             Derivatives Contracts, Etc.
Schedule 4.4:              Exceptions to CFC Capitalization Representations
Schedule 4.6:              Violations
Schedule 4.10:             CFC Tax Matters
Schedule 4.11:             Material Liabilities or Obligations Not Disclosed in the CFC Financial Statements
Schedule 4.12:             Litigation
Schedule 4.14:             CFC Employee Benefit and Welfare Plans
Schedule 4.17:             Classified Assets
Schedule 6.16:             Charitable Contributions

         This REORGANIZATION AGREEMENT is entered into as of this 1st day of July, 1997 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, First Southeast Financial Corporation ("FSFC"), a corporation organized and existing under the laws of the state of Delaware, and First Federal Savings and Loan Association of Anderson ("FFA"), a federal savings and loan association organized and existing under the laws of the United States of America.

                                    RECITALS

         A. FSFC is a Delaware corporation headquartered in Anderson, South Carolina, and a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA").
         B. FFA is a federal savings and loan association headquartered in Anderson, South Carolina, and a wholly-owned subsidiary of FSFC.
         C. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
         D. CFB is a South Carolina-chartered, non-member banking corporation headquartered in Greenville, South Carolina.
         E. The parties hereto desire that FSFC be merged with and into CFC (the "Corporate Merger"), all as more particularly set forth herein.
         F. Subsequent to the Corporate Merger, the parties desire that FFA be merged with and into CFB (the "Bank Merger"), all as more particularly set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB, FSFC and FFA hereby agree as follows:

                             SECTION I. DEFINITIONS
         1.1. Articles of Merger. The Articles of Merger to be executed by (i) CFC and FSFC and (ii) CFB and FFA and in a form appropriate for filing with the Secretary of State of South Carolina and the Secretary of State of Delaware, and relating to the effective consummation of the Mergers as contemplated by the Plan of Merger.
         1.2.  Bank Merger. The merger described in Section 2.2.
         1.3. Benefit Plans. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
         1.4. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.
         1.5. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
         1.6. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
         1.7. CFC Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or CFB or under which CFC or CFB may be obligated.
         1.8. CFC Common Stock. The common stock, par value $1.00 per share, of CFC.
         1.9. CFC Shareholder Approvals. This term shall mean, as the context may require, the duly authorized written consent of CFC to the Bank Merger and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the Corporate Merger, all in accordance with this Reorganization Agreement and the Plan of Merger and the Subsidiary Plan of Merger.
         1.10. CFC Shareholders' Meeting. The meeting of CFC shareholders at which the Corporate Merger will be voted upon.
         1.11. Closing; Closing Date. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.3 hereof.
         1.12. Code. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
         1.13. Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Mergers, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
         1.14. Corporate Merger. The merger described in Section 2.1 hereof.
         1.15. Derivative Contract. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
         1.16. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
         1.17. Effective Time. The date and time which the Mergers become effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify FSFC in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.18. Ending Price. The average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the ten days in which CFC Common Stock was traded immediately prior to the Closing Date.
         1.19. Exchange Act. The Securities Exchange Act of 1934, as amended.
         1.20. FDIC. The Federal Deposit Insurance Corporation.
         1.21. FFA. First Federal Savings and Loan Association of Anderson, a federal savings and loan association organized and existing under the laws of the United States of America. Where the context permits, FFA shall be deemed to include FFA and FMSC.
         1.22. FMSC. First Master Service Corporation, a South Carolina corporation and wholly-owned subsidiary of FFA.
         1.23. FSFC. First Southeast Financial Corporation, a corporation organized and existing under the laws of the state of Delaware. In Section III hereof, where the context permits, FSFC shall include FFA.
         1.24. FSFC Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by FSFC or FFA or under which FSFC or FFA may be obligated.
         1.25. FSFC Common Stock. The common stock, par value $0.01 per share, of FSFC.
         1.26. FSFC Shareholder Approvals. This term shall mean, as the context may require, the duly authorized written consent of FSFC to the Bank Merger and the approval by the requisite vote of the shareholders of FSFC at the FSFC Shareholders' Meeting of the Corporate Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.
         1.27. FSFC Shareholders' Meeting. The meeting of FSFC shareholders at which the Corporate Merger will be voted upon.
         1.28. Federal Reserve Board. The Board of Governors of the Federal Reserve System, or any successor thereto.
         1.29. Federal Reserve. The Federal Reserve Bank of Richmond acting under delegated authority from the Federal Reserve Board, or any successor thereto.
         1.30. GAAP. Generally accepted accounting principles consistently applied.
         1.31. IRS. The Internal Revenue Service.
         1.32. Knowledge. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).
         1.33. Lien. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
         1.34. Material Adverse Event; Material Adverse Effect. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of FSFC or CFC or a subsidiary thereof taken with the prior written consent of CFC or FSFC, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.13, and (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
         1.35. Mergers. The Bank Merger and the Corporate Merger.
         1.36. OTS. The Office of Thrift Supervision.
         1.37. PBGC. The Pension Benefit Guaranty Corporation.
         1.38. Person. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
         1.39. Plan of Merger. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
         1.40. Proxy Statement. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the FSFC shareholders and the CFC shareholders in connection with the Shareholders' Meetings and the matters contemplated hereby.
         1.41. Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the FSFC shareholders in connection with the Corporate Merger.
         1.42. Regulations. The regulations issued by the IRS under the Code.
         1.43. Regulatory Approvals. The order of the Federal Reserve Board (or, if applicable, of the Federal Reserve acting under delegated authority) approving the Mergers and the required order, approval, or exemption of the FDIC, the OTS, the State Board, or any other Regulatory Authority approving the Corporate Merger and/or the Bank Merger.
         1.44. Regulatory Authority. Any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OTS, the FDIC, and the Federal Reserve Board) and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.
         1.45. Reorganization Agreement. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
         1.46. Rights. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.47. SEC. The Securities and Exchange Commission.
         1.48. Securities Act. The Securities Act of 1933, as amended.
         1.49. State Board. The South Carolina State Board of Financial Institutions.
         1.50. Shareholder Approvals. The FSFC Shareholders' Approval and the CFC Shareholders' Approval.
         1.51. Shareholders' Meetings. The respective meetings of the shareholders of FSFC and CFC at which the Corporate Merger shall be voted upon.
         1.52. Subsidiary Plan of Merger. The Subsidiary Plan of Merger attached to this Reorganization Agreement as Appendix B.

                             SECTION II. THE MERGERS
         2.1. Corporate Merger. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, FSFC shall merge with and into CFC (the "Corporate Merger"), the separate existence of FSFC shall cease, and CFC shall survive and the name of the surviving Corporation shall be "Carolina First Corporation". The parties agree that the Corporate Merger will be effected pursuant to the terms set forth in the Plan of Merger.

         2.2. Bank Merger. On the day following the Closing Date or as soon thereafter as CFB may deem appropriate: FFA shall be merged with and into CFB (the "Bank Merger"), the separate existence of FFA shall cease and CFB shall survive and the name of the surviving bank shall be "Carolina First Bank." The parties agree that the Bank Merger will be effected pursuant to the terms set forth in the Subsidiary Plan of Merger.
         2.3. The Closing. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by March 31, 1998, either party hereto shall have the right to terminate this Reorganization Agreement.
         2.4. Consideration for the Mergers. The manner of converting the shares of FSFC into shares of CFC shall be as set forth in the Plan of Merger. The manner of converting the shares of FFA into shares of CFB shall be as set forth in the Subsidiary Plan of Merger.
         2.5. Shareholder Approvals; Registration Statement. Each of CFC and FSFC shall call their respective Shareholders' Meetings in accordance with the applicable provisions of South Carolina law, Delaware law and federal securities laws (as applicable) for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meetings shall be held as soon as practicable. The board of directors of each of CFC and FSFC shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to their respective shareholders and use their best efforts to obtain the approval of this Reorganization Agreement and the Mergers. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Corporate Merger. CFC and FSFC shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the FSFC and CFC shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. FSFC shall mail, at its expense, the Proxy Statement to its shareholders. CFC shall mail, at its expense, the Proxy Statement to its shareholders.
         2.6. Cooperation; Regulatory Filings. Subject to the terms and conditions of this Reorganization Agreement, CFC and FSFC shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and FSFC, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the Federal Reserve, the OTS, the appropriate Regulatory Authorities of South Carolina and Delaware, the shareholders of FSFC and CFC, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
         2.7. Tax Treatment. CFC and FSFC intend that the Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Code.
         2.8. Reservation of Right to Revise Transaction. CFC may at any time change the method of effecting the acquisition of FSFC and FFA (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall
(i) alter the type of consideration to be issued to the holders of FSFC Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to FSFC's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.

           SECTION III. REPRESENTATIONS AND WARRANTIES OF FSFC AND FFA
         Each of FSFC and FFA hereby represent and warrant to CFC and CFB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this
Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC or CFB, such breach or inaccuracy must have a Material Adverse Effect.
         3.1. Organization, Good Standing and Conduct of Business. FSFC is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, is duly registered as a savings and loan holding company under the HOLA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by FSFC makes such license or qualification necessary. FFA is the sole direct subsidiary of FSFC. FFA is a savings and loan association, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by FFA makes such license or qualification necessary. FFA is a savings and loan association and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of FFA are insured by the Savings Association Insurance Fund of the FDIC. FFA is a member of the Federal Home Loan Bank of Atlanta (the "FHL Bank").
         3.2. Subsidiaries. (a) Other than FFA (and indirectly FMSC), FSFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. FSFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of FFA. There are no contracts, commitments, understandings or arrangements by which FSFC is or may be bound to sell or otherwise issue any shares of FFA's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of FSFC to vote or to dispose of such shares. All of the shares of capital stock of FFA are fully paid and nonassessable and are owned by FSFC free and clear of any Liens.
         (b) Other than FMSC, FFA neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. FFA is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of FMSC. There are no contracts, commitments, understandings or arrangements by which FFA is or may be bound to sell or otherwise issue any shares of FMSC's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of FFA to vote or to dispose of such shares. All of the shares of capital stock of FMSC are fully paid and nonassessable and are owned by FFA free and clear of any Liens.
         3.3. Corporate Authority. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the respective Boards of Directors of FSFC and FFA. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the at least two-thirds of the "Continuing Directors" as contemplated in FSFC's Certificate of Incorporation. Other than the FSFC Shareholder Approvals, no further corporate acts or proceedings on the part of FSFC or FFA are required or necessary to authorize this Reorganization Agreement or the Mergers.
         3.4. Binding Effect. Subject to receipt of the FSFC Shareholder Approvals and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of FSFC and FFA, enforceable against FSFC and FFA in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by FSFC and/or FFA in accordance with the provisions hereof, shall be duly authorized, executed and delivered by FSFC and/or FFA (as applicable) and enforceable against FSFC and/or FFA (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
         3.5. Capitalization of FSFC. The authorized capital stock of FSFC consists solely of (i) 8,000,000 authorized shares of common stock ($0.01 par value), of which 4,388,231 shares are issued and outstanding as of the date hereof, and (ii) 2,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of FSFC are validly issued and fully paid and nonassessable. There are no outstanding Rights to purchase shares of any class of capital stock of FSFC, or outstanding agreements pursuant to which FSFC is or may become obligated to issue any shares of its capital stock. None of the shares of the FSFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in FSFC's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws.
         3.6. Compliance with Laws; Absence of Defaults. (a) Neither FSFC nor FFA is in default under, or in violation of, any provision of its Certificate of Incorporation, Federal Stock Charter or Bylaws. Neither FSFC nor FFA is in default under, or in violation of, any agreement to which either FSFC or FFA is a party.
         (b) Except as disclosed in Schedule 3.6, neither FSFC nor FFA is in violation of any applicable law, rule or regulation. Neither FSFC nor FFA has received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that FSFC or FFA is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of FSFC or FFA, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require FSFC or FFA, or indicating that FSFC or FFA may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of FSFC or FFA, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of FSFC or FFA (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
         (c) Each of FSFC and FFA:
                  (i) is not required to give prior notice to any federal banking agency regulating thrift institutions of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive;
                  (ii) is "well capitalized" as defined in 12 CFR 564.4 and is not in "troubled condition" as defined in 12 CFR 574.9; and
                  (iii) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
         3.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which either FSFC or FFA is a party or by which either of them may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of FSFC or FFA, or (iv) violate any provisions of FSFC's or FFA's Certificate of Incorporation, Federal Stock Charter or Bylaws. To the best of FSFC's and FFA's knowledge, no other party to any material agreement to which either FSFC or FFA is a party is in default thereunder or in breach of any provision thereof. To the best of FSFC's and FFA's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         3.8. Necessary Approvals. Each of FSFC and FFA has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of either FSFC or FFA in connection with the execution and delivery of this Reorganization Agreement or the consummation by FSFC and FFA of the transactions contemplated hereby. Except for the Regulatory Approvals, neither FSFC nor FFA is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of FSFC or FFA as a result of this Reorganization Agreement.
         3.9. Financial Statements. The audited financial statements of FSFC at and for each of the fiscal years ended June 30, 1994, 1995 and 1996, and the unaudited quarterly statements subsequent to June 30, 1996 (the "FSFC Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of FSFC at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The books and records of FSFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of FSFC.
         3.10. Tax Returns. (i) FSFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending June 30. FSFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, fran chises, licenses, sales, payrolls, and trusts established by FSFC) through the date hereof, and FSFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. FSFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. FSFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth in Schedule 3.10, FSFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of FSFC which, if determined adversely, would result in the assertion of any deficiency.
                  (ii) To the best of FSFC's knowledge, all tax information reported by FSFC to Federal and state authorities and other Persons, including the tax effect of the special cash dividend of $10 per share paid in 1996, has been accurately and timely reported.
         3.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the FSFC Financial Statements or as set forth on Schedule 3.11, FSFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since June 30, 1996, there has been no (i) Material Adverse Event with respect to FSFC or FFA, or (ii) any incurrence by or subjection of FSFC or FFA to any obligation or liability (whether fixed, accrued or contingent) or commitment material to FSFC or FFA not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the FSFC Financial Statements at and for the periods subsequent to June 30, 1996.
         3.12. Properties, Encumbrances. Each of FSFC and FFA has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on
Schedule 3.12. Set forth on Schedule 3.12 are all business locations of FSFC and FFA, including whether such locations are owned or leased and a statement of when such locations were first occupied by FSFC or FFA. All buildings and all fixtures, equipment, and other property and assets which are material to their business and are held under leases or subleases by either of FSFC or FFA are held under valid leases or subleases enforceable in accordance with their respective terms.
         3.13. Litigation. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against FSFC or FFA, or to its knowledge affecting FSFC or FFA, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and FSFC knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting FSFC specifically or to which FSFC is subject.
         3.14. Reports. FSFC and FFA have duly made all reports and filings required to be made pursuant to applicable law.
         3.15. Brokers. Except as provided in its contract with Trident Financial Corporation (a copy of which has been provided to CFC), FSFC has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
         3.16. Expenditures. Schedule 3.16 sets forth any single expenditure of $100,000 or more proposed to be made by FSFC or FFA after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, FSFC will advise CFC of any changes to Schedule
3.16 reflecting additions or deletions thereto since the date hereof.
         3.17. Insurance. Attached hereto as Schedule 3.17 are the policies of fire, liability, life and other types of insurance held by FSFC and FFA, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. FSFC management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of FSFC taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to FSFC that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.
         3.18. Contracts and Commitments. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of FSFC or FFA which requires an aggregate payment by FSFC or FFA after the date hereof of more than $100,000, and any other contract or commitment that in the opinion of the FSFC management materially adversely affects the business of FSFC or FFA. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 3.18, neither FSFC nor FFA is party to or subject to:
                  1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;
                  2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
                  3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
                  4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
                  5. Any contract or agreement with any labor union;
                  6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                  7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
                  8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
                  9. Any license agreement in which FSFC is the licensor or licensee;
                  10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to FSFC or FFA, or any successors or assigns prior to 30 days from the date hereof.
         3.19. Employee Benefit Plans and Contracts.
         (a) Schedule 3.19 contains a complete list of all FSFC Benefit Plans. FSFC and FFA have delivered to CFC (i) accurate and complete copies of all FSFC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten FSFC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all FSFC Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all FSFC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any FSFC Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any FSFC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the FSFC Benefit Plan on Schedule 3.19.
         (b) All FSFC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all FSFC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the FSFC Benefit Plans that could subject FSFC to any material penalty or tax imposed under the Code or ERISA.
         (c) Except as set forth in Schedule 3.19, any FSFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of FSFC and FFA, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any FSFC Benefit Plan.
         (d) FSFC and FFA have adequately reserved for all liabilities accrued prior to the Effective Time under FSFC's and FFA nonqualified retirement or deferred compensation plans.
         (e) Except as set forth in Schedule 3.19, neither FSFC nor FFA has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither FSFC nor FFA has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the FSFC Benefit Plans.
         (f) There are no pending or threatened claims by or on behalf of any FSFC Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any FSFC Benefit Plans, alleging any breach of fiduciary duty on the part of FSFC or FFA or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The FSFC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. FSFC and FFA have made all required contributions under the FSFC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any FSFC Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
         (g) Neither FSFC nor FFA maintains any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No FSFC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any FSFC Benefit Plan has been instituted or threatened.
         (h) With respect to any FSFC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any FSFC Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act,
(iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.
         (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
         (j) Each of the employment contracts between FSFC, FFA and David C. Wakefield, III and FSFC, FFA and John L. Biediger have been extended to September 30, 1998.
         3.20. Allowance for Loan Losses. The allowance for loan losses (the "FSFC Allowance") shown on the consolidated statements of financial condition of FSFC as of March 31, 1997, included in the FSFC Quarterly Report on Form 10-Q as of such date has been determined, in the opinion of management of FSFC in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of FSFC and FFA.
         3.21. Environmental Matters. Each of FSFC and FFA is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither FSFC nor FFA has, nor to the best of FSFC's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by FSFC or FFA (including, without limitation, the buildings or structures thereon) (the "Real Property"). Neither FSFC nor FFA has, nor to the best of FSFC's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Neither FSFC nor FFA has, nor to the best of FSFC's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. FSFC has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to FSFC or FFA.

         3.22. FSFC Information. The written information with respect to FSFC and its officers, directors, and affiliates which shall have been supplied by FSFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approvals, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of FSFC and CFC or on the date of the Shareholders' Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         3.23. Asset Classification. Set forth in Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of FSFC and FFA that have been classified by it as of March 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by FSFC or FFA prior to March 31, 1997.
         3.24. Derivatives Contracts, Etc. Neither FSFC nor FFA is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth in Schedule 3.24, including a list, as applicable, of any FSFC or FFA assets pledged as security for each such instrument.
         3.25. Labor Matters. No material work stoppage involving FSFC or FFA is pending or, to the best knowledge of FSFC, threatened. Neither FSFC nor FFA is involved in, or, to the best knowledge of FSFC's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of FSFC and FFA are not represented by any labor union, and, to the best knowledge of FSFC's management, no labor union is attempting to organize employees of FSFC or FFA.
         3.26. Securities Reports. Within the last two (2) years, FSFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
         3.27. Ownership of CFC Common Stock. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by FSFC or FFA.
         3.28. Resale of CFC Common Stock. FSFC knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Corporate Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of FSFC Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of FSFC Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Corporate Merger, will be considered as shares received by shareholders of FSFC and then disposed of by shareholders of FSFC.

            SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC AND CFB
         Each of CFC and CFB hereby represents and warrants to FSFC and FFA the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by FSFC or FFA, such breach or inaccuracy must have a Material Adverse Effect.
         4.1. Organization, Good Standing and Conduct of Business. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. CFB is a direct subsidiary of CFC. CFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFB makes such license or qualification necessary. CFB is a state, non-member bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of CFB are insured by the Bank Insurance Fund of the FDIC.
         4.2. Subsidiaries. (a) Other than CFB, Carolina First Mortgage Company and CF Investment Company (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has the right to acquire in excess of 15% of the common stock of Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina and Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia. None of the Subsidiaries either owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
         4.3. Corporate Authority. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the respective Boards of Directors of CFC and CFB. Other than the CFC Shareholder Approvals, no further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Reorganization Agreement or the Mergers.
         4.4. Binding Effect. Subject to receipt of the CFC Shareholder Approvals and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB (as applicable) and enforceable against CFC and/or CFB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
         4.5. Capitalization of CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which 11,355,415 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans,
(ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) up to 867,714 shares of CFC Common Stock which may be issued in connection with CFC's acquisition of Lowcountry Savings Bank, Inc. or (v) as otherwise set forth on
Schedule 4.4, there are no outstanding Rights or any outstanding securi ties or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or the Rights Plan and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Corporate Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement and (iii) have been properly registered for trading on the Nasdaq National Market.
         4.6. Compliance with Laws; Absence of Defaults. (a) Neither CFC nor CFB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any agreement to which either CFC or CFB is a party.

         (b) Except as disclosed in Schedule 4.6, neither CFC nor CFB is in violation of any applicable law, rule or regulation. Neither CFC nor CFB has received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that CFC or CFB is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of CFC or CFB, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require CFC or CFB, or indicating that CFC or CFB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of CFC or CFB, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of CFC or CFB (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
         (c) Each of CFC and CFB:
                  (i) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive;
                  (ii) at March 31, 1997, was capitalized as set forth in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and
                  (iii) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
         4.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC or CFB, or
(iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         4.8. Necessary Approvals. Each of CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the Regulatory Approvals, neither CFC nor CFB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Reorganization Agreement.
         4.9. Financial Statements. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1994, 1995 and 1996, and the unaudited quarterly statements subsequent to December 31, 1996 (the "CFC Financial Statements") all of which have been provided to FSFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
         4.10. Tax Returns. CFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by CFC) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable in respect of the period subsequent to the period ending after the date hereof. CFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. CFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined adversely, would result in the assertion of any deficiency.
         (ii) To the best of CFC's knowledge, all tax information reported by CFC to Federal and state authorities and other Persons has been accurately and timely reported.
         4.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1996, there has been no (i) Material Adverse Event with respect to either CFC or CFB, or (ii) any incurrence by or subjection of CFC or CFB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC or CFB not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to December 31, 1996.
         4.12. Litigation. Except as set forth on Schedule 4.12, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC or CFB at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and neither CFC nor CFB knows of no basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or CFB or to which CFC or CFB is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) an agreement between CFC and the Federal Reserve regarding CFC's potential ownership interest in Net.B@nk, Inc.
         4.13. Reports. CFC has duly made all reports and filings required to be made pursuant to applicable law.
         4.14. Employee Benefit Plans and Contracts.
         (a) Schedule 4.14 contains a complete list of all CFC Benefit Plans. CFC and CFB have made available to FSFC (i) accurate and complete copies of all CFC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten CFC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all CFC Benefit Plans for which financial statements or actuarial reports are required or have been prepared,
(iv) accurate and complete copies of all annual reports for all CFC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any CFC Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any CFC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the CFC Benefit Plan on Schedule 4.14.
         (b) Except as set forth in Schedule 4.14, all CFC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all CFC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving any of the CFC Benefit Plans that could subject CFC to any material penalty or tax imposed under the Code or ERISA.
         (c) Except as set forth in Schedule 4.14, any CFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of CFC and CFB, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any CFC Benefit Plan.

         (d) CFC and CFB have adequately reserved for all liabilities accrued prior to the Effective Time under CFC's and CFB nonqualified retirement or deferred compensation plans.
         (e) Except as set forth in Schedule 4.14, neither CFC nor CFB has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither CFC nor CFB has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the CFC Benefit Plans.
         (f) There are no pending or threatened claims by or on behalf of any CFC Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any CFC Benefit Plans, alleging any breach of fiduciary duty on the part of CFC or CFB or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The CFC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. CFC and CFB have made all required contributions under the CFC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any CFC Benefit Plan that is subject to the funding requirements of Section 312 of the Code.
         (g) Neither CFC nor CFB maintains any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No CFC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any CFC Benefit Plan has been instituted or threatened.
         (h) With respect to any CFC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any CFC Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act,
(iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.
         4.15. Allowance for Loan Losses. The allowance for loan losses shown on the consolidated statements of financial condition of CFC as of March 31, 1997, included in the CFC Quarterly Report on Form 10-Q as of such date has been determined, in the opinion of management of CFC in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of CFC and CFB.
         4.16. Environmental Matters. Each of CFC and CFB is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by CFC or CFB (including, without limitation, the buildings or structures thereon) (the "CFC Real Property"). Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos- containing material on, in or under any of the CFC Real Property. Neither CFC nor CFB has, nor to the best of CFC's knowledge have other parties, installed or used underground storage tanks in or under any of the CFC Real Property. CFC has delivered to FSFC copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to CFC or CFB.
         4.17. Asset Classification. Set forth in Schedule 4.17 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of CFC and CFB that have been classified by it as of March 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by CFC or CFB prior to March 31, 1997.

         4.18. Labor Matters. No material work stoppage involving CFC or CFB is pending or, to the best knowledge of CFC, threatened. Neither CFC nor CFB is involved in, or, to the best knowledge of CFC's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of CFC and CFB are not represented by any labor union, and, to the best knowledge of CFC's management, no labor union is attempting to organize employees of CFC or CFB.
         4.19. CFC Information. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approvals, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of FSFC or CFC or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         4.20. Securities Reports. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
         4.21. Ownership of FSFC Common Stock. No shares of FSFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by CFC or CFB.
         4.22. Due Diligence. All information provided by CFC in connection with the due diligence investigation by FSFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to FSFC all material information regarding CFC.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING
         5.1. Conduct of FSFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, each of FSFC and FFA covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                  (a) Each of FSFC and FFA will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings. Neither FSFC nor FFA shall purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by FSFC or FFA without the written consent of CFC, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, FSFC may proceed to open branch offices in Wal-Mart stores located in Simpsonville, Anderson and Greenville, all as currently contemplated.
                  (b) Neither FSFC nor FFA will amend its Certificate of Incorporation, Federal Stock Charter or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
                  (c) FSFC will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares or Rights to acquire shares of FFA; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure; provided, however, that it may pay its customary $0.06 per share quarterly cash dividend prior to closing.
                  (d) FSFC will promptly advise CFC in writing of any change in the businesses of FSFC or FFA which is or may reasonably be expected to have a Material Adverse Effect.
                  (e) FSFC will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of FSFC or FFA, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of FSFC or FFA contained herein to be or become untrue in any material respect.
                  (f) Neither FSFC nor FFA will incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                  (g) Except for expenses attendant to the Mergers and current contractual obligations, neither FSFC nor FFA will incur any expense in an amount in excess of $100,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
                  (h) Neither FSFC nor FFA will grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
                  (i) Neither FSFC nor FFA will acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
                  (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, neither FSFC nor FFA shall (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
                  (k) FSFC shall not impose, or permit or suffer the imposition of any Liens on any shares of capital stock of FFA, or (except in the ordinary course of business) on any of its or FFA's assets, other than Liens on such other assets that, individually or in the aggregate, are not material to the business, properties or operations of FSFC or FFA.
         5.2. Conduct of CFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that FSFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                  (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
                  (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the FSFC shareholders in any material respect.
                  (c) CFC will promptly advise FSFC orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
                  (d) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.

                      SECTION VI. COVENANTS OF THE PARTIES
         6.1. Access to Properties and Records. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
         6.2. Confidentiality. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Mergers. Each party shall coordinate with the other parties, any public statements regarding the Mergers.
         6.3. Cooperation. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Mergers which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
         6.4. Affiliates' Letters. FSFC shall deliver to CFC a letter identifying all Persons who are, at the time the Corporate Merger is submitted to a vote of the shareholders of FSFC, "affiliates" of FSFC for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. FSFC shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of FSFC or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
         6.5. Listing of CFC Common Stock. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Corporate Merger.
         6.6. Letters from Accountants. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, FSFC will deliver to CFC letters from Crisp Hughes & Co. addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to FSFC letters from KPMG Peat Marwick LLP, addressed to FSFC and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to FSFC, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.
         6.7. Tax Treatment. FSFC and CFC shall each take such acts within their power as may be reasonably necessary to cause the Mergers to qualify as "reorganizations" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
         6.8. Expenses. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Mergers.
         6.9. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VI or Section VII of this Reorganization Agreement or other material developments relevant to the consummation of the Mergers, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
         6.10. Acquisition Proposals. In the case of FSFC, without the prior written consent of CFC, it shall not, and it shall cause FFA not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, FSFC or FFA or any merger or other business combination with FSFC or FFA; provided, however, that if FSFC is not otherwise in violation of this Section 6.10, the Board of Directors of FSFC may furnish or cause to be furnished information and may participate in such discussions and negotiations if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. FSFC shall instruct its and FFA's officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with the foregoing; and it shall notify CFC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, FSFC or FFA.
         6.11. Public Announcements. At all times until after the Closing Date, neither FSFC nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
         6.12. Updating of Schedules. FSFC and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of FSFC or CFC contained herein or any right of FSFC or CFC to terminate this Reorganization Agreement. FSFC and CFC shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
         6.13. Certain Policies of FSFC. FSFC shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and FFA's loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that FSFC and FFA shall not be obligated to record any such accounting adjustments pursuant to this Section unless and until FSFC and FFA shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Mergers will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of FSFC and the authority to establish and implement its business policies shall continue to reside solely in FSFC officers and board of directors, and the election of FSFC directors shall be solely the prerogative of FSFC shareholders.
         6.14. Employee Matters. (a) CFC, FSFC and FFA agree to cooperate to develop staffing plans which will result in retention of as many FSFC and FFA managers and employees as is practical (as determined by CFC). CFC agrees that FSFC and FFA employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former FSFC or FFA employees who are employed by CFC or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current CFC employees, for all CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC Benefit Plans for years of service with FSFC and FFA as if such service had been with CFC or its subsidiaries. CFC agrees that FSFC may elect to fully vest its employees under some or all FSFC Benefit Plans prior to consummation of the Mergers. Any FSFC Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of FSFC or FFA prior to the Effective Time. CFC agrees to assume all of FSFC's obligations under its Post-Retirement Health Benefit Plan with respect to FFA employees eligible to receive benefits under such Plan at the Effective Time based on their age and years of service with FFA. CFC further agrees that those former FSFC or FFA employees who are employed by CFC or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under CFC's medical Benefit Plans. CFC agrees that, upon the Mergers, it will assume or honor (as appropriate) FSFC's and FFA's Director Emeritus Plan, Deferred Compensation Plan for Key Employees and Non-employee Directors, Employee Severance Compensation Plan and Pay to Stay program and the obligations to pay benefits in accordance with the terms of such plans and any elections by participants thereunder; provided that CFC's total obligations under the Pay to Stay program shall not exceed $75,000 (and FSFC hereby represents to CFC that the maximum obligations under the Pay to Stay program do not exceed $75,000).
         (b) CFC acknowledges the transactions contemplated by this Reorganization Agreement constitutes a change in control for purposes of the employment agreements between FSFC and FFA and David C. Wakefield,, III and John
L. Biediger (the "Officers"), respectively and further acknowledges that the Officers are entitled to receive the payments and benefits provided for in
Section 9(g) of such employment agreements upon a change in control of FSFC or FFA. FSFC, on or before the Effective Time, shall cause such employment contracts to be amended so that at the election of the officer (i) the payments and benefits to be provided under such employment agreements shall be payable or provided to the Officer over a period sufficient to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times the Officer's "base amount" under

Section 280G(b)(3) of the Code or (ii) the payments or benefits to be provided to the Officer shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits and the period over which such payments and benefits are to be provided to be determined by the Officer. Notwithstanding anything in this subparagraph (b) to the contrary, the payments and benefits to be paid or provided to each Officer shall have an aggregate present value, determined as of the Effective Time, of not less than $537,933 and $350,504, respectively.
         6.15. Directors. At the Special Meeting, CFC will nominate the three existing FSFC directors listed below to CFC's board of directors and recommend their election to the CFC shareholders:
                  1. David C. Wakefield III (Class of 1995)
                  2. William R. Phillips (Class of 1996)
                  3. Vernon E. Merchant, Jr. (Class of 1997)
At CFC's 1998 annual meeting of shareholders, CFC shall nominate David C. Wakefield III to the Class of 1998. CFC shall also cause such persons to be elected to CFB's board of directors.
         6.16. Charitable Contributions. CFC shall honor FSFC's obligations to make the charitable contributions set forth on Schedule 6.16 (which contributions shall not exceed $15,000 annually).
         6.17. Prohibited Actions. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the FSFC and FFA directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, FSFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on FSFC or FFA.
         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by FSFC or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.

              SECTION VII. CONDITIONS TO CFC'S OBLIGATION TO CLOSE
         The obligation of CFC and CFB to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         7.1. Performance of Acts and Representations by FSFC. Each of the acts and undertakings of FSFC and FFA to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of FSFC and FFA set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         7.2. Opinion of Counsel for FSFC. FSFC shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Each of FSFC and FFA is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation (except that with respect to FFA, counsel shall be entitled to state merely that it has no knowledge of any reason why FFA is not duly organized); (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of FSFC's or FFA's Certificate of Incorporation, Federal Stock Charter or Bylaws, as applicable,
(B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which FSFC or FFA is a party, or by which either is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which FSFC or FFA is subject; (iii) all of the shares of FSFC Common Stock and FFA common stock are validly authorized and issued, fully paid and non-assessable; (iv) each of FSFC and FFA has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein (except that exception may be taken with respect to the Bank Merger) and all applicable regulatory waiting periods have passed;

(v) other than filings and registrations required under applicable law to be made by CFC or CFB, all filings and registrations with, and notifications to, all federal and state authorities required on the part of FSFC or FFA for the consummation of the Mergers have been made; (vi) each of FSFC and FFA has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by each of FSFC and FFA and constitutes a valid and legally binding obligation of FSFC and FFA enforceable against each of FSFC and FFA in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and
(vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against FSFC, FFA or other parties which would have a Material Adverse Effect on FSFC's or FFA's business or properties or their abilities to make the representations and warranties and perform the obligations set forth herein.
         7.3. Conduct of Business. There shall have been no Material Adverse Event with respect to FSFC or FFA from the date hereof through the Closing Date.
         7.4. Consents. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         7.5. Certificate. CFC shall have been furnished with such certificates of officers of FSFC and FFA, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
         7.6. Shareholder Approvals. The Shareholder Approvals shall have been obtained.
         7.7. IRS Ruling. In the event that CFC shall have determined to restructure the Mergers as permitted under Section 2.8 hereof and CFC determines that it is desirable to obtain an IRS ruling with respect to such restructuring, then it shall be a condition of Closing that CFC shall have received such IRS ruling, which ruling shall be reasonably acceptable to CFC. Notwithstanding the foregoing, in the event that CFC determines to pursue such IRS ruling and such IRS ruling has not been received by January 31, 1998, then CFC shall be deemed and required to waive this condition to Closing and proceed with Closing.
         7.8. Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         7.9. FSFC Allowance. Immediately prior to Closing, the FSFC Allowance shall not be less than 0.75% of the total FSFC loans then outstanding, unless required otherwise by GAAP or applicable law.

           SECTION VIII. CONDITIONS TO THE OBLIGATION OF FSFC TO CLOSE
         The obligation of FSFC to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         8.1. Performance of Acts and Representations by CFC and CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         8.2. Opinion of Counsel for CFC. CFC shall have furnished FSFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to FSFC and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Corporate Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement (except that exception may be taken with respect to the Bank Merger), and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all federal and state authorities required on the part of FSFC or FFA for the consummation of the Mergers have been made; (vi) CFC and CFB have full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity;
(vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and
(viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
         8.3. Conduct of Business. There shall have been no Material Adverse Event with respect to CFC or CFB from the date hereof through the Closing Date.
         8.4. Consents. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for FSFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of FSFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         8.5. Certificate. FSFC shall have been furnished with such certificates of officers of CFC and CFB, in form and substance reasonably satisfactory to FSFC, dated as of the Closing Date, certifying to such matters as FSFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
         8.6. Tax Opinion. FSFC shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to FSFC, opining, subject to reasonable qualifications, that the Corporate Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
         8.7. Shareholder Approvals. The Shareholder Approvals shall have been obtained.
         8.8. Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.

                             SECTION IX. TERMINATION
         9.1. Termination. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
                  (a)      by mutual consent of the parties;
                  (b) by either CFC or FSFC, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approvals are not received at the Shareholder Meetings;
                  (c) by either CFC or FSFC if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;
                  (d) by either CFC or FSFC as set forth in Section 2.3 hereof.

                  (e) by either CFC or FSFC if the Ending Price is above $19.0156 or below $11.4094 (as such price shall be subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items).

                           SECTION X. INDEMNIFICATION
         10.1. Information for Application and Statements. Each of CFC and FSFC represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and FSFC so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and FSFC agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
         10.2. Indemnification of Officers and Directors. (a) CFC covenants and agrees that it will cause each person who is an officer or director of FSFC or FFA (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of FSFC or FFA to the fullest extent to which such Indemnitee is entitled under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Without limiting the foregoing obligation, CFC agrees that all limitations of liability existing in favor of an Indemnitee in the Certificate of Incorporation and Bylaws of FSFC as in effect on the date hereof, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Mergers and shall continue in full force. CFC, upon request of such Indemnitee, shall advance expenses in connection with such indemnification. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of FSFC benefited by this Section X.
         (b) Any Indemnitee wishing to claim indemnification under this Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter, (iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.
         10.3. Insurance. FSFC and CFC shall use their reasonable best efforts to maintain FSFC's existing directors' and officers' liability insurance policy (or a policy, similar to FSFC's existing policy, providing comparable coverage on terms no less favorable) past the Closing Date covering persons who are currently covered by such insurance; provided that CFC or FSFC shall not make a premium payment in respect of such policy (or replacement policy) which exceeds $50,000 and provided further that FSFC and CFC shall obtain the maximum amount of such coverage as can be obtained by paying a premium of $50,000. CFC shall take no action to terminate prematurely such policy.

                            SECTION XI. MISCELLANEOUS
         11.1. Survival of Representations and Warranties. Except as otherwise provided in this Reorganization Agreement, the representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein. Each of the covenants set forth in Sections 6.2, 6.14, 6.15, 6.16, 10.2 and 10.3 shall survive the Closing Date forever (except that this sentence shall not be construed to extend any applicable statutes of limitations). The provisions of the foregoing sections shall survive the Closing and shall be enforeceable directly by each person benefitted or intended to be benefitted by such sections.
         11.2. Entire Agreement. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
         11.3. Binding Agreement. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
         11.4. Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

         For CFC:                   William S. Hummers III
                                    Carolina First Corporation
                                    102 South Main Street
                                    Greenville, South Carolina  29601
                                    Fax: 864-239-4605

         Copy to:                   William P. Crawford, Jr.
                                    Wyche, Burgess, Freeman & Parham, P.A.
                                    Post Office Box 728
                                    Greenville, South Carolina  29602
                                    Fax: 864-235-8900

         For FSFC:                  David C. Wakefield III
                                    First Southeast Financial Corporation
                                    201 North Main Street
                                    Anderson, South Carolina 29622
                                    Fax: 864-260-6211

         Copies to:                 John F. Breyer, Jr.
                                    Breyer & Aguggia
                                    1300 I Street, N.W., Suite 470E
                                    Washington, D.C. 20005
                                    Fax: 202-737-7979

         11.5. Counterparts. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
         11.6. Headings. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. Law Governing. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
         11.8. Amendment. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
         11.9. Waiver. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.


WITNESS:
                                             CAROLINA FIRST CORPORATION


_________________________                    By:  /s/ William S. Hummers III
                                                  ----------------------------
                                             William S. Hummers III
_________________________                             Executive Vice President



                                             CAROLINA FIRST BANK


_________________________                    By: /s/ William S. Hummers III
                                                ----------------------------
                                             William S. Hummers III
_________________________                             Executive Vice President and Cashier



                                             FIRST SOUTHEAST FINANCIAL CORPORATION


_________________________                    By:   /s/ David C. Wakefield, III
                                                   --------------------------
                                             David C. Wakefield, III
_________________________                             President and Chief Executive Officer


                                             FIRST FEDERAL SAVINGS AND LOAN
                                                      ASSOCIATION OF ANDERSON


_________________________                    By:  /s/ David C. Wakefield, III
                                                 -----------------------------
                                             David C. Wakefield, III
_________________________                             President and Chief Executive Officer

                                   APPENDIX A
[Original Appendix A replaced with Appendix A set forth in Addendum No. 1 to Reorganization Agreement below]

                                   APPENDIX B
                                 PLAN OF MERGER
                                       OF
             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ANDERSON
                                  WITH AND INTO
                               CAROLINA FIRST BANK

         Pursuant to this Plan of Merger (the "Plan of Merger"), First Federal Savings and Loan Association of Anderson ("FFA"), a federal savings and loan association existing under the laws of the United States of America, shall be merged with and into Carolina First Bank ("CFB"), a state banking corporation existing under the laws of South Carolina.

                            ARTICLE XII. DEFINITIONS
         The capitalized terms set forth below shall have the following meanings:
         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFB and FFA in a form appropriate for filing with the Secretary of State of South Carolina and the Office of Thrift Supervision, relating to the effective consummation of the Bank Merger as contemplated by the Plan of Merger.
         1.2. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.
         1.3. "Bank Merger" shall mean the merger of FFA with and into CFB as more particularly set forth in the Reorganization Agreement.
         1.4. "CFB Common Stock" shall mean the common stock, par value $1.00 per share, of CFB.
         1.5. "CFC" shall mean Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
         1.6. "Effective Time" shall mean the date and time which the Bank Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFB shall notify FFA in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.7. FSFC. First Southeast Financial Corporation, a corporation organized and existing under the laws of the state of Delaware.
         1.8.  "OTS" shall mean the Office of Thrift Supervision.
         1.9. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         1.10. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB and FSFC dated the date hereof, to which this Plan of Merger is attached as Appendix A.
         1.11. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of FFA with and into CFB; the duly authorized written consent of FSFC to the merger of FFA with and into CFB; the approval by the requisite vote of the shareholders of FSFC at the FSFC Shareholders' Meeting of the merger of FSFC with and into CFC; and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the merger of FSFC with and into CFC, all in accordance with the Reorganization Agreement and this Plan of Merger.
         1.12. "Surviving Corporation" shall mean CFB after consummation of the Bank Merger.

                           ARTICLE II. THE BANK MERGER
         2.1. Bank Merger. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, FFA shall merge with and into CFB, the separate existence of FFA shall cease, and CFB (the "Surviving Corporation") shall survive and the name of the Surviving shall be "Carolina First Bank". By virtue of the Bank Merger and without any action on the part of the holders thereof, each of the shares of FFA Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Merger Consideration referenced in Section III below. Each of the shares of CFB Common Stock, and any shares of any CFB subsidiary or FFA subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Bank Merger.

         2.2. Effective Time. The Bank Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina and the OTS.
         2.3. Capitalization. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Bank Merger.
         2.4. Articles of Incorporation. The articles of incorporation of CFB as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
         2.5. Bylaws. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.6. Properties and Liabilities of FFA and CFB; Management. At the Effective Time, the separate existence and corporate organization of FFA shall cease, and CFB shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Bank Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of FFA without further act or deed. The directors and officers of CFB in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

                        ARTICLE III. MERGER CONSIDERATION
         3.1. Merger Consideration. In connection with the Bank Merger, all shares of FFA Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be exchanged for and converted into ______ shares of CFB Common Stock (the "Merger Consideration").
         3.2. CFB Common Stock. None of the shares of CFB shall be converted in the Bank Merger and the capitalization of CFB after the Bank Merger shall remain unchanged.
         3.3. Authorized or Treasury Shares. Any and all shares of FFA Common Stock held as treasury shares by FFA or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. Transfers. At the Effective Time, the stock transfer books of FFA shall be closed and no transfer of FFA Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of FFA Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES
         4.1. Issuance of CFB Certificates; Cash for Fractional Shares. After the Effective Time, each holder of shares of FFA Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFB or its transfer agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Section 3.1 of this Plan of Merger.
         4.2. Authorized Withholdings. CFB shall not be obligated to deliver the consideration to which any former holder of FFA Common Stock is entitled as a result of the Bank Merger until such holder surrenders his or her certificate or certificates representing the shares of FFA Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFB or FFA. In addition, no dividend or other distribution payable to the holders of record of CFB Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of FFA Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the FFA Common Stock certificate both the CFB Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
         4.3. Limited Rights of Former FFA Shareholders. After the Effective Time, each outstanding certificate representing shares of FFA Common Stock prior to the Effective Time shall be deemed for all Bank purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of FFA Common

Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFB Common Stock in exchange therefor as provided in this Plan of Merger.

                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS
         5.1. Options. There are no Rights to purchase FFA Common Stock or securities convertible into FFA Common Stock.

                            ARTICLE VI. MISCELLANEOUS
         6.1. Conditions Precedent. Consummation of the Bank Merger is conditioned upon receipt of the Shareholder Approvals. In addition, consummation of the Bank Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         6.2. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
         6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto.

         Dated as of this _____ day of _______________, 1997.

                   ADDENDUM NO. 1 TO REORGANIZATION AGREEMENT
         This ADDENDUM NO. 1 to REORGANIZATION AGREEMENT is entered into as of this 15th day of July, 1997 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, First Southeast Financial Corporation ("FSFC"), a corporation organized and existing under the laws of the state of Delaware, and First Federal Savings and Loan Association of Anderson ("FFA"), a federal savings and loan association organized and existing under the laws of the United States of America.

         WHEREAS the parties hereto entered into that certain Reorganization Agreement dated as of July 1, 1997 (the "Reorganization Agreement"), which provided for the merger of FSFC into CFC and the merger of FFA into CFB;
         WHEREAS Section 2.8 of the Reorganization Agreement provides that CFC shall be entitled to restructure the transactions contemplated in the Reorganization Agreement (the "Transaction"), subject to compliance with the terms of such Section;
         WHEREAS CFC desires to restructure the Transaction as provided below;

         NOW, THEREFORE, the parties agree and acknowledge as follows:

         1. The Reorganization Agreement shall be amended so that the structure of the Transaction shall have the following steps:
                  A. CFC shall form an interim subsidiary ("CFC Acquisition Company"), into which FSFC will be merged, with CFC Acquisition Company being the surviving company (the "Holding Company Merger"). All references in the Reorganization Agreement to the "Corporate Merger" shall amended to mean the Holding Company Merger.
                  B. Immediately following the effective time of the Holding Company Merger, CFC Acquisition Company shall be liquidated (the "Liquidation").
                  C. Immediately following the consummation of the Liquidation, FFA (now a direct subsidiary of CFC) shall be merged with and into CFB.

         2. Appendix A to the Reorganization Agreement shall be amended to be substantially in the form attached hereto as Appendix A. Appendix C to the Reorganization shall be as attached hereto as Appendix C.

         3. The Reorganization Agreement is otherwise unamended and remains in full force and effect.

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

              CAROLINA FIRST CORPORATION


         By:  ________________________________________
              William S. Hummers III,  Executive Vice President



              CAROLINA FIRST BANK


         By:  ________________________________________
              William S. Hummers III, Executive Vice President and Cashier



              FIRST SOUTHEAST FINANCIAL CORPORATION


         By:  ________________________________________
              David C. Wakefield III, President and Chief Executive Officer


              FIRST FEDERAL SAVINGS AND LOAN
                       ASSOCIATION OF ANDERSON


         By:  ________________________________________
              David C. Wakefield III, President and Chief Executive Officer

                                   APPENDIX A
                                PLAN OF MERGER OF
                      FIRST SOUTHEAST FINANCIAL CORPORATION
                                  WITH AND INTO
                             CFC ACQUISITION COMPANY

     Pursuant to this Plan of Merger (the "Plan of Merger"), First Southeast Financial Corporation ("FSFC"), a Delaware corporation headquartered in Anderson, South Carolina, shall be merged with and into CFC Acquisition Company ("CFCAI"), a South Carolina corporation headquartered in Greenville, South Carolina.
                            ARTICLE VII. DEFINITIONS
         The capitalized terms set forth below shall have the following meanings:
         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFCAI and FSFC in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Holding Company Merger as contemplated by the Plan of Merger.
         1.2. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.
         1.3. CFB shall mean Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
         1.4. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
         1.5. "Change of Control Transaction" shall mean, with respect to CFC, a transaction in which a majority of the surviving entity of such transaction (or a majority of the entity holding substantially all of the assets of CFC) is not owned by persons holding CFC Common Stock immediately prior to such transaction.
         1.6. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of FSFC Common Stock, as calculated pursuant to Section 3.1 hereof.
         1.7. "Holding Company Merger" shall mean the merger of FSFC with and into CFCAI as more particularly set forth herein and in the Reorganization Agreement.
         1.8. "Effective Time" shall mean the date and time which the Holding Company Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify FSFC in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.9. "Ending Price" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the ten days in which CFC Common Stock was traded immediately prior to the Closing Date.
         1.10. "FFA" shall mean First Federal Savings and Loan Association of Anderson, a federal savings association organized and existing under the laws of the United States of America. Where the context permits, FFA shall be deemed to include FFA and FMSC.
         1.11. "FMSC" shall mean First Master Service Corporation, a South Carolina corporation and wholly-owned subsidiary of FFA.
         1.12.  "OTS" shall mean the Office of Thrift Supervision.
         1.13. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         1.14. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB, FFA and FSFC dated as of July 1, 1997, as such Reorganization Agreement has been amended by Addendum No. 1 dated July 15, 1997, to which this Plan of Merger is attached as Appendix A.
         1.15. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.16. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of FFA with and into CFB; the duly authorized written consent of CFC to the merger of FSFC with and into CFCAI; the approval by the requisite vote of the shareholders of FSFC at the FSFC

Shareholders' Meeting of the merger of FSFC with and into CFCAI; and the approval by the requisite vote of the shareholders of CFC at the CFC Shareholders' Meeting of the merger of FSFC with and into CFCAI, all in accordance with the Reorganization Agreement and this Plan of Merger.
         1.17. "Shareholders' Meeting" shall mean, as applicable, the meetings of the shareholders of FSFC and CFC at which the Holding Company Merger shall be voted upon.
         1.18. "Surviving Corporation" shall mean CFCAI after consummation of the Holding Company Merger.

                     ARTICLE II. THE HOLDING COMPANY MERGER
         2.1. Holding Company Merger. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, FSFC shall merge with and into CFCAI, the separate existence of FSFC shall cease, and CFCAI (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "CFC Acquisition Company". By virtue of the Holding Company Merger and without any action on the part of the holders thereof, each of the shares of FSFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by FSFC, CFC, any FSFC Subsidiary or any CFC Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration referenced in Section III below. Each of the shares of CFC Common Stock (including the rights ("CFC Rights") issued pursuant to a Shareholder Rights Agreement, dated November November 9, 1993 (as amended, the "CFC Rights Agreement")), and any shares of any CFC Subsidiary or FSFC Subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Holding Company Merger.
         2.2. Effective Time. The Holding Company Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina.
         2.3. Capitalization. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Holding Company Merger.
         2.4. Articles of Incorporation. The articles of incorporation of CFCAI as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
         2.5. Bylaws. The Bylaws of CFCAI, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.6. Properties and Liabilities of FSFC and CFCAI; Management. At the Effective Time, the separate existence and corporate organization of FSFC shall cease, and CFCAI shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Holding Company Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of FSFC without further act or deed. The directors and officers of CFCAI in office immediately prior to the Holding Company Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

                        ARTICLE III. MERGER CONSIDERATION
         3.1. Merger Consideration. In connection with the Holding Company Merger, each share of FSFC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, be exchanged for and converted into 1.000 shares of CFC Common Stock (the "Conversion Ratio"). However, the Conversion Ratio shall be subject to adjustment as follows:

         1. In the event that the Ending Price is above $16.7338, then the Conversion Ratio shall be reduced so that each holder of the FSFC Common Stock shall receive the number of shares of CFC Common stock equal to $16.7338 divided by the Ending Price, for each share of FSFC Common Stock.
         2. In the event that the Ending Price is below $13.6913, then the Conversation Ratio shall be increased so each holder of FSFC Common Stock shall receive the number of shares of CFC Common Stock equal to $13.6913 divided by the Ending Price, for each share of FSFC Common Stock.

         3. In the event that on the Closing Date, (i) CFC has executed a letter of intent or entered into a definitive agreement providing for a Change of Control Transaction or (ii) a bona fide offer to acquire a majority of the outstanding shares of CFC Common Stock is outstanding from a financial institution having the ability and intention to consummate such offer, then the Conversion Ratio shall not be less than 1.000.
All of the stock prices set forth in this Section 3.1 shall also be subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.
         3.2. CFCAI Common Stock. None of the shares of CFCAI shall be converted in the Holding Company Merger and the capitalization of CFCAI after the Holding Company Merger shall remain unchanged.
         3.3. Authorized or Treasury Shares. Any and all shares of FSFC Common Stock held as treasury shares by FSFC or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. Fractional Shares. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the FSFC Common Stock in respect of any fractional share that would otherwise be issuable based on the Ending Price.
         3.5. Excluded Shares. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
         3.6. Equitable Adjustments. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of FSFC Common Stock.
         3.7. Transfers. At the Effective Time, the stock transfer books of FSFC shall be closed and no transfer of FSFC Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of FSFC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES
         4.1. Issuance of CFC Certificates; Cash for Fractional Shares. (a) As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of shares of FSFC Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of FSFC Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Section 3 of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of FSFC for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in Section 6.4 of the Reorganization Agreement.
         (b) Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
         4.2. Authorized Withholdings. CFC shall not be obligated to deliver the consideration to which any former holder of FSFC Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FSFC Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or FSFC. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of FSFC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the FSFC Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
         4.3. Limited Rights of Former FSFC Shareholders. After the Effective Time, each outstanding certificate representing shares of FSFC Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of FSFC Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.

                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS
         5.1. Options. There are no Rights to purchase FSFC Common Stock or securities convertible into FSFC Common Stock.

                            ARTICLE VI. MISCELLANEOUS

         6.1. Conditions Precedent. Consummation of the Merger is conditioned upon receipt of the Shareholder Approvals. In addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         6.2. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
         6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meetings except in accordance with applicable law.
         Dated as of this _____ day of _______________, 1997.

                                   APPENDIX C
                             PLAN OF LIQUIDATION OF
                             CFC ACQUISITION COMPANY

         THIS PLAN OF LIQUIDATION OF CFC Acquisition Company, made this ___ day of _________, 1997, by CFC Acquisition Company, a South Carolina corporation, ("CFCAI");

                              W I T N E S S E T H:

         WHEREAS, the Directors and Shareholders of CFCAI have approved the dissolution and liquidation of CFCAI, all as more particularly contemplated in that certain Reorganization Agreement entered into as of July 1, 1997 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, First Southeast Financial Corporation ("FSFC"), a corporation organized and existing under the laws of the state of Delaware, and First Federal Savings and Loan Association of Anderson ("FFA"), a federal savings and loan association organized and existing under the laws of the United States of America, as amended by that certain Addendum No. 1 dated July 15, 1997 (the "Reorganization Agreement").

         NOW, THEREFORE, CFCAI hereto adopts the following Plan of Liquidation:

         1. The officers of CFCAI shall file the Articles of Dissolution with the Secretary of State of South Carolina, effecting the dissolution of the CFCAI, containing such necessary and desirable terms as shall be necessary to effect the dissolution of CFCAI as contemplated in the Reorganization Agreement.

         2. CFCAI, as soon as possible, shall pay all outstanding corporate debts and costs of such dissolution.

         3. Upon payment of all corporate debts, the officers of CFCAI shall distribute the remaining assets to the sole shareholder in complete cancellation or redemption of all its issued and outstanding capital stock, such distribution to be made as promptly as practicable.

         IN WITNESS WHEREOF, CFCAI has caused this Plan of Liquidation to be executed all as of the day and year first above written.

                                         CFC Acquisition Company


                                         By:      ______________________________
                                         Its:     President

ATTEST:

____________________________
Secretary

                                                                      EXHIBIT B

                   TRIDENT FINANCIAL CORPORATION LETTERHEAD


                              October 10, 1997

Board of Directors
First Southeast Financial Corporation
201 North Main Street
Anderson, SC 29622

Members of the Board:

         You have requested our opinion as to the fairness,from a financial point of view, to the shareholders of common stock (the "FSFC Common Stock") of First Southeast Financial Corporation ("FSFC") of the consideration to be received by such shareholders in a merger (the "Merger") of FSFC with Carolina First Corporation ("CFC"), pursuant to the Reorganization Agreement and Plan of Merger dated July 1, 1997 (the "Agreement"). Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.


         As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, each of the issued and outstanding shares of FSFC Common Stock shall be exchanged for and converted into 1.000 shares of CFC Common Stock (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as follows:

         1. In the event that the Ending Price (average closing price of CFC Common Stock for ten trading days prior to the Closing Date) is above $16.734, then the Conversion Ratio will be reduced so that each FSFC shareholder shall receive a number of shares of CFC Common Stock equal to $16.734 divided by the Ending Price, for each share of FSFC Common Stock.

         2. If the Ending Price is below $13.691, then the Conversion Ratio will be increased so that the number of shares of CFC Common Stock exchanged will equal $13.691 divided by the Ending Price, for each share of FSFC Common Stock.

         3. If on the Closing Date, (i) CFC has executed a letter of intent or entered into a definitive agreement providing for a Change of Control Transaction, or (ii) a bona fide offer to acquire a majority of the outstanding shares of CFC Common Stock is outstanding from a financial institution having the ability and intention to consummate such offer, then the Conversion Ratio shall not be less than 1.000.

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the past, Trident and its affiliates have provided financial advisory services for FSFC and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may actively trade the securities of FSFC or CFC for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with FSFC or CFC.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following:

Board of Directors

October 10, 1997
Page 2


(i)      the Agreement;

(ii)     the Proxy Statement dated as of the date hereof;

(iii) certain publicly available information concerning FSFC, including the audited financial statements for each year in the three year period ended June 30, 1996 and unaudited financial statements for the nine months ended March 31, 1997;

(iv) certain publicly available information concerning CFC, including the audited financial statements for each year in the three year period ended December 31, 1996 and unaudited financial statements for the three months ended March 31, 1997;

(v) certain other internal information, primarily financial in nature, concerning the business and operations of FSFC and CFC furnished to us by FSFC and CFC for purposes of our analysis;

(vi)     information with respect to the trading market for FSFC and CFC Common
         Stock;

(vii) certain publicly available information with respect to other companies that we believe to be comparable to FSFC and CFC and the trading markets for such other companies' securities; and

(viii) certain publicly available information concerning the nature and terms of other transactions that we believe relevant to our inquiry.

 We met with certain officers and employees of FSFC and CFC to discuss the foregoing. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, experience in connection with similar transactions and general knowledge of securities valuation.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of FSFC or CFC, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate FSFC's or CFC's loan portfolio or the adequacy of reserves for possible loan losses. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of FSFC Common Stock in the Merger and does not address FSFC's underlying business decision to effect the Merger.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of FSFC Common Stock in the Merger is fair, as of the date hereof, from a financial point of view, to such holders. The standard employed by us in reaching our judgment as to fairness of such consideration from a financial point of view was whether our estimation of the economic value of such consideration is within the range of estimated economic values within which companies having the characteristics of FSFC and CFC might negotiate a merger transaction at arm's length and not whether such consideration is at or approaching the higher end of such range.

         Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of FSFC Common Stock in the Merger. Our opinion does not address FSFC's underlying business decision to effect the Merger, nor its consideration, if any, of alternative business strategies. Finally, our opinion does not constitute a recommendation to any stockholder of FSFC as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.


         This opinion is being delivered to the Board of Directors of FSFC and may not be summarized, excerpted from reproduced, disseminated or delivered to any third party without the express written consent of Trident. We consent to the reproduction of this opinion in the special meeting proxy materials to be mailed to the holders of FSFC Common Stock, and we consent to the references to our firm in the body of the prospectus to be mailed to holders of FSFC Common Stock. Our opinion is as of the date set forth above, and events or circumstances occurring after this date may adversely impact the validity of the bases of our opinion and/or such opinion. This opinion will be updated prior to consummation of the Merger.


                                           Very truly yours,



                                           TRIDENT  FINANCIAL  CORPORATION
                                           /s/

                                                                      EXHIBIT C
September 23, 1997

Board of Directors
Carolina First Corporation
102 South Main Street
Greenville, SC  209601

Members of the Board:


     You have requested our opinion (the "Opinion") expressed below, on behalf of the shareholders of Carolina First Corporation, of the consideration ("Consideration") to be received by the Shareholders of First Southeast Financial Corporation ("First Southeast") in the proposed merger (the "Merger") pursuant to the Reorganization Agreement (the "Agreement") dated July 1, 1997 between Carolina First Corporation and First Southeast. Pursuant to the Agreement and upon the effectiveness of the Merger, First Southeast will be merged with and into Carolina First Corporation, and each of the issued and outstanding shares of First Southeast will be converted into the right to receive 1.00 share of Carolina First Corporation, subject to change as specified in the collar arrangement (the "Conversion Ratio").

    Interstate/Johnson Lane is one of the largest independent investment banking firms headquartered in the Southeast. As part of its regular investment banking business, Interstate/Johnson Lane evaluates securities in connection with negotiated underwritings, leveraged buyouts, secondary distributions, private placements, estate and gift valuations, mergers and acquisitions, employee stock ownership plan purchases and other activities.


We have developed our Opinion on the basis of the findings and conclusions arising from our conduct of due diligence with respect to Carolina First Corporation and First Southeast. In arriving at our Opinion, we have, among other things:

    1)     reviewed the terms and conditions of the Agreement;

    2) analyzed certain historical business and financial information relating to Carolina First Corporation and First Southeast;

    3) conducted discussions with members of the senior management of Carolina First Corporation and First Southeast with respect to the business and prospects of Carolina First Corporation and First Southeast and the strategic objectives of the Merger;

Board of Directors
Carolina First Corporation
July 23, 1997
Page 2

    4) reviewed financial and market information as to certain other publicly traded companies believed by us to be reasonably similar to First Southeast;

    5) considered the financial terms of selected mergers and acquisition transactions in the thrift industry believed by us to be reasonably similar to the proposed Merger;

    6) Performed a pro forma dilution analysis using financial projections for Carolina First Corporation and First Southeast in 1997 and 1998 and including potential cost savings and synergies to estimate the impact to the shareholders of Carolina First Corporation; and

    7) conducted such other financial studies, analyses and investigations as appropriate and relevant as the basis for the conclusions set forth in this Opinion.

    We have relied upon and assumed, without independent, verification, the accuracy and completeness of the financial and other information furnished to us by Carolina First Corporation and First Southeast including, without limitation, all financial projections of Carolina First Corporation and First Southeast. Accordingly, we do not make any warranties, nor do we express any opinion regarding the accuracy of such projections. We have also relied upon the assurances of the management of Carolina First Corporation and First Southeast that they are unaware of any facts that would make the information provided to us incomplete or misleading.

    Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion that as of the date hereof, the Consideration to be paid for First Southeast is fair, from a financial point of view, to the shareholders of Carolina First Corporation.

    Our fees for rendering our Opinion are not contingent upon the Opinion expressed herein, and neither Interstate nor any of its affiliates or employees has a present or intended material financial interest in the Company. Further, Interstate/Johnson Lane is independent of all parties participating in the proposed Merger.

           This opinion is furnished pursuant to our engagement letter dated June 24, 1997. Our opinion is directed to the Board of Directors of Carolina First Corporation and does not constitute a recommendation to any shareholder of Carolina First Corporation as to how such shareholder should vote in connection with the Merger. This opinion is a summary discussion of our underlying analyses and may be included in communications to the shareholders of Carolina First Corporation provided that we approve of such disclosures prior to publication.


                                         Very truly yours,



                                         /s/ INTERSTATE/JOHNSON LANE
                                                CORPORATION

                                                                      EXHIBIT D

                             CFC ACQUISITION COMPANY

                                  BALANCE SHEET


                                                                   July 31,  1997
                                                                     (unaudited)
Assets
   Cash............................................................... $ 100
                                                                       -----
                                                                       $ 100
Liabilities and Shareholders' Equity
Liabilities...........................................................    --

Shareholders' Equity:
    Common stock......................................................   100
    Retained Earnings.................................................    --
        Total shareholders' equity....................................   100
                                                                       -----
                                                                       $ 100

PART-II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers

        Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

        Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

        Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under
Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."


Item 21: Exhibits

        (a)  Listing of Exhibits


Exhibit
 2.1 --           Agreement and Plan of Reorganization entered into as of July 1, 1997 between and among Carolina
                  First Bank, Carolina First Corporation, First Federal and First Southeast: Included as Exhibit A to the
                  Joint Proxy Statement/Prospectus.
 3.1 --           Articles of Incorporation:  Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's
                  Registration Statement on Form S-4, Commission File No. 33-57389.
 3.2 --           Articles of Amendment dated June 1, 1997.*
 3.3 --           Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of December
                  18, 1996:  Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Current Report on
                  Form 8-K dated December 18, 1996, Commission File No. 0-15083.
 4.1 --           Specimen Carolina First Corporation Common Stock certificate: Incorporated by reference to
                  Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No.


                                      II-1




                  33-7470.
 4.2 --           Articles of Incorporation:  Included as Exhibits 3.1 and 3.2.
 4.2 --           Bylaws:  Included as Exhibit 3.3.
 4.3 --           Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan:
                  Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on
                  Form S-3, Commission File No. 333-06975.
 4.6 --           Amended and Restated Shareholder Rights Agreement:  Incorporated by reference to Exhibit 4.1 of
                  Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File
                  No. 0-15083.
 4.7 --           Form of Indenture between Carolina First Corporation and First American Trust Company, N.A., as
                  Trustee:  Incorporated by reference to Exhibit 4.11 of Carolina First Corporation's Registration
                  Statement on Form S-3, Commission File No. 22-58879.

 5.1 --           Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina
                  First Corporation.*

 8.1 --           Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding tax consequences of the Merger.


11.1 --           Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File
                  No. 0-15083.
12.1 --           Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock
                  Dividends: Incorporated by reference to Exhibit 12.1 of Carolina First Corporation's Annual Report
                  on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.
13.1 --           1996 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to
                  Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended
                  December 31, 1996, Commission File No. 0-15083.


21.1 --           Subsidiaries of the Registrant:  Carolina First Bank, Carolina First Mortgage Company, CF Investment
                  Company and Blue Ridge Finance Company.
23.1 --           Consent of KPMG Peat Marwick LLP.
23.2 --           Consent of Elliott, Davis & Company, L.L.P.
23.3 --           Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.

23.4 --           Consent of Crisp Hughes & Co., L.L.P.
23.5 --           Consents of David C. Wakefield, III, William R. Phillips and Vernon E. Merchant, Jr. to serve as directors of Carolina First Corporation.

23.6 --           Consent of Interstate/Johnson Lane Corporation.
23.7 --           Consent of Trident Financial Corporation: contained in Exhibit B.

24.1 --           The Power of Attorney: Contained on the signature page of the initial filing of this Registration
                  Statement.



27.1 --           Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's
                  Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.

99.1 --           Form of Proxies
99.2 --           1996 Annual Report to Shareholders of First Southeast. Incorporated by reference to Exhibit 13 of First
                  Southeast's Annual Report on Form 10-K for the year ended June 30, 1996.

99.3 --           Report of Elliott, Davis & Company, L.L.P. to Carolina First Corporation, dated February 3, 1995, for the
                  1994 fiscal year.

____________________

*        Filed with initial filing of this Registration Statement.




(b)      Certain additional financial statements. Not applicable.

(c) The information required by this paragraph is included as an Exhibit to the Joint Proxy Statement/Prospectus.


Item 22:  Undertakings

The undersigned Registrant hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on October 9, 1997.

                                        Carolina First Corporation

                                        By:      /s/ William S. Hummers III
                                                 William S. Hummers III
                                                 Executive Vice President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:


Signature                               Title                                               Date


 /s/ William R. Timmons, Jr.*           Chairman of the Board                           October 9, 1997
William R. Timmons, Jr.

 /s/ Mack I. Whittle, Jr.*              President, Chief Executive Officer              October 9, 1997
Mack I. Whittle, Jr.                    and Director (Principal Executive Officer)

 /s/ William S. Hummers III             Executive Vice President, Director              October 9, 1997
William S. Hummers III                  (Principal Accounting and Financial Officer)

 /s/ M. Dexter Hagy*                    Director                                        October 9, 1997
M. Dexter Hagy

 /s/ Eugene E. Stone IV*                Director                                        October 9, 1997
Eugene E. Stone IV

 /s/ H. Earle Russell, Jr.*             Director                                        October 9, 1997
H. Earle Russell, Jr.

 /s/ Judd B. Farr*                      Director                                        October 9, 1997
Judd B. Farr

 /s/ Charles B. Schooler*               Director                                        October 9, 1997
Charles B. Schooler

 /s/ Elizabeth P. Stall*                Director                                        October 9, 1997
Elizabeth P. Stall

* By William S. Hummers III, Attorney in Fact

                                  EXHIBIT INDEX

2.1 -- Agreement and Plan of Reorganization entered into as of July 1, 1997 between and among Carolina First Bank, Carolina First Corporation, First Federal and First Southeast: Included as Exhibit A to the Joint Proxy Statement/Prospectus.
3.1 -- Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.

3.2 -- Articles of Amendment dated June 1, 1997.*

3.3 -- Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit
       3.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 -- Specimen Carolina First Corporation Common Stock certificate:
       Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
4.2 -- Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 -- Bylaws: Included as Exhibit 3.3.
4.3 -- Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan: Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 333-06975.
4.6 -- Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.7 -- Form of Indenture between Carolina First Corporation and First American Trust Company, N.A., as Trustee: Incorporated by reference to Exhibit
       4.11 of Carolina First Corporation's Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina First Corporation.*


8.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding tax consequences of the Merger.

11.1 -- Computation of Per Share Earnings: Incorporated by reference to Exhibit
        11.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.
12.1 -- Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: Incorporated by reference to
        Exhibit 12.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.
13.1 -- 1996 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to Exhibit 13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.


21.1 -- Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, CF Investment Company and Blue Ridge Finance Company.
23.1 -- Consent of KPMG Peat Marwick LLP.
23.2 -- Consent of Elliott, Davis & Company, L.L.P.
23.3 -- Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.

23.4 --           Consent of Crisp Hughes & Co., L.L.P.

23.5 --           Consents of David C. Wakefield, III, William R. Phillips and
                  Vernon E. Merchant, Jr. to serve as
                  directors of Carolina First Corporation.
23.6 --           Consent of Interstate/Johnson Lane Corporation.
23.7 --           Consent of Trident Financial Corporation: contained in
                  Appendix B.

24.1 -- The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1 -- Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-15083.

99.1 -- Form of Proxies

99.2 -- 1996 Annual Report to Shareholders of First Southeast. Incorporated by reference to Exhibit 13 of First Southeast's Annual Report on Form 10-K for the year ended June 30, 1996.

99.3 -- Report of Elliott, Davis & Company, L.L.P. to Carolina First Corporation, dated February 3, 1995, for the 1994 fiscal year.
_____________________

* Filed with initial filing of this Registration Statement.